UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

Alexandria Real Estate Equities, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ALEXANDRIA REAL ESTATE EQUITIES, INC.

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

LOCATION
INNOVATION
CELEBRATING
25
YEARS
TALENT
CAPITAL
ALEXANDRIA.
Building the Future of Life-Changing Innovation™

ALEXANDRIA® | *Building the Future of Life-Changing Innovation™*

OUR MISSION

THAT'S WHAT'S IN OUR DNA™

OUR DNA

Each and every member of the Alexandria family is united in our efforts to fulfill our mission.

We **ARE**...

PASSIONATE

A deep-rooted passion for what we do

PIONEERING

A pioneering spirit to continually innovate and reinvent ourselves

DISCIPLINED

A high degree of discipline that provides us with financial consistency and stability and enables us to adapt to market conditions

OUR CLUSTER MODEL

Alexandria has identified four critical components for innovative companies to thrive: ***location, innovation, talent, and capital.***

Our proven cluster model unites cutting-edge science and technology with leading scientific and managerial talent and strategic investment capital in best-in-class locations immediately adjacent to the world's top academic institutions.

LOCATION · INNOVATION · TALENT · CAPITAL — CELEBRATING 25 YEARS

ON THE COVER
The Alexandria Center® for Life Science – New York City, future North Tower rendering.

2020 Proxy Statement	i

April 6, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), to be held on Monday, June 8, 2020, at 26 North Euclid Avenue, Pasadena, CA 91101, at 11:00 a.m., Pacific Daylight Time (the “2020 Annual Meeting”).

At the 2020 Annual Meeting, you will be asked to elect nine directors; vote upon the amendment and restatement of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (the “1997 Incentive Plan”); vote upon, on a non-binding, advisory basis, the compensation of the Company’s named executive officers; and vote upon the ratification of the appointment by the Audit Committee of the Board of Directors of the Company (the “Board of Directors”) of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending December 31, 2020. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”) describe these matters. We urge you to read this information carefully.

Your Board of Directors unanimously believes that the election of its nominees as directors; approval of the amendment and restatement of the 1997 Incentive Plan; approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and ratification of the appointment of our independent registered public accountants are in the best interests of the Company and, accordingly, recommends a vote FOR the election of all the nominees as directors; FOR the approval of the amendment and restatement of the 1997 Incentive Plan; FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants.

In addition to the formal business to be transacted at the meeting, management will report on the progress of our business and respond to comments and questions of general interest to stockholders. You will find a summary of some of the key performance indicators and more detailed information in the Proxy Statement.

While we intend to hold our annual meeting in person, we are actively navigating the coronavirus pandemic and maintaining our focus to persevere and do our part in the face of this global crisis. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is impracticable or inadvisable to hold our 2020 Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. You may authorize a proxy to vote your shares by completing the accompanying proxy card or voting instruction form or by giving your proxy authorization via telephone or the Internet in accordance with the instructions on the accompanying proxy card or voting instruction form.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET, YOU AUTHORIZE THE PROXY HOLDERS TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE 2020 ANNUAL MEETING, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.

Sincerely,

Joel S. Marcus
Executive Chairman and Founder

2020 Proxy Statement	ii

Total Stockholder Return(1) Alexandria’s IPO to December 31, 2019(2) 1,714%	Total Stockholder Return(1) Five Years Ended December 31, 2019

112.0%
73.9%
48.5%
36.9%
34.2%
21.6%
SNL US REIT Office Index
FTSE Nareit Equity Office Index
Proxy Peers
Russell 2000 Index
S&P 500 Index
Alexandria

Funds From Operations Per Share(3)	Net Asset Value Per Share(4)	Common Stock Dividends Per Share

(1)	Assumes reinvestment of dividends.
(2)	Total stockholder return from Alexandria’s initial public offering, or IPO, priced on May 27, 1997, to December 31, 2019. Source: Bloomberg and S&P Global Market Intelligence.
(3)
Represents funds from operations per share – diluted, as adjusted. For information on the Company’s funds from operations, including definitions and a reconciliation to the most directly comparable GAAP measure, see “Non-GAAP Measures and Definitions” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(4)
Based on average net asset value estimates at the end of each year provided by Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., and J.P. Morgan Securities LLC.

2020 Proxy Statement	iii

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date and Time:	Monday, June 8, 2020, at 11:00 a.m., Pacific Daylight Time

Place:	26 North Euclid Avenue, Pasadena, CA 91101

Items of Business:
1. To consider and vote upon the election of nine directors from the following nine nominees to serve until the next annual meeting of stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), and until their successors are duly elected and qualify: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria C. Freire, Ph.D., Jennifer Friel Goldstein, Richard H. Klein, James H. Richardson, and Michael A. Woronoff.

2. To consider and vote upon the amendment and restatement of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan.

3.    To consider and vote upon, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2020 Annual Meeting of Stockholders of the Company (the “2020 Annual Meeting”).

4. To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020.

5. To transact such other business as may properly come before the 2020 Annual Meeting, or any postponement or adjournment thereof.

Record Date:
The Board of Directors of the Company (the ‘‘Board of Directors’’) has set the close of business on March 31, 2020, as the record date for the determination of stockholders entitled to notice of and to vote at the 2020 Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors

Jennifer J. Banks Co-Chief Operating Officer, General Counsel, and Corporate Secretary
Pasadena, California
April 6, 2020

2020 Proxy Statement	iv

2020 Proxy Statement	v

TABLE OF CONTENTS (continued)

2020 Proxy Statement	vi

1700 Owens Street, Mission Bay/SoMa, San Francisco

2020 Proxy Statement	vii

ALEXANDRIA REAL ESTATE EQUITIES, INC. 26 North Euclid Avenue Pasadena, California 91101
PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS to be held on
Monday, June 8, 2020

GENERAL INFORMATION

This Proxy Statement is provided to our stockholders to solicit proxies, on the form enclosed, for exercise at the 2020 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), to be held on Monday, June 8, 2020, at 26 North Euclid Avenue, Pasadena, CA 91101, at 11:00 a.m., Pacific Daylight Time, and at any postponement or adjournment thereof (the “2020 Annual Meeting”). The Board of Directors of the Company (the “Board of Directors”) knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 6, 2020.

At the 2020 Annual Meeting, stockholders will be asked:

1.
To consider and vote upon the election of nine directors from the following nine nominees to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria C. Freire, Ph.D., Jennifer Friel Goldstein, Richard H. Klein, James H. Richardson, and Michael A. Woronoff.

2.	To consider and vote upon the amendment and restatement of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (the “1997 Incentive Plan”).

3.	To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers (our “NEOs”), as described in this Proxy Statement.

4.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020.

5.	To transact such other business as may properly come before the 2020 Annual Meeting, or any postponement or adjournment thereof.

Solicitation

This solicitation is made by mail by the Board of Directors. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, by telephone, by fax, in person, or by other means, by the directors, officers, or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation. In addition, the Company has engaged Alliance Advisors, LLC, a firm specializing in proxy solicitation, to solicit proxies, and to assist in the distribution and collection of proxy materials, for an estimated fee of approximately $40,500. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals that are beneficial owners of shares of Common Stock.

Voting Procedures

Only holders of record of Common Stock as of the close of business on March 31, 2020, the record date, will be entitled to notice of and to vote at the 2020 Annual Meeting. A total of 126,194,841 shares of Common Stock were issued and outstanding as of the record date. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the 2020 Annual Meeting will be necessary to constitute a quorum to transact business at the meeting. Stockholders that instruct their proxy to “abstain” on a matter will be treated as present for purposes of determining the existence of a quorum. At the 2020 Annual Meeting, a nominee will be elected as a director only if such nominee receives the affirmative vote of a

2020 Proxy Statement	1

GENERAL INFORMATION (continued)

majority of the total votes with respect to his or her election (that is, the number of votes cast “for” the nominee must exceed the number of votes cast “against,” or withheld as to, the nominee). The affirmative vote of a majority of the votes cast will be required to (i) amend and restate the Amended and Restated 1997 Stock Award and Incentive Plan; (ii) adopt, on a non-binding, advisory basis, a resolution to approve the compensation of our NEOs; and (iii) ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants. Abstentions do not count as votes cast on the election of directors, the adoption of the non-binding, advisory stockholder vote on the compensation of our NEOs, or the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants, and will have no effect on the outcome of those proposals. Under New York Stock Exchange rules, abstentions will have the effect of a vote against the approval of the amendment and restatement of the 1997 Incentive Plan. Broker non-votes (proxies that are uninstructed on one or more proposals and are submitted by banks, brokers, or other nominees that lack discretionary authority to vote on a proposal, under applicable securities exchange rules, absent instructions from the beneficial owner of the shares of stock) will have no effect on the election of directors, the approval of the amendment and restatement of the 1997 Incentive Plan, the adoption of the non-binding, advisory stockholder vote on the compensation of our NEOs, or the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants.

If you hold your shares of Common Stock of record in your own name as registered on our stock transfer books, shares of Common Stock represented by a properly executed proxy on the form enclosed, or authorized via telephone or the Internet in accordance with instructions on such form, that are timely received by the Secretary of the Company and not revoked will be voted as instructed on the proxy. If no instruction is made on a properly authorized and returned proxy, the shares represented thereby will be voted FOR the election of each of the nine nominees for director named in this Proxy Statement; FOR the approval of the amendment and restatement of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan; FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s NEOs; and FOR the ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accountants of the Company. If any other matters properly come before the 2020 Annual Meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy in their discretion.

If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your share unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee on its voting instruction form that you should have received with these materials.

Revocability of Proxies

Stockholders may revoke a proxy at any time before the proxy is exercised. Stockholders of record may revoke a proxy by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company, by authorizing a later proxy via telephone or the Internet in accordance with the instructions on the enclosed form, or by voting in person at the 2020 Annual Meeting. Stockholders that own shares of Common Stock beneficially (in street name) through a bank, broker, or other nominee should follow the voting instruction form provided by their bank, broker, or other nominee to change their voting instructions.

Forward-Looking Statements

Certain information and statements included in this Proxy Statement, including, without limitation, statements containing the words “forecast,” “guidance,” “goals,” “projects,” “estimates,” “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “potential,” or “will,” or the negative of these words or similar words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this Proxy Statement include, without limitation, statements regarding our five-year strategic growth framework; our future growth and capital plans; our environmental, social, and governance initiatives, policies, practices, and performance; our sustainability goals; and performance goals of our NEOs to the extent such goals are premised on future performance or events. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions, and financial trends that may affect our future plans of operations, business strategy, sustainability goals, results of operations, and financial position. A number of important factors could cause actual results to differ materially from those included within or contemplated by the forward-looking statements herein, including, without limitation, the risks and uncertainties described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events, or otherwise.

2020 Proxy Statement	2

ALEXANDRIA REAL ESTATE EQUITIES, INC.
26 North Euclid Avenue
Pasadena, California 91101

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. As this is only a summary, please read the entire Proxy Statement carefully before voting or authorizing your proxy to vote for you. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” “us,” or “Alexandria”), on or about April 6, 2020.

2020 Annual Meeting of Stockholders

Date and Time:	Monday, June 8, 2020, at 11:00 a.m., Pacific Daylight Time

Place:	26 North Euclid Avenue, Pasadena, CA 91101

Voting:
Only holders of record of the Company’s common stock, $0.01 par value per share (“Common Stock”), as of the close of business on March 31, 2020, the record date, are entitled to notice of and to vote at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). Each share of Common Stock entitles its holder to one vote.

Proposals and Board Recommendations

Proposal	Board Recommendation	For More Information
1. Election of directors	“FOR” all nominees	Page 25
2. Amendment and restatement of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (the “1997 Incentive Plan”)	“FOR”	Page 41
3. Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers	“FOR”	Page 48
4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020	“FOR”	Page 109

How to Cast Your Vote

You may vote by any of the following methods:

Internet	Mail
until 11:59 p.m. EDT on June 5, 2020	Sign, date, and mail your proxy card or voting instruction form in the envelope provided as soon as possible.
Beneficial Owners www.proxyvote.com
Registered Stockholders www.voteproxy.com

Phone	In Person
until 11:59 p.m. EDT on June 5, 2020
Beneficial Owners
Admission is based on proof of ownership, such as a recent brokerage statement, and voting in person requires a valid “legal proxy" signed by the holder of record.
Registered Stockholders
Attend and vote your shares in person.

Beneficial Owners 800-454-8683
Registered Stockholders 800-776-9437

2020 Proxy Statement	3

PROXY STATEMENT SUMMARY (continued)

Business Overview

Nearly 26 years ago, Alexandria’s Executive Chairman and Founder, Joel S. Marcus, led the formation, financing, development, personnel recruitment, and operations of this highly sophisticated niche real estate company. Alexandria, an urban office real estate investment trust (“REIT”), pioneered the life science real estate niche and remains the longest-tenured owner, operator, and developer uniquely focused on collaborative life science, technology, and agtech campuses in AAA innovation cluster locations. As of December 31, 2019, Alexandria had an asset base in North America of 39.2 million square feet (“SF”). The asset base in North America includes 27.0 million rentable square feet (“RSF”) of operating properties and 2.1 million RSF of Class A properties undergoing construction, 6.3 million RSF of near-term and intermediate-term development and redevelopment projects, and 3.8 million SF of future development projects. Since its inception, Alexandria’s strategy has focused on developing and implementing our unique and successful business model and has generated long-term value and growth in net asset value, as well as strong long-term results. Founded in 1994 as a garage startup with a business plan and $19 million in Series A capital, Alexandria has since grown into an S&P 500® company with a corporate credit rating of Baa1/Stable by Moody’s Investors Service and BBB+/Stable by S&P Global Ratings, and a total market capitalization of approximately $26.3 billion as of December 31, 2019.

Fully Integrated Team Driving Value Through Our Differentiated and Mission-Driven Business Model

Our people are Alexandria’s most important asset, and we are deeply thankful for their dedication, passion, and sustained operational excellence, which have directly contributed to Alexandria’s strong performance. Alexandria’s highly experienced and fully integrated team has expertise in real estate, leasing and asset management, construction and development, design, laboratory operations, accounting and finance, venture investing, strategic programming, sustainability, and philanthropy.

As a mission-driven company, we are deeply committed to improving the health and vitality of our local communities and our society. We believe that accomplishing meaningful endeavors drives extraordinary growth, and we remain highly focused on fulfilling our important mission and executing our differentiated and multifaceted business model, which set us apart from all other office REITs and give us confidence for the future.

Alexandria’s business has long been about more than real estate. Our mission — to create clusters that ignite and accelerate the world’s leading innovators in their noble pursuit of advancing human health by curing disease and improving nutrition — has shaped our unique business model, and it is the unifying basis around which we have built our four strategic verticals: real estate, corporate responsibility, thought leadership, and venture investments. We understand that innovation and change do not occur overnight. Accordingly, our four business verticals take the long view in building dynamic life science, technology, and agtech clusters, as well as in fostering the vitality of these ecosystems as a whole, to catalyze life-changing innovation that benefits humankind.

2020 Proxy Statement	4

PROXY STATEMENT SUMMARY (continued)

Four Business Verticals

OUR VERTICALS

REAL ESTATE

With our core focus on real estate, we have a proven track record of developing collaborative life science, technology, and agtech campuses in AAA innovation cluster locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle. Our strategic focus on the creation of these collaborative campuses, which we locate in the top innovation clusters in the country, enables us to provide our innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and that inspire productivity, efficiency, creativity, and success. We believe these advantages result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.

A WORLD
WITHOUT
CANCER

CORPORATE RESPONSIBILITY

Focusing on sustainability, health and wellness, philanthropy, volunteerism, and corporate governance, our corporate responsibility vertical affirms our commitment to making a positive impact on society. We are proactive in our efforts to reduce our environmental footprint, manage climate risk, and advance human health and promote well-being. Our industry-leading sustainability initiatives directly benefit our tenants, employees, and communities and create long-term value for our stockholders. For more information, refer to the next section in this Proxy Statement.

ALEXANDRIA Summit®

THOUGHT LEADERSHIP

Alexandria convenes our world-class global life science, healthcare, and agtech networks for unique programming that will shape the future of human health. The Alexandria Summit®, founded in 2011 as a neutral, interactive platform, convenes a diverse group of visionary stakeholders for transformative discussions and collaborations that help drive the discovery and development of novel, cost-effective therapies; shape policy to advance innovation that saves lives and manages and cures disease; and inspire new ways of addressing the urgent need to transform our healthcare system.

VENTURE INVESTMENTS

Alexandria Venture Investments®, founded in 1996, is our strategic venture capital arm that provides strategic investment capital to the world's most innovative life science, technology, and agtech entities and enables these entities to develop breakthrough therapies and technologies. Our venture activity provides us with valuable strategic insights and extensive knowledge of cutting-edge science that strengthen our relationships across the life science, technology, and agtech industries and enable the Company to recruit and retain the highest-quality tenant base. Alexandria Venture Investments has been recognized by Silicon Valley Bank as the most active biopharma investor by new deal volume since 2017.

2020 Proxy Statement	5

PROXY STATEMENT SUMMARY (continued)

Overview of Environmental, Social, and Governance Leadership

Our environmental, social, and governance (“ESG”) efforts have benefited our tenants, employees, and communities, as well as preserved and enhanced value for our stockholders over the long term.

During 2019, we achieved a Global Real Estate Sustainability Benchmark (“GRESB”) 5 Star Rating — the highest rating within the benchmark. We also maintained our “A” disclosure score for the second straight year and earned our third consecutive “Green Star” designation. GRESB is the leading global ESG benchmark for real estate and infrastructure investments across the world and, as noted below, recognizes the Company’s strong ESG policies, practices, and performance.

Alexandria was also awarded the 2020 Fitwel Impact Award for the highest certification score of all time as well as the highest score in 2019 for a commercial interior space in the Fitwel 2020 Best in Building HealthTM awards program. This award builds upon our top global ranking in GRESB’s 2018 Health and Well-being Module and further distinguishes our best-in-class approach to prioritizing and promoting the health, wellness, and productivity of our tenants and employees, which supports talent attraction and retention for Alexandria and our tenants and helps our tenants drive innovation and discovery.

Additionally, in 2019, Alexandria became the first REIT to support and adopt the Carbon Leadership Forum’s Embodied Carbon in Construction Calculator (EC3) tool, an open source tool for architects, engineers, owners, construction companies, building material suppliers, and policy makers to compare and reduce embodied carbon emissions from construction materials.

In the following sections, we provide some additional background on our ESG efforts. For more information, please see our annual Corporate Responsibility Report, which is available at www.are.com/sustainability and includes disclosures that are intended to comply with the Global Reporting Initiative (GRI) standards.

While we are proud of our achievements and actions to date, we aim to continue raising the bar, particularly in the area of climate change. We recognize that the private sector can play a key role in leading and convening stakeholders toward positive economic, environmental, and social outcomes, and we expect to continue to engage our tenants, stockholders, employees, and communities to create shared successes that benefit society and the world at large. We strive to create sustainable, collaborative life science, technology, and agtech campuses; invest in promising companies that are pursuing the development of therapies and technologies with the potential to save lives and reduce the economic burden of disease on society; and support the communities in which we build and operate. In so doing, we believe we can enable life-changing innovation. Our corporate responsibility efforts are fundamental to fulfilling our mission, which motivates us each and every day.

2020 Proxy Statement	6

PROXY STATEMENT SUMMARY (continued)

Environmental Sustainability

We are committed to high and improving levels of sustainability. We put this commitment into action by creating environmentally responsible, highly dynamic, and collaborative urban campuses for our innovative life science, technology, and agtech tenants. We minimize our environmental impact by targeting LEED® Gold or Platinum certification for our new developments and by reducing energy consumption, carbon pollution, waste, and potable water consumption from our buildings in operation.

A Leader in Green Development

We continue to deepen our commitment to building sustainable environments. Since delivering one of the world’s first office/laboratory projects to be certified in the U.S. Green Building Council’s (USGBC) LEED pilot program for Core & Shell in 2007, Alexandria has pursued and promoted green building practices and has targeted high levels of green building certification.

•	Aggregate $1.0 billion in green bonds outstanding with funds allocated to projects that have achieved or are targeting LEED Gold or Platinum certification

•	New ground-up development projects that target LEED Gold or Platinum certification

•	Approximately 50% of total annual rental revenue generated from LEED projects (upon completion of 18 projects with 3.4 million RSF in process targeting LEED certification)

•	68 LEED projects (upon completion of 18 projects in process targeting LEED certification)

•	Pilot Partner of the Carbon Leadership Forum’s Embodied Carbon in Construction Calculator (EC3) tool, an open source tool to compare and reduce embodied carbon emissions from construction materials

Proactively Managing Climate Risk Through Building Resilience

Alexandria supports efforts to identify, manage, and respond to the issues of climate change and sustainability using the guidelines issued by the Task Force on Climate-related Financial Disclosures (TCFD), and we are working internally to align our own efforts to those guidelines. Our approach will incorporate widely accepted scientific analysis out to the years 2030 and 2050 to evaluate our U.S. real estate portfolio for potential exposure to the following perils: sea level rise, increases in heavy rain, drought, extreme heat, and wildfire. This process will enable us to consider the potential impacts of climate change in design decisions, construction projects, and building operations in order to enhance how we manage and reduce potential climate-related financial impacts on our business.

Commitment to Reducing Our Environmental Impact

We are committed to high and improving levels of sustainability, which include reducing carbon pollution, energy consumption, and water consumption and increasing waste diversion; implementing safe and healthy recycling practices; providing transportation options to reduce traffic; and obtaining green building certifications. In partnership with the communities where Alexandria owns, operates, and develops properties, these programs help us drive the long-term success of our business.

1.	Reflects sum of annual progress from 2015 through 2019.

2.	Relative to a 2015 baseline for buildings in operation that Alexandria directly manages.

3.	Reflects progress for all buildings in operation during 2019 and includes directly and indirectly managed buildings.

4.	Relative to a 2015 baseline for buildings in operation that Alexandria directly and indirectly manages.

2020 Proxy Statement	7

PROXY STATEMENT SUMMARY (continued)

ALEXANDRIA'S AWARDS AND RECOGNITION

GRESB®

★ ★ ★ ★ ★ 2019

5 STAR RATING

GRESB®

Green Star 2017 | 2018 | 2019

#1 Company Globally

FOR FINAL GRESB HEALTH & WELL-BEING MODULE IN 2018

A

DISCLOSURE SCORE

2018 | 2019

---

fitwel®

Best in Building Health™ Awards

INDUSTRY LEADING COMPANY

Inaugural Winner

FITWEL IMPACT AWARD

Highest-Scoring Project of All Time

2015 Nareit GOLD AWARD LARGE CAP EQUITY REIT

2016 Nareit GOLD AWARD LARGE CAP EQUITY REIT

2018 Nareit GOLD AWARD LARGE CAP EQUITY REIT

2019 Nareit GOLD AWARD LARGE CAP EQUITY REIT

LEADERSHIP IN ENERGY & ENVIRONMENTAL DESIGN LEED PLATINUM 2019

GOVERNOR'S ENVIRONMENTAL & ECONOMIC LEADERSHIP AWARD geela CALIFORNIA

INTERNATIONAL WELL BUILDING INSTITUTE™ WELL GOLD 2017

2020 Proxy Statement	8

PROXY STATEMENT SUMMARY (continued)

Social Responsibility

We are proud to be widely recognized for our industry leadership and longstanding focus on innovative approaches to developing sustainable and collaborative campus environments and healthy workplaces that enhance the ability of our tenants to recruit and retain world-class talent, promote health and well-being, and inspire productivity, efficiency, creativity, and success.

Our commitment to the success and growth of our tenants is well established in the real estate industry. Our vibrant urban campuses catalyze high-quality job creation, economic activity, and sustainable urban infill development in the innovative and dynamic cities and states in which we operate. Our involvement in the life science, technology, and agtech industries has a distinctive and lasting impact on the growth, stability, and diversity of these industries and on the economies of the regions in which we operate. We also regularly convene, participate in, and provide resources to groups that help to catalyze and grow the life science, technology, and agtech industries. We carry out this aspect of our Company’s mission through our philanthropy, volunteerism, and thought leadership initiatives and by partnering with life science industry groups, local community planning and real estate groups, and organizations that help to advance sustainable building and investment.

A Leader in Workplace Health and Wellness

We are an industry pioneer in promoting the health, well-being, and productivity of our tenants and employees through our real estate assets and internal operations. As the leading owner, operator, and developer of collaborative campuses for the life science, technology, and agtech industries, we understand the caliber of talent our tenants seek to recruit and retain. We thoughtfully curate unique, high-quality amenities for our campuses with the tenants’ talent pool in mind and optimize them to help strengthen our tenants’ sense of community, maximize convenience, encourage the health and wellness of our tenants and members of the local community, and inspire employee productivity, efficiency, creativity, and success.

•	Earned the world’s first WELL certification in 2017 for a newly constructed laboratory space at Alexandria LaunchLabs® in New York City

•	33 Fitwel® projects (upon completion of 23 projects in process targeting Fitwel certification)

•	Four WELL projects (upon completion of three projects in process targeting WELL certification)

•	Founding member of the Fitwel Leadership Advisory Board

•	Recognized as the Industry Leading Company in Fitwel’s inaugural Best in Building Health awards

•	Alexandria LaunchLabs – Cambridge earned the Fitwel Impact Award for highest certification score of all time as well as the highest score in 2019 for a commercial interior space

•	Inclusion of on-site organic gardens, fitness centers, outdoor seating, ample natural light, and overall occupant well-being on collaborative campuses

Our People: Dedication to Our Best-in-Class Team

We recognize that the fundamental strength of Alexandria results from the contributions of each and every team member within the organization and that our future growth is dependent upon the same. Alexandria devotes extraordinary efforts to hiring, developing, and retaining our talented employees, and we understand firsthand that the health, happiness, and well-being of our best-in-class team are key factors to the success of our employees and to the Company.

•
Employee Health and Well-Being – We are proud of our longstanding leadership in promoting the health, wellness, and productivity of both our tenants and our employees. Our recognition as the Industry Leading Company in Fitwel’s inaugural Best in Building Health awards program and our status as the #1 company in the world in the GRESB 2018 Health & Well-being Module are, we believe, due to our best-in-class policies and employee benefits and programs, as well as the design and operations of our campuses.

In addition to providing a healthy workplace and employee experience, we provide a generous benefits package intended to meet and exceed the needs of our employees and their families. Our highly comprehensive offering encourages our employees to stay healthy, achieve their financial and retirement goals, and balance their work and personal lives. We currently pay 100% of the health insurance premiums for our employees and their families (a leading practice among only 10% of Fortune’s list of “100 Best Companies to Work For” in 2019) and provide an Employee Assistance Program to help our employees address a wide range of possible concerns.

•
Diversity and Inclusion – Diversity and inclusion are fundamental to our culture and are critical to our ability to attract talented employees and to deliver innovative solutions to our tenants. Alexandria is committed to creating an inclusive environment that values people for their individual talents and contributions and is reflective of the communities in which we operate. We believe our employees’ consistent execution, mutual respect for one another, and diversity of thought and talents will continue to bring out the best in everyone. In addition, our employee-hiring practices endeavor to consider all qualified candidates, including women, minorities, veterans, and disabled individuals. We attract some of the most talented thinkers — driven and experienced people who are committed to operational excellence in all facets of our mission-driven business.

2020 Proxy Statement	9

PROXY STATEMENT SUMMARY (continued)

•
Community Support – Since Alexandria’s inception, we have been deeply committed to improving the health and vitality of our local communities and our world. Our philanthropy and volunteerism program, Operation CARE, leverages Alexandria’s resources, people, and expertise to enable the world’s most innovative organizations to cure disease, end hunger, and improve the quality of people’s lives.

Annually, Alexandria holds regional team days to get our employees out into our local communities, where we volunteer with non-profit organizations that align with our mission. Additionally, we incentivize volunteer hours for our employees outside of work by providing paid time off to volunteer at eligible non-profits of their choice and monetary rewards that go to those they are passionate about. We also match eligible donations they make on their own on a dollar-for-dollar basis.

•
Talent Development and Growth Opportunity – We understand that to attract and retain the best talent, we must provide superior development and growth opportunities for our people. We aim to enhance the effectiveness, well-being, and engagement of our employees through a number of programs, including in-person trainings, on-demand learning resources, customized mentoring, high-potential coaching, and a personalized onboarding experience. We foster enthusiasm and curiosity for continued learning and provide each employee at Alexandria with access to development offerings and resources to support their career growth.

In order to promote an exceptional corporate culture, Alexandria continuously monitors employee satisfaction, seeks employee feedback, and seeks opportunities to enhance our offerings. We participate in annual performance reviews with our employees and conduct formal employee surveys, and our talent management team holds in-person, annual one-on-one meetings with employees. The positive employee experience is evidenced by our low attrition rate (averaging 4.9% over the last five years), which is well below the reported average of 10% in the Nareit 2019 Compensation Survey, and we have an exceptional track record of identifying highly qualified candidates for promotion from within the Company.

Purposeful Philanthropy and Volunteerism

2019 was a year of incredible impact for Alexandria’s philanthropy and volunteerism efforts. Through Operation CARE, our philanthropy and volunteerism program, Alexandria continued to support leading-edge non-profit organizations doing groundbreaking work in medical research, STEM education, military support services, and local communities. Specifically, we distributed mission-critical funds to over 250 non-profit organizations and our team members provided over 4,500 hours of volunteer service to support the work of over 250 non-profit organizations across the country. We also launched Alexandria Scholars, a scholarship program, that grants selected students $5,000 annually to attend a two- or four-year program at a college or university of their choice to study one of the STEM (science, technology, engineering, and mathematics) fields.

Some additional highlights from our efforts as a company, as regional teams, and as individuals include working with Computer Science for All (CS4All) to provide computer science education to approximately 100,000 New York City public school students who would not otherwise have been exposed to this critical coursework; working with the New England Center and Home for Veterans (“NECHV”), serving thousands of meals to former military service men and women at the NECHV, which equips veterans who are facing or at risk of homelessness with the tools for economic self-sufficiency and provides a path to achieve independent living; and working with the San Diego Building Industry’s Baja Challenge in support of Project Mercy, helping to build homes and provide supplies to impoverished families in Tijuana, Mexico.

Further, in November 2019, we were honored to sponsor 59 team members to run in the New York City Marathon in support of oncology research and patient care at the Memorial Sloan Kettering Cancer Center, raising over $370,000. During 2019, we also received 50 requests through our unique Alexandria Access program, which makes the deep medical expertise of our unique network in the life science community available to our team members and their immediate family members who are facing an illness or injury and who would benefit from specialized expertise. Finally, together with our Executive Chairman and Founder, Joel S. Marcus, we were honored to receive the 2020 Navy SEAL Foundation Patriot Award in March 2020, recognizing our Company’s and Mr. Marcus’s longstanding support for the Naval Special Warfare community, as well as the Company’s embodiment of the values that epitomize the SEAL community.

2020 Proxy Statement	10

PROXY STATEMENT SUMMARY (continued)

Pioneering a First-of-Its Kind Comprehensive Care Model for Opioid Addiction

Central to our mission, we are committed to partnering on endeavors that aim to better manage and cure disease, as well as reduce the economic burden of disease on society, including addressing critical public health issues like the opioid epidemic.

We partnered with Verily Life Sciences, LLC, an Alphabet company (“Verily”), to support OneFifteen, a new non-profit healthcare system dedicated to the full and sustained recovery of people suffering from opioid addiction. Together with Verily, we are building a state-of-the-art campus in Dayton, Ohio, to provide a comprehensive model of care for the full and sustained recovery of people suffering from opioid addiction. It will include facilities for treatment, residential housing, family reunification, and community transition. The OneFifteen campus, designed and developed by Alexandria, opened to patients in the fall of 2019. Our goal with OneFifteen is to help people recover from addiction, live healthier lives, and revitalize the local community it serves, and we hope it can act as a model throughout the country.

OneFifteen campus in Dayton, Ohio

Impactful Thought Leadership

Alexandria’s thought leadership vertical, another core component for fulfilling the Company’s mission, convenes Alexandria’s world-class global network for unique programming to create opportunities that will shape the future of human health. The Alexandria Summit® was founded in 2011 with the goal of building a highly collaborative, neutral platform that would convene our preeminent global life science and healthcare networks in a unique environment that catalyzes transformative discussions and stimulates new approaches to the most important issues facing human health. We believe that the collaborations and policy work that have been cultivated by this platform over the last nine years have had a profound influence on the fields of oncology, neuroscience, infectious diseases, healthcare economics, agricultural innovation, medical research philanthropy, and digital health. Leveraging the Alexandria Summit’s powerful collective voice, we aim to catalyze tangible solutions that will improve patient outcomes, drive the discovery and development of novel, cost-effective therapies, impact policy to advance innovation that saves lives and manages and cures disease, and address the urgent need to transform our healthcare system.

2020 Proxy Statement	11

PROXY STATEMENT SUMMARY (continued)

Corporate Governance Highlights

Our Company is built upon a foundation of sound governance practices, which include being governed by an independent and objective board of directors; conducting business according to the highest moral and ethical standards; delivering transparent, high-quality, and efficient disclosures; engaging regularly with our stockholders; and promoting the best interests of our Company. We exhibit the highest levels of transparency, integrity, and accountability in the real estate industry, as is evidenced by our four-time recognition from Nareit with the Investor Communications and Reporting Excellence (CARE) Gold Award, including our latest recognition in 2019.

Many of our corporate governance practices are a result of valuable feedback from and collaboration with our stockholders and other stakeholders who have provided important external viewpoints that inform our decisions and our strategy.

Stockholder Rights and Accountability		Board Refreshment
●	Annual election of all directors	●	Comprehensive, ongoing Board succession planning process
●	Majority voting in uncontested elections of directors	●	Consideration of diversity of perspectives, experience, professions, skills, geographic representation, demographics, and backgrounds when assessing Board composition
●	Proxy access right for stockholders (market standard 3% ownership threshold continuously for 3 years)
●	Robust stockholder engagement process	●	Regular Board refreshment with two of the five newest Board members enhancing demographic diversity
●	No stockholder rights plan	●	Annual Board and committee self-evaluations
●	One class of common shares, with each share entitled to one vote since the inception of our Company	●	New director orientation and continuing director education on key topics and issues

Independent Oversight		Policies and Practices
●	Seven of our nine director nominees are independent	●	Robust stock ownership requirements and holding periods for directors and executive officers
●	Lead independent director has clearly delineated duties	●	Hedging prohibited
●	All Audit, Compensation, and Nominating & Governance Committee members are independent	●	100% attendance of directors at Board and committee meetings in 2019
●	Active Board oversight of corporate strategy and risk management	●	Business Integrity Policy applicable to directors and all employees with annual compliance certification

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PROXY STATEMENT SUMMARY (continued)

Board Nominees

The following table provides information about the nine candidates who have been nominated for election to our Board of Directors:

Name	Age	Director Since	Independence Status(1)	Occupation	Committee Memberships
					AC	CC	NG	ST
Joel S. Marcus	72	1994	No (Employed by the Company)	Executive Chairman and Founder of the Company	—	—	—	M
Steven R. Hash(2)	55	2013	Yes	President and Chief Operating Officer of Renaissance Macro Research, LLC	M,F	C	—	—
John L. Atkins, III	76	2007	Yes	Chairman and Chief Executive Officer of O’Brien Atkins Associates, PA	—	M	C	—
James P. Cain	62	2015	Yes	Managing Partner of Cain Global Partners, LLC	—	—	M	M
Maria C. Freire, Ph.D.	65	2012	Yes	President and Executive Director of Foundation for the National Institutes of Health	—	—	M	C
Jennifer Friel Goldstein	40	2020	Yes	Head of Business Development, Technology and Healthcare at Silicon Valley Bank	—	—	—	M
Richard H. Klein	64	2003	Yes	Chief Financial Officer of Industrial Realty Group, LLC	C,F	M	—	—
James H. Richardson	60	1999	No (Former President of the Company)	Senior Management Consultant to the Company	—	—	—	M
Michael A. Woronoff	59	2017	Yes	Partner of Kirkland & Ellis LLP	M,F	—	—	M

(1)	Independence is determined by the Board of Directors in accordance with the applicable New York Stock Exchange listing standards.

(2)	Lead Director of the Company.

AC	Audit Committee	C	Committee Chair
CC	Compensation Committee	M	Committee Member
NG	Nominating & Governance Committee	F	Audit Committee Financial Expert
ST	Science & Technology Committee

We strive to maintain an appropriate balance of tenure, diversity, skills, qualifications, perspectives, and experience on our Board of Directors. Over the last eight years, the Board has added a new independent member approximately every one and one-half years, most recently on March 26, 2020, and three of our long-serving directors have departed. Each new board member brings new perspectives and ideas to the Board. At the same time, the Board of Directors believes it is equally important to benefit from the valuable experience and continuity that longer-serving directors bring to the Board of Directors.

The following presents the experience and qualifications of each of the nine members of our Board of Directors:

Experience/ Qualifications	Joel S. Marcus	Steven R. Hash	John L. Atkins, III	James P. Cain	Maria C. Freire	Jennifer Friel Goldstein	Richard H. Klein	James H. Richardson	Michael A. Woronoff
Business Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
REIT/Real Estate	✓	✓	✓				✓	✓	✓
Life Science	✓		✓		✓	✓		✓
Financial/Investment	✓	✓		✓		✓	✓	✓	✓
Risk Oversight/ Management	✓	✓	✓	✓	✓	✓	✓	✓	✓

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PROXY STATEMENT SUMMARY (continued)

2019 and Long-Term Performance Achievements

Total Stockholder Return(1) Alexandria’s IPO to December 31, 2019(2) 1,714%	Total Stockholder Return(1) Five Years Ended December 31, 2019

Funds From Operations Per Share(3)	Net Asset Value Per Share(4)	Common Stock Dividends Per Share

(1)	Assumes reinvestment of dividends.
(2)	Total stockholder return from Alexandria’s initial public offering, or IPO, priced on May 27, 1997, to December 31, 2019. Source: Bloomberg and S&P Global Market Intelligence.
(3)
Represents funds from operations per share – diluted, as adjusted. For information on the Company’s funds from operations, including definitions and a reconciliation to the most directly comparable GAAP measure, see “Non-GAAP Measures and Definitions” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(4)
Based on average net asset value estimates at the end of each year provided by Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., and J.P. Morgan Securities LLC.

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PROXY STATEMENT SUMMARY (continued)

Say-on-Pay Advisory Vote

Our Board of Directors recommends that stockholders vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, or our NEOs, described in this Proxy Statement for the reasons explained on page 52. After receiving strong support — 92% of the votes cast — from our stockholders on our 2019 say-on-pay proposal with respect to our 2018 NEO compensation, we continued our outreach efforts among other stockholders, including every stockholder holding more than one percent of our Common Stock as of December 31, 2019. Our Lead Director and Chair of our Compensation Committee led these meetings. Overall, we held nearly 190 meetings with stockholders in 2019, covering a variety of topics, including business trends and strategy, key drivers of growth, corporate governance matters, and our executive compensation programs.

2019 Leadership Roles and Responsibilities

In 2018, we separated the roles of Chairman and Chief Executive Officer when Joel S. Marcus was elevated to the role of the Company’s full-time Executive Chairman. Upon Mr. Marcus’s elevation to full-time Executive Chairman, Company veterans Messrs. Stephen A. Richardson and Peter M. Moglia began serving as Co-Chief Executive Officers, reporting to Mr. Marcus and our Board of Directors.

As full-time Executive Chairman, Mr. Marcus’s role includes, among other things: overall oversight of the Company’s executive management team, operational and risk management, financial and operating strategy, corporate brand, and mission; leadership development, talent management, and culture, with a particular emphasis on promoting diversity in leadership positions; the performance of the Company’s operational excellence initiatives; responsibility for strategic corporate and regional growth in Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle with operational excellence, including a five-year strategic growth framework through which the Company has the potential to double rental revenues by 2022, compared to 2017, as articulated by Mr. Marcus, based on properties and development parcels that it had on its balance sheet at the start of the five-year period, and continued execution of strong internal growth, assuming a positive macro and industry environment; oversight of the Company’s New York City regional strategic operations and expansion; growth and diversification of agtech in North Carolina; leadership of the Company’s venture investment activity; the performance of the Company’s life science, technology, and agtech ecosystems’ development, growth, and thought leadership; operations and growth of mission-critical proprietary products — including Alexandria LaunchLabs®, the premier life science and agtech company startup platform; Alexandria Seed Capital platform, an innovative model for seed-stage investments; Alexandria Science Hotel®, step-up space from Alexandria LaunchLabs; Alexandria GradLabs™, a dynamic post-seed-stage life science company growth platform; Alexandria Innovation Center®, collaborative space for mature life science and technology entities; and Alexandria VCSuites®, high-end suites for leading venture capitalists — and campus amenities; leadership of the Company’s life science, technology, and agtech ecosystems’ development, growth, and thought leadership; and guiding the Company’s corporate responsibility initiatives.

Executive Compensation Highlights

☑	Stockholder-Friendly Practices We Follow	☒	Stockholder-Unfriendly Practices We Avoid
✓	Maintain a cap on incentive compensation payments	☒	Guaranteed bonuses
✓	Impose a 1-year, post-vesting holding period on certain long-term incentive awards	☒	Excessive perquisites
✓	Include a “double-trigger” change-in-control provision in all equity awards granted to NEOs	☒	Excessive change-in-control or severance payments
✓	Maintain robust stock ownership guidelines and holding periods	☒	Tax gross-up payments
✓	Maintain a clawback policy	☒	Unrestricted pledging of the Company’s shares
✓	Conduct an annual say-on-pay vote	☒	Hedging or derivative transactions involving the Company’s shares
✓	Mitigate inappropriate risk-taking

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CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

Corporate Governance

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company. Our Corporate Governance Guidelines include, among other topics, guidelines for determining director independence, director qualifications and board diversity, director responsibilities, the role of our Lead Director, director access to management and independent advisors, director and executive officer stock ownership guidelines and holding periods, executive management succession, and Board self-evaluation. The Corporate Governance Guidelines are reviewed at least annually by the Nominating & Governance Committee and are updated periodically by the Board in response to changing regulatory requirements, evolving corporate governance practices, input from stockholders, and otherwise as circumstances warrant. Our Corporate Governance Guidelines are posted on our website at www.are.com.

Stock Ownership Guidelines

We believe that stock ownership by our directors and senior officers helps to align their interests with our Company’s best interests.

Within five years of becoming subject to our stock ownership guidelines, our senior officers and non-employee directors are required to own shares of Common Stock with a value equal to the following multiple of his or her base salary or, in the case of our non-employee directors, the cash portion of his or her annual director’s retainer:

Senior Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Retainer	Compliance?(1)
Co-Chief Executive Officers and Executive Chairman	6	Yes
Co-Presidents, Chief Financial Officer, Co-Chief Operating Officers, Co-Chief Investment Officers, and Other Executive Officers	3	Yes
Senior Vice Presidents	1	Yes
Non-Employee Directors(2)	3	Yes

(1)
All senior officers and directors are required to report their ownership status to the Chief Financial Officer on an annual basis. All senior officers are currently in compliance with their applicable requirements. All directors are also in compliance with these requirements, including Jennifer Friel Goldstein, who became a director in March 2020, and therefore is still in the five-year phase-in period.

(2)	Direct holdings and phantom stock units under the Company’s Deferred Compensation Plan for Directors (or any similar successor plan) count toward ownership value.

NEOs must hold 50% of net after-tax shares received until the above-listed ownership requirements are met. Under the guidelines, the Chief Financial Officer reviews each director’s and senior officer’s stock ownership levels in January of each year.

Once an individual satisfies the policy, he or she is deemed to continue to satisfy the policy without regard to fluctuation in value of equity interests owned, provided that the individual’s holdings do not decline below the number of shares owned at the time the stock ownership requirements were met.

Anti-Hedging Policy

The Company has an anti-hedging policy applicable to directors, officers, and employees. The policy prohibits directors, officers, and employees from engaging in, among other things, short sales, hedging or monetization transactions, such as forward sale contracts, equity swaps, collars, and transactions with exchange funds, or trading in puts, calls, or options, or other derivative securities with respect to the Company’s securities. With respect to short-term trading, the Company prohibits the sale of any Company securities purchased in the open market by directors, officers, and employees during the six months following such purchase. The Company believes that prohibiting these types of transactions will help ensure that the economic interests of all directors, officers, and employees will not differ from the economic interests of the Company’s stockholders. In addition, the Company has an anti-pledging policy that prohibits directors, officers, and employees from pledging the Company’s shares as collateral for a loan or holding Company shares in a margin account unless the individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of the Company’s shares during a time when such a sale would be prohibited by the Company’s insider trading policy.

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CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Policies and Procedures with Respect to Related-Person Transactions

The Board of Directors has adopted a written policy setting forth the procedures for the review and approval or ratification of transactions involving the Company and “related persons” within the meaning of the rules and regulations of the Securities and Exchange Commission (“SEC”).

Under this policy, the Nominating & Governance Committee is responsible for reviewing and approving or ratifying all related-person transactions that are required to be reported under the rules and regulations of the SEC. In the event that the Chief Financial Officer of the Company determines that it would be impracticable or undesirable to wait until the next meeting of the Nominating & Governance Committee to review a related-person transaction, the Chair of the Nominating & Governance Committee may act on behalf of the Nominating & Governance Committee to review and approve and/or disapprove the related-person transaction.

In general, related-person transactions are subject to preapproval. In the event that the Company becomes aware of a related-person transaction that was not approved in advance under this policy, the transaction must be reviewed in accordance with this policy as promptly as is reasonably practicable.

The policy provides that in making its determination whether to approve or ratify a related-person transaction, the Nominating & Governance Committee will consider all factors it deems relevant or appropriate, including:

•
Whether the terms of the related-person transaction are fair to the Company and on terms no less favorable than terms generally available in transactions with non-affiliates under similar circumstances;

•	Whether there are legitimate business reasons for the Company to enter into the related-person transaction;

•	Whether the related-person transaction would impair the independence of an outside director;

•
Whether the related-person transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of any proposed relationship, and any other factors deemed relevant; and

•
Whether the related-person transaction is material, taking into account the importance of the interest to the related person, the relationship of the related person to the transaction, the relationship of related persons to each other, and the aggregate value of the transaction.

The policy also contains a list of certain categories of related-person transactions that are preapproved under the policy and therefore are not required to be reviewed or approved by the Nominating & Governance Committee.

Certain Relationships and Related Transactions

From the beginning of fiscal year 2019 to the date of this Proxy Statement, there were no relationships or transactions of a nature required to be disclosed under Item 404 of the SEC’s Regulation S-K.

Stockholder Outreach and Engagement

Our Board of Directors and management team value the views of our stockholders, which is why we proactively engage with our stockholders throughout the year. We believe our outreach efforts help to ensure that our stockholders are aware of our performance, strategies, and governance initiatives and provide us with valuable feedback in order to enhance our evolving governance practices, disclosures to stockholders, and executive compensation program. Members of our management team and our Lead Director participate in stockholder engagements, and the Nominating & Governance Committee and our full Board of Directors are kept apprised of our stockholder engagement and the feedback we receive. In addition, through our investor outreach initiatives and the communication channels available to our investors, we review the voting results from our most recent annual meeting of stockholders, the governance practices in our industry, guidelines of proxy advisory firms, and current trends in governance when considering enhancements to our compensation, governance, and disclosure practices. In 2019, we held nearly 190 meetings with stockholders, covering a wide variety of topics, including business trends and strategy, key drivers of growth, corporate governance, and our executive compensation.

Many of our corporate governance practices are a result of valuable feedback and collaboration with our stockholders and other stakeholders who have provided important external viewpoints that inform our decisions and our strategy.

After reviewing the voting results from our 2019 annual meeting of stockholders, we conducted outreach to help us understand the then-current views of our stockholders on a variety of matters, including the ability of stockholders to unilaterally amend our Bylaws, which is a topic that we believe has negatively impacted the level of support received by our director nominees who are members of our Nominating & Governance Committee, although all of these votes have been well in excess of a majority of votes cast for or against any particular member of the committee. We are aware that this topic has

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CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

attracted some attention following the issuance by a proxy advisory firm of a new proxy voting policy, beginning with the 2017 proxy season, of recommending against the election of members of the nominating and governance committee of the board of a company that does not permit stockholders to unilaterally amend its bylaws.

Since our 2019 annual meeting of stockholders, we have proactively reached out to, among other stockholders and stakeholders, every stockholder holding more than one percent of the shares of our Common Stock as of December 31, 2019, and received further feedback on stockholder rights to amend our Bylaws. Our Lead Director led these engagement efforts. To date, most stockholders have indicated to us that they value the Board of Directors’ commitment to engaging with stockholders on this topic and support the determination of the Board of Directors that it is not in the best interests of the Company at this time to change our longstanding Bylaws amendment provision to give stockholders the power to unilaterally amend our Bylaws without the approval or any other involvement of the Board of Directors. In reaching this conclusion, the Board of Directors considered the following:

•
Our Board of Directors has a track record of consistent engagement with stockholders on corporate governance matters and responsiveness to stockholders’ feedback, such as the Board of Directors’ recent decisions to amend our Bylaws to adopt proxy access and to amend our Corporate Governance Guidelines to underscore the Board of Directors’ focus on diversity.

•
Each member of our Board of Directors has legally enforceable duties to act in good faith in a manner the director reasonably believes is in the best interests of the Company and with the care of an ordinarily prudent person in a like position under similar circumstances. Because each member of our Board of Directors has these duties to the Company, it believes it is in the best position to evaluate and determine the corporate governance practices and principles that affect the Company’s operations and consider and balance the interests of all of our stockholders.

•
Giving stockholders the unilateral power to amend our Bylaws exposes the Company to the possibility of a detrimental Bylaw amendment that is proposed by a stockholder to advance a special interest not shared by other stockholders in general or an activist interested in disrupting the regular conduct of the Company’s business to advance its own agendas. Stockholders have no duty to the Company or to other stockholders and may act and vote for any personal or other reason or for no reason at all. Indeed, they may have economic or other interests that are directly adverse to the Company’s interests, and they may legally pursue these interests in voting and taking other actions as stockholders. It is the Board’s role to intermediate among the stockholders, which are a constantly changing group with different interests, and determine the best interests of the Company.

We proactively reached out to, among others,	We held nearly

100% of stockholders	190 meetings with stockholders

holding more than one percent of our Common Stock as of December 31, 2019	covering a wide variety of topics, including business trends and strategy, key drivers of growth, corporate governance, and our executive compensation

Business Integrity Policy

The Company has adopted a Business Integrity Policy and Procedures for Reporting Non-Compliance (“Business Integrity Policy”) that applies to all directors, officers, and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related SEC rules and New York Stock Exchange (“NYSE”) listing standards requiring a code of ethics for a company’s directors, officers, and employees. A copy of the Company’s Business Integrity Policy is posted on the Company’s website at www.are.com. The Company intends to report any amendment to, or waiver from, the Business Integrity Policy, which applies to any director or executive officer, by posting such information on its corporate website in accordance with applicable rules of the SEC and listing standards of the NYSE.

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CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Board Composition and Nomination Process

Board Composition, Refreshment, and Tenure

In keeping with a key objective of the Company, the Board of Directors strives to maintain an appropriate balance of tenure, expertise, diversity, perspectives, skills, qualifications, and experiences among its members in areas that are relevant to the Company’s business and the needs of the Board of Directors in carrying out its responsibilities. The Board understands the importance of new perspectives and ideas being brought to the Board. At the same time, the Board of Directors believes it is equally important to benefit from the valuable experience and continuity that longer-serving directors bring to the Board of Directors. Over the last eight years, the Board has added a new independent Board member approximately every one and one-half years, most recently on March 26, 2020, and three of our long-serving directors have departed. Each new board member brings new perspectives and ideas to the Board.

As part of its commitment to maintaining a balanced composition, the Board of Directors conducts an annual formal self-evaluation (of itself and its committees) to assess its effectiveness, identify opportunities for improvement, and reaffirm practices that should be maintained. The results of these self-evaluations supplement continuing board practices, procedures, and feedback, including as to agenda development, time allocation, and other topics addressed in this Proxy Statement.

Director Qualifications

Consistent with the Board Candidate Guidelines established by our Board of Directors, the Nominating & Governance Committee of the Board of Directors seeks director nominees who will provide the Board of Directors with a broad diversity of perspectives, experience, expertise, professions, skills, geographic representation, demographics, and backgrounds. The Nominating & Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Generally, however, the Nominating & Governance Committee considers, among other factors, a candidate’s experience and knowledge regarding a variety of aspects of the Company’s unique real estate for the life science industry. The Nominating & Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, expertise, knowledge, perspectives, and abilities that will allow the Board of Directors to fulfill its responsibilities. The Nominating & Governance Committee considers factors such as gender, race, and culture in its determinations, and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law. The Nominating & Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise), and the evaluations of other prospective nominees. With respect to the nomination of current directors for reelection, the individual’s contributions to the Board of Directors are also considered.

Director Nominee Selection Process

As further described below, the Nominating & Governance Committee considers director candidates suggested by its members, other directors, management, and stockholders and may from time to time retain a third-party executive search firm to identify director candidates for consideration. Once the Nominating & Governance Committee has identified a prospective nominee who is not currently serving on the Board of Directors, it makes an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to it with respect to the candidate, as well as its own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. An initial determination whether to formally nominate a director candidate is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the candidate can satisfy the evaluation factors described herein. If the Nominating & Governance Committee determines, in consultation with the Chairman of the Board of Directors and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating & Governance Committee. The Nominating & Governance Committee then evaluates the candidate against the standards and qualifications set out in the Board Candidate Guidelines, including the nominee’s management, leadership, and business experience; skills and diversity; financial literacy; knowledge of directorial duties; and integrity and professionalism.

After completing its evaluation, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors ultimately determines whether a prospective nominee will be nominated after considering the recommendation of the Nominating & Governance Committee.

2020 Proxy Statement	19

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Consideration of Board Diversity

The Board believes that diversity of perspectives among directors is a critical element in the composition of the Board and in enabling the Board to effectively carry out its oversight and decision-making responsibilities in the best interests of the Company. Accordingly, the Nominating & Governance Committee and the Board seek candidates for director with varying experiences, expertise, careers, skills, and geographic locations that are relevant and likely to contribute to the Board’s oversight and decision making in connection with the business and affairs of the Company.

The Nominating & Governance Committee and the Board specifically recognize that enhancing demographic diversity on the Board, in particular through the representation of women and minorities, can promote diversity of perspectives within the Board. As such, when searching for director nominees, the Nominating & Governance Committee endeavors to consider highly qualified diverse candidates, including women and minorities. The Company will also request, from any search firm that it engages and from which it requests a list of potential candidates, that the search firm include diverse candidates in its initial candidate list. The Company amended its Corporate Governance Guidelines in January 2019 to formalize these practices. We are pleased to have Ms. Goldstein join the Board and will continue to emphasize diversity in all its forms in our Board refreshment efforts.

Stockholder-Recommended Director Candidates

The Nominating & Governance Committee considers candidates suggested by stockholders for nomination for election to be held at annual meetings of stockholders. Any stockholder that wishes to suggest a prospective candidate for the Board of Directors for consideration by the Nominating & Governance Committee must submit the same information and follow the same procedures regarding advance notice and other requirements of our Bylaws applicable to stockholder-nominated director candidates. Any properly submitted stockholder-suggested candidate and any accompanying materials will be forwarded to the Chair of the Nominating & Governance Committee for review and consideration. Individuals suggested by stockholders will be evaluated in the same manner, and will be subject to the same criteria, as other nominees considered by the Nominating & Governance Committee. The Nominating & Governance Committee also considers director candidates suggested by its members, other directors, and management and may from time to time retain a third-party executive search firm to identify director candidates for consideration by the Nominating & Governance Committee.

Stockholder-Nominated Director Candidates

Our Bylaws set forth the requirements for direct nomination by a stockholder of a person or persons for election to the Board of Directors. Among other requirements, stockholders must comply with the advance notice procedures set forth in our Bylaws, which, among other things, provide that, to be timely, a stockholder’s notice with respect to director nominations must be delivered to the Secretary of the Company at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

Our Bylaws also permit qualifying stockholders, or a qualifying group of no more than 20 stockholders, that have continuously owned at least three percent of our outstanding shares of Common Stock for at least three years prior to the nomination and through the date of the annual meeting, to nominate and to require us to include in our proxy materials director nominees constituting up to the greater of two nominees or 25% of the number of directors serving on the Board of Directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws and subject to the other terms and conditions set forth in our Bylaws. For additional information, see the “Stockholder Proposals and Director Nominations for the Company’s 2021 Annual Meeting” section of this Proxy Statement.

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CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Director Independence

The Board of Directors has affirmatively determined that each member of the Board of Directors other than Messrs. Joel S. Marcus (Executive Chairman and Founder) and James H. Richardson (President until his resignation in February 2009, and a senior management consultant to the Company since his resignation) is independent, in accordance with the applicable NYSE listing standards. The Board of Directors has also affirmatively determined that no material relationships exist between the Company and any of its independent directors. In making its independence determinations, the Board of Directors reviewed the relationships between the Company and each of the directors nominated for election at the 2020 Annual Meeting based on information provided by the directors, the standards for disqualification set forth in Section 303A.02(b) of the NYSE Listed Company Manual, and such other information as the Board of Directors considered relevant.

In making its independence determination with respect to Dr. Maria C. Freire, the Board of Directors considered that Dr. Freire is President and Executive Director of the Foundation for the National Institutes of Health (“FNIH”), and a member of the board of directors of the FNIH (the “FNIH Board”), and that Mr. Marcus currently serves as a member of the FNIH Board. The FNIH is a non-profit, charitable organization established by the U.S. Congress in 1990. The Board of Directors considered that Mr. Marcus has neither served on the compensation committee of the FNIH Board nor participated in setting Dr. Freire’s compensation from the FNIH and was not a member of the FNIH Board committee that recruited and recommended Dr. Freire to her executive position with the FNIH. Additionally, the Board of Directors considered that the FNIH Board currently has over 25 members and that Mr. Marcus’s service on the FNIH Board commenced prior to Dr. Freire’s becoming President and Executive Director in November 2012.

In making its independence determination with respect to Michael A. Woronoff, the Board of Directors considered Mr. Woronoff’s position as a partner of Kirkland & Ellis LLP (“K&E”), an international law firm reported to have over 2,700 lawyers and over 400 equity partners. K&E leases office space from the Company for a local office in the San Francisco Bay Region for an annual base rent of approximately $2.3 million (or approximately $3.2 million including operating expense reimbursements). Neither Mr. Woronoff nor the Company was involved in the negotiation of the lease, which was entered into between K&E and the former owner of the building in which the leased space is located before Mr. Woronoff joined K&E and before the Company acquired the building. Mr. Woronoff is not a resident of the leased office, and his duties do not include lease negotiation or facilities management. The annual lease payments under this lease represent less than 0.1 percent of K&E’s reported annual revenues, and Mr. Woronoff’s individual share of any interest in the lease is further diluted by the fact that he is a single lawyer in this large law firm. For these reasons, the Board of Directors concluded that Mr. Woronoff’s interest in the lease is not a material relationship or interest that affects his independence as a director.

Annual Elections of Directors by Majority Vote

Directors are elected each year at the annual meeting of stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Our Bylaws provide that, except in a contested election (an election where there are more nominees for election than the number of directors to be elected), a nominee for director may be elected as a director only if he or she receives the affirmative vote of a majority of the total votes cast “for” or “against,” or withheld as to, the nominee. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present.

Under Maryland law, if an incumbent director is not reelected in an uncontested election at a meeting of stockholders at which he or she stands for reelection, then the incumbent director continues to serve as a holdover director until his or her successor is elected and qualifies or his or her earlier resignation or removal. Our Corporate Governance Guidelines provide that if an incumbent director is not reelected due to his or her failure to receive a majority of the votes cast in an uncontested election, the nominee shall promptly tender his or her offer to resign to the Board of Directors for its consideration. The Nominating & Governance Committee will consider the offer of resignation and will recommend to the Board whether to accept the offer to resign. The Board will decide whether to accept the offer to resign and will publicly disclose its decision.

2020 Proxy Statement	21

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Information on Board of Directors and Its Committees

Meetings and Attendance

The Board of Directors held 10 meetings and took action on eight other occasions by unanimous written consent during 2019. Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director’s term of service in 2019 and (ii) each committee during the period in 2019 for which such director served as a member. Mr. Marcus, as Executive Chairman, generally presides over all meetings of the Board of Directors. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Science & Technology Committee, as well as a Pricing Committee, to which the Board of Directors has delegated certain authority with respect to the issuance of securities under the Company’s shelf registration statement.

The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders. Eight directors attended the annual meeting of stockholders held on May 9, 2019, which at the time composed all of our directors.

Board Leadership Structure

In 2018, we separated the roles of Chairman and Chief Executive Officer when Mr. Marcus was elevated to the role of the Company’s full-time Executive Chairman. As full-time Executive Chairman, Mr. Marcus’s role includes, among other things: overall oversight of the Company’s executive management team, operational and risk management, financial and operating strategy, corporate brand, and mission; leadership development, talent management, and culture, with a particular emphasis on promoting diversity in leadership positions; the performance of the Company’s operational excellence initiatives; responsibility for strategic corporate and regional growth, including a five-year strategic growth framework through which the Company has the potential to double rental revenues by 2022, compared to 2017, based on properties and development parcels that it had on its balance sheet at the start of the five-year period, and continued execution of strong internal growth, assuming a positive macro and industry environment; oversight of the Company’s New York City regional strategic operations and expansion; growth and diversification of agtech in North Carolina; leadership of the Company’s venture investment activity; the performance of the Company’s life science, technology, and agtech ecosystems’ development, growth, and thought leadership; operations and growth of mission-critical proprietary products – including Alexandria LaunchLabs®, the premier life science and agtech company startup platform; Alexandria Seed Capital platform, an innovative model for seed-stage investments; Alexandria Science Hotel®, step-up space from Alexandria LaunchLabs; Alexandria GradLabs™, a dynamic post-seed-stage life science company growth platform; Alexandria Innovation Center®, collaborative space for mature life science and technology entities; and Alexandria VCSuites®, high-end suites for leading venture capitalists – and campus amenities; leadership of the Company’s life science, technology, and agtech ecosystems’ development, growth, and thought leadership; and guiding the Company’s corporate responsibility initiatives. Upon Mr. Marcus’s transition to Executive Chairman, Messrs. S. Richardson and Moglia became the Company’s Co-Chief Executive Officers and report to Mr. Marcus and the Board of Directors.

The Board of Directors continues to believe that Mr. Marcus is currently the director best situated to lead the full Board in his role as Executive Chairman because he is the director most familiar with the Company’s business and industry, and the director most capable of effectively identifying strategic priorities and leading the development, evaluation, and execution of strategy. Mr. Marcus has served as director of the Company since its inception in 1994, was Vice Chairman of the Board of Directors from 1994 until his election as Chairman of the Board of Directors in 2007, and has been responsible for directing its operations and developing and executing its strategies as Chief Executive Officer from 1997 to 2018, a tenure that is longer and substantially more involved than that of any other individual currently serving as a director. The Board of Directors believes that Mr. Marcus’s leadership skills have been critical to the growth and success of the Company.

Lead Director and Presiding Director for Executive Sessions

Steven R. Hash, the Lead Director and an independent director, is the presiding director for all executive sessions of the independent directors. In the event that Mr. Hash is not available for any reason to preside over an executive session of the independent directors, the remaining independent directors will designate another independent director to preside over any executive session. As Lead Director, Mr. Hash’s duties, responsibilities, and authority include the following:

•
Presiding at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present, including executive sessions of the non-management directors or the independent directors, as the case may be;

•	Providing input regarding information sent to the Board of Directors and the agenda for Board of Directors’ meetings to ensure that there is sufficient time for discussion of all agenda items;

•	Having the authority to call meetings of the independent directors;

•	Making himself available for consultation and direct communication with the Company’s stockholders upon request; and

•	Fulfilling such other duties and responsibilities as the Board of Directors may determine from time to time.

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CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

The Board’s Role in Corporate Strategy

The Board of Directors and its committees are actively involved in overseeing, reviewing, and guiding the Company’s corporate strategy. In addition to business performance, opportunities, and risks, the Board also discusses long-range strategic issues, including corporate and regional growth, multiyear plans, investments, and capital allocation as a matter of course throughout the year, including with management formally and informally, and during executive sessions of the Board of Directors as appropriate. The Board of Directors also seeks to ensure it has appropriate processes in place to enable directors to contribute effectively to discussions regarding corporate strategy and risk, including through robust director onboarding, orientation, continuing education, and industry and business environment updates.

The Board’s Role in Risk Oversight

The Board of Directors has an active role in overseeing the management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, including the risks associated with each. The Nominating & Governance Committee oversees risks associated with the structure and composition of the Board of Directors, potential conflicts of interest, and the Company’s overall corporate governance structures and procedures. The Audit Committee oversees the management of financial and other systemic risks, including cybersecurity risks. The Compensation Committee oversees the management of risks relating to the Company’s personnel, including executive compensation plans and arrangements, as well as matters related to talent management. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

Audit Committee

The Audit Committee consisted of Directors Klein (Chair), Hash, and Woronoff and held eight meetings during 2019. Each member has been determined by the Board of Directors to be an independent director in accordance with the applicable NYSE listing standards. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants that audit the Company’s financial statements, and of the Company’s internal audit function. In addition, the Audit Committee discusses the scope and results of the audit with the independent registered public accountants, reviews the Company’s interim and year-end operating results with management and the independent registered public accountants, considers the adequacy of the Company’s internal accounting controls and audit procedures, and preapproves all engagements with the Company’s independent registered public accountants, including both audit and non-audit services. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to ensure compliance with accounting standards and applicable laws and regulations have been appropriately implemented. The Audit Committee also reviews and recommends to the Board of Directors any changes that may be required to the Company’s Business Integrity Policy (described further under “Business Integrity Policy” on page 18). The charter of the Audit Committee is published on the Company’s website at www.are.com.

Nominating & Governance Committee

The Nominating & Governance Committee consists of Directors Atkins (Chair), Cain, and Freire, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable NYSE listing standards. The Nominating & Governance Committee held six meetings during 2019. The Nominating & Governance Committee is responsible for, among other things, making recommendations to the Board of Directors with respect to corporate governance policies, reviewing and recommending changes to our Corporate Governance Guidelines, and deciding whether to approve or ratify all related-person transactions. As we describe in more detail under “Board Composition and Nomination Process” above, the Nominating & Governance Committee recommends to the Board of Directors candidates for nomination for election as directors of the Company. The Nominating & Governance Committee also recommends candidates for appointment as members of the committees of the Board of Directors. The charter of the Nominating & Governance Committee is published on the Company’s website at www.are.com.

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CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Compensation Committee

The Compensation Committee consists of Directors Hash (Chair), Atkins, and Klein, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable NYSE listing standards. In 2019, the Compensation Committee held five meetings and took action on 16 occasions by unanimous written consent. The Compensation Committee has the authority to review and approve compensation arrangements, grant annual incentive awards for executive officers and other employees of the Company, adopt and amend employment agreements for executive officers and other employees of the Company, and administer the Company’s equity and other incentive plans. The charter of the Compensation Committee is published on the Company’s website at www.are.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee in 2019 had any relationship or transaction required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Science & Technology Committee

The Science & Technology Committee (the “S&T Committee”) consists of Directors Freire (Chair), Marcus, Cain, Goldstein, J. Richardson, and Woronoff. Directors Freire, Cain, Goldstein, and Woronoff have been determined by the Board of Directors to be independent directors in accordance with the applicable NYSE listing standards. Messrs. Marcus and Richardson are not considered independent directors under the applicable NYSE listing standards. The S&T Committee is not mandated by the applicable NYSE listing standards and is thus not required to consist entirely or primarily of independent directors. The Board determined to include Messrs. Marcus and Richardson due to their long, close, and real-time experience and familiarity with industry developments and ability to liaise with the Company’s in-house science and technology team on a regular basis. The S&T Committee held three meetings in 2019.

The primary purpose of the S&T Committee is to inform and advise the Board of Directors on current trends in the life science, technology, and agtech industries, including key policy changes, capital markets, regional cluster updates, and other strategic initiatives that impact the Company’s real estate business. With rapidly developing scientific and technological breakthroughs on the one hand, and with increasing scrutiny from the capital markets, private investors, policymakers, and other stakeholders on the other, it is critical that the Board of Directors be kept well informed on external factors that could impact the Company’s world-class business platform. The Board of Directors also recognizes that companies in the Company’s key urban markets have specialized needs that extend beyond traditional office and laboratory space, as the Company creates clusters that ignite and accelerate the world’s leading innovators in their noble pursuit of advancing human health by curing disease and improving nutrition. As the life science and technology industries continue to converge, it will also be a key role of the S&T Committee to help guide the Board of Directors on new ways to capitalize on the intersection of these sectors in order to continue to capture the highest-quality tenant base and deliver mission-critical spaces for these companies to succeed. The S&T Committee works closely with the Company’s internal science and technology professionals to accumulate the market knowledge and technical intelligence necessary to advise the Board of Directors and guide the Company’s strategy in this area.

2020 Proxy Statement	24

PROPOSAL 1 — ELECTION OF DIRECTORS

Stockholders will be asked at the 2020 Annual Meeting to elect nine directors who will constitute the full Board of Directors. Each elected director will hold office until the next annual meeting of stockholders and until each director’s successor is duly elected and qualifies or until his or her earlier resignation or removal. If, for any reason, any nominee becomes unavailable to serve — an event the Board of Directors does not anticipate — proxies will be voted for the election of the person, if any, designated by the Board of Directors to replace the unavailable nominee.

The following nine persons have been nominated by the Board of Directors for election to the Board of Directors: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria C. Freire, Ph.D., Jennifer Friel Goldstein, Richard H. Klein, James H. Richardson, and Michael A. Woronoff. All the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote and Board of Directors’ Recommendation

Under our Bylaws, other than with respect to a contested election, each director nominee will be elected at the annual meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “for” the nominee must exceed the number of votes cast “against,” or withheld as to, the nominee). The election of directors at the 2020 Annual Meeting is not contested.

Under Maryland law, if an incumbent director is not reelected in an uncontested election at a meeting of stockholders at which he or she stands for reelection, then the incumbent director continues to serve as a holdover director until his or her successor is elected and qualifies or his or her earlier resignation or removal. Our Corporate Governance Guidelines provide that if an incumbent director is not reelected due to his or her failure to receive a majority of the votes cast in an uncontested election, the nominee must promptly tender his or her offer to resign to the Board of Directors for its consideration. The Nominating & Governance Committee will consider the offer of resignation and will recommend to the Board of Directors whether to accept the offer to resign. The Board of Directors will decide whether to accept the offer to resign and will publicly disclose its decision.

The Board of Directors unanimously recommends a vote FOR each of the named nominees.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Background of Directors

The following sets forth certain information concerning the nominees to the Board of Directors, all of whom are incumbent directors of the Company. The information presented below regarding each nominee’s specific experience, expertise, qualifications, attributes, and skills led the Board of Directors to the conclusion that he or she should serve as a director; additionally, the Board of Directors believes that all of its director nominees have reputations for integrity, honesty, and adherence to high ethical standards and that each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board of Directors.

Name	Age	Position
Joel S. Marcus	72	Executive Chairman and Founder of the Company (26 years with the Company)
Steven R. Hash	55	Lead Director
John L. Atkins, III	76	Director
James P. Cain	62	Director
Maria C. Freire, Ph.D.	65	Director
Jennifer Friel Goldstein	40	Director
Richard H. Klein	64	Director
James H. Richardson	60	Director
Michael A. Woronoff	59	Director

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Joel S. Marcus is the full-time Executive Chairman and Founder of the Company. Prior to April 2018, Mr. Marcus served as the Company’s Chairman, Chief Executive Officer, and President. Mr. Marcus co-founded the Company in 1994 as a garage startup with $19 million in Series A capital and led its growth into an S&P 500® company with a total market capitalization of approximately $26.3 billion as of December 31, 2019, and significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle. In 1996, Mr. Marcus founded the company’s strategic venture capital arm, Alexandria Venture Investments, to provide strategic venture capital to innovative life science, technology, and agtech entities developing novel therapies and technologies. Mr. Marcus introduced the Company’s thought leadership platform in 2011, when he co-founded the renowned Alexandria Summit®, which convenes a diverse group of visionary partners and key stakeholders — from the biopharma, technology, agribusiness, medical, academic, venture and private equity capital, philanthropy, patient advocacy, and government communities — to address the most critical challenges in healthcare. Under Mr. Marcus’s direction, Alexandria has been deeply committed to improving the health and vitality of the communities where we live and work, and beyond, since the Company was founded. With a focus on sustainability and philanthropy, Alexandria’s corporate responsibility program, which was formalized by Mr. Marcus in 2007, affirms the company’s commitment to making a positive and lasting impact on the world. Prior to co-founding Alexandria, Mr. Marcus had an extensive legal career specializing in corporate finance and capital markets, venture capital, and mergers and acquisitions. During that time, he acquired an expertise in the biopharmaceutical industry and was one of the principal architects of the Kirin-Amgen European Patent Office joint venture in 1984. He was also a practicing certified public accountant and tax manager with Arthur Young & Co., where he focused on the financing and taxation of REITs. Mr. Marcus serves on the boards of directors of Applied Therapeutics, Inc. (NASDAQ: APLT); Frequency Therapeutics, Inc. (NASDAQ: FREQ); Intra-Cellular Therapies, Inc. (NASDAQ: ITCI); MeiraGTX Holdings plc (NASDAQ: MGTX), a clinical-stage gene therapy company focused on developing potentially curative treatments for patients living with serious diseases. He also served as a director of Atara Biotherapeutics, Inc. (NASDAQ: ATRA), a clinical-stage biopharmaceutical company, from 2014 to March 2019; Rexford Industrial Realty, Inc. (NYSE: REXR) from 2013 to January 2015. Mr. Marcus was named one of Real Estate Forum’s 2017 Best Bosses in commercial real estate and was previously a recipient of the EY Entrepreneur Of The Year Award (Los Angeles – Real Estate). He received his undergraduate and Juris Doctor degrees from the University of California, Los Angeles.

Mr. Marcus’s qualifications to serve on the Board of Directors include his nearly 50 years of experience in the real estate and life science industries, including his 23 years of operating experience as the Company’s CEO and later as the Company’s Executive Chairman, 26 years of experience as a director of the Company, and three years of experience prior to the Company’s initial public offering as the Company’s Chief Operating Officer. He was also Vice Chairman of the Board of Directors from the Company’s inception until his election as Chairman of the Board of Directors.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Steven R. Hash has served as a director since December 2013 and has served as Lead Director since March 2016. Mr. Hash is the President and Chief Operating Officer of Renaissance Macro Research, LLC, an equity research and trading firm focused on macro research in the investment strategy, economics, and Washington policy sectors, which he co-founded in 2012. Between 1993 and 2012, Mr. Hash held various leadership positions with Lehman Brothers (and its successor, Barclays Capital), including Global Head of Real Estate Investment Banking from 2006 to 2012, Chief Operating Officer of Global Investment Banking from 2008 to 2011, Director of Global Equity Research from 2003 to 2006, Director of U.S. Equity Research from 1999 to 2003, and Senior Equity Research Analyst from 1993 to 1999. From 1990 to 1993, Mr. Hash held various positions with Oppenheimer & Company’s Equity Research Department, including senior research analyst. He began his career in 1988 as an auditor for the accounting and consulting firm of Arthur Andersen & Co. He has served as a director of The Macerich Company (NYSE: MAC) since May 2015 (and is currently Non-Executive Chairman of the Board), as the lead director of Nuveen Global Cities REIT, Inc., a non-traded REIT, since January 2018, and as a Director of DiamondPeak Holdings Corp. since February 2019. Mr. Hash received a Bachelor of Arts degree in Business Administration from Loyola University and a Master of Business Administration degree from the Stern School of Business at New York University.

Mr. Hash’s qualifications to serve on the Board of Directors include his financial expertise and extensive knowledge of the real estate industry, which he acquired from various positions, including his former position as Global Head of Real Estate Investment Banking with Lehman Brothers (and its successor, Barclays Capital) and his current position as President and Chief Operating Officer of Renaissance Macro Research, LLC.

John L. Atkins, III, has served as a director since March 2007. Mr. Atkins, a licensed architect, is Chairman and Chief Executive Officer of O’Brien Atkins Associates, PA, a multidisciplinary design services firm that he co-founded in Research Triangle Park, North Carolina, in 1975. Mr. Atkins previously served as Chairman of the North Carolina Board of Architecture and was named an Emeritus Member of that board in 1988. Mr. Atkins was elevated in 1991 to the American Institute of Architects’ College of Fellows, an honor only 5% of architects receive. Mr. Atkins is immediate past Chairman of the North Carolina Biotechnology Center and currently serves as a Director and Executive Committee member. He is past Chairman of the North Carolina Railroad Company and is a director of the Kenan Institute for Engineering, Technology & Science, based at North Carolina State University. In 2005, Mr. Atkins was awarded the American Institute of Architects-North Carolina Chapter’s F. Carter Williams Gold Medal, the Chapter’s highest individual honor, in recognition of his distinguished career, and was named the 2005 College of Design’s Distinguished Alumnus by North Carolina State University. In 2003, Mr. Atkins also received the Watauga Medal, the highest nonacademic honor bestowed by North Carolina State University in honor of individuals who have made significant contributions to the university’s advancement. Mr. Atkins holds a Bachelor of Architecture degree from North Carolina State University and a Master of Regional Planning degree from the University of North Carolina at Chapel Hill.

Mr. Atkins’s qualifications to serve on the Board of Directors include his extensive knowledge and experience as a licensed architect and his experience as co-founder of a multidisciplinary design services firm with expertise in the site selection, design, and construction of life science buildings, as well as his broad management and business experience.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Ambassador James P. Cain has served as a director since December 2015. He is the Managing Partner of Cain Global Partners, LLC, a company that provides a vital link between the developed and emerging markets of the world by utilizing its network of diplomatic, political, and corporate resources. As a partner at Cain Global Partners, Ambassador Cain works with North American and European companies to expand their operations into international markets (such as Asia, Latin America, Eastern Europe, and the Middle East), as well as to support economic development and public policy interests. His career has spanned the fields of leadership, law, business, sports, and international diplomacy, and he has mastered the skills of building lasting relationships as well as strong ecosystems. Ambassador Cain’s unique combination of expertise and passion for business and leadership has been instrumental in his role in developing the Research Triangle Park innovation cluster. For 20 years, Ambassador Cain was a partner at the international law firm of Kilpatrick Townsend & Stockton LLP (formerly known as Kilpatrick Stockton), where he co-founded the firm’s Raleigh office in 1985. He continues to serve as counsel to Kilpatrick Townsend & Stockton. From 2000 to 2002, Ambassador Cain served as the President and Chief Operating Officer of the NHL Carolina Hurricanes and their parent company, Gale Force Holdings. Later, during his tenure as the U.S. Ambassador to Denmark, a position for which he was nominated by President George W. Bush on June 30, 2005 (to serve until January 2009), Ambassador Cain called upon not only his leadership and relationship-building skills, but also his experience from his time working with the Carolina Hurricanes. As Ambassador, he oversaw the 13 agencies of the American government that composed the U.S. Embassy in Copenhagen, where he focused his energies on areas of national security, counter-terrorism, energy security, commerce, and investment. He received his Bachelor of Arts and Juris Doctor degrees from Wake Forest University.

Ambassador Cain’s qualifications to serve on the Board of Directors include his extensive leadership and relationship-building skills, which he acquired from various positions, including his current position as managing partner of Cain Global Partners, LLC, his former position as a partner at Kilpatrick Townsend & Stockton LLP and as the former U.S. Ambassador to Denmark, as well as his broad management, legal, and business experience.

Maria C. Freire, Ph.D., has served as a director since April 2012. In November 2012, Dr. Freire became the President and Executive Director, and a member of the board of directors, of the FNIH, a Congressionally authorized independent organization that draws together the world’s foremost researchers and resources in support of the mission of the National Institutes of Health (“NIH”). Prior to her appointment to the FNIH, Dr. Freire was the President and a member of the board of directors of the Albert and Mary Lasker Foundation, a non-profit organization that bestows the Lasker Awards in basic and clinical science and advocates for medical research. From 2001 to 2008, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development, a public-private partnership that develops better, faster-acting, and affordable drugs to fight tuberculosis. An expert in technology commercialization, she directed the Office of Technology Transfer at the NIH from 1995 to 2001 and served as a commissioner on the World Health Organization’s Commission on Intellectual Property Rights, Innovation and Public Health. Dr. Freire obtained her Bachelor of Science degree from the Universidad Peruana Cayetano Heredia in Lima, Peru, and her Ph.D. in Biophysics from the University of Virginia; she completed post-graduate work in Immunology and Virology at the University of Virginia and the University of Tennessee. She is currently a Director at Exelixis, Inc. (NASDAQ: EXEL) and has previously served on the Science Board of the Food and Drug Administration (“FDA”) and as a member of the Commission on a Global Health Risk Framework for the Future of the Institute of Medicine, among others. Her awards include the Department of Health and Human Services Secretary’s Award for Distinguished Service, the Arthur S. Flemming Award, the Bayh-Dole Award, the 2017 Washington Business Journal’s “Women Who Mean Business” Award, the 2017 Gold Stevie Award for “Woman of the Year,” and NonProfit PRO’s 2019 “Executive of the Year” Award. Dr. Freire is a member of the U.S. National Academy of Medicine and the Council on Foreign Relations.
Dr. Freire’s qualifications to serve on the Board of Directors include her technical scientific expertise and her broad base of experience in the pharmaceutical and biotechnology industries, including her extensive experience in technology commercialization and her involvement with a wide range of not-for-profit medical research organizations, universities, and government health organizations, including the NIH and the FDA. Dr. Freire’s involvement with these organizations provides her with a wealth of relationships in the medical research community, as well as a user’s perspective on the needs of major research organizations in key industry sectors within the Company’s tenant base.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Jennifer Friel Goldstein has served as a director since March 26, 2020. She has 20 years of investing, banking, business development, portfolio management, and strategy experience, as well as a biotechnology background. Since November 2012, Ms. Goldstein held several positions with Silicon Valley Bank (“SVB”) and currently serves as the Head of Business Development, Technology and Healthcare, where she is responsible for business development, venture capital relationship management, and corporate relationship management across all sectors for the bank. From July 2006 to September 2012, Ms. Goldstein served on Pfizer Inc.’s Venture Capital team, during which time she helped lead or co-lead fund-of-fund investment decisions and manage Pfizer's private equity portfolio. Ms. Goldstein has also served as a consultant at Bain & Company in London, where she focused on private equity transactions across Europe. Additional experience at companies such as Chiron, Genelabs, and Genencor further developed Ms. Goldstein’s diverse operational and research skills. Ms. Goldstein also serves on the board of the Leukemia & Lymphoma Society in Silicon Valley. Ms. Goldstein graduated magna cum laude with a Bachelor of Science in Engineering degree in Bioengineering and a Master of Biotechnology degree from the University of Pennsylvania. Ms. Goldstein was also named a Joseph Wharton Fellow while completing her Master of Business Administration degree at the Wharton School.

Ms. Goldstein’s qualifications to serve on the Board of Directors include her extensive leadership and business development skills, her expertise in the pharmaceutical and biotechnology industries, which she acquired from various positions, including her current position as Head of Business Development, Technology, and Healthcare of SVB, her former position as a Director, Venture Capital at Pfizer, as well as her broad management and business experience. Ms. Goldstein’s experience and relationships in the healthcare and biotechnology research communities are in key industry sectors that make up the Company’s tenant base.

Richard H. Klein has served as a director since December 2003. Mr. Klein has a diverse background spanning more than 30 years as a senior advisor to a variety of domestic and international businesses, with a particular focus on real estate organizations. He currently serves as Chief Financial Officer of Industrial Realty Group, LLC, a privately-held owner and developer of commercial and industrial properties with a 110 million square foot portfolio located throughout the United States. From 2012 to 2015, Mr. Klein served as an independent business consultant. In 2003, Mr. Klein founded Chefmakers Cooking Academy LLC, which provided culinary education services and experiences and for which he served as Chief Executive Officer through 2011. From 1984 to 2000, Mr. Klein was with Ernst & Young LLP, and a predecessor firm, Kenneth Leventhal & Company. From 1978 to 1983, Mr. Klein provided tax consulting and auditing services for PricewaterhouseCoopers LLP. At these firms, Mr. Klein served in a variety of capacities, including as partner in the REIT Advisory Practice, the Financial Restructuring and Insolvency Practice, and the Public Relations and Practice Development Department. Mr. Klein is a certified public accountant in the State of California. He received his Bachelor of Science degree in Accounting and Finance from the University of Southern California.

Mr. Klein’s qualifications to serve on the Board of Directors include his extensive experience and knowledge of the real estate industry and REITs in particular and the accounting and financial expertise he developed as a certified public accountant and partner of Ernst & Young LLP.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

James H. Richardson has served the Company as a senior management consultant since February 2009. Mr. Richardson previously served the Company as President from August 1998 to February 2009, as a director since March 1999, and in other capacities from August 1997 to August 1998. Prior to joining the Company, Mr. Richardson held management and brokerage positions for nearly 15 years at CB Richard Ellis, Inc., a full-service provider of commercial real estate services. He was a top producer within the brokerage services group as well as a senior leader responsible for strategy and operations. During his time at CB Richard Ellis, Inc., Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Arts degree in Economics from Claremont McKenna College.

Mr. Richardson’s qualifications to serve on the Board of Directors include his expertise in leasing, financing, strategic planning, operations, and other matters involving the life science and real estate industries, which he acquired in his more than 20 years of experience as President and a Director of the Company and his nearly 15 years of previous experience in brokerage and management positions with CB Richard Ellis, Inc., a top-tier real estate services firm. He also currently serves in board and advisory positions for private real estate development and investment enterprises, as well as early-stage technology and product companies.

Michael A. Woronoff has served as a director since July 2017. Mr. Woronoff is currently a Partner at Kirkland & Ellis LLP (“K&E”). He advises clients on a variety of corporate and securities law matters, including SEC reporting obligations, corporate governance, and strategic alliances. Prior to joining K&E in 2019, he was a partner at Proskauer Rose LLP (“Proskauer”), head of Proskauer’s Los Angeles office, co-head of its international PEMA group, and a member of the firm’s Executive Committee. Prior to joining Proskauer in 2004, Mr. Woronoff co-founded and was a principal of Shelter Capital Partners (“Shelter”), a Southern California-based private equity fund that invested in technology and technology-enabled businesses at all stages of development. Prior to joining Shelter in 2000, Mr. Woronoff was a partner of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), where he practiced corporate and securities law for 15 years. He received a Juris Doctor degree from the University of Michigan Law School, a Master of Science in Industrial Administration degree from Krannert Graduate School of Management at Purdue University, and a Bachelor of Science in Industrial Management degree from Purdue University.

Mr. Woronoff’s qualifications to serve on the Board of Directors include his financial expertise and extensive knowledge of the corporate and securities law, SEC reporting, corporate governance, and strategic alliances, which he acquired from various positions, including his current position as a partner of K&E, and his former positions as a principal of Shelter and as a partner of both Proskauer and Skadden.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Background of Executive Officers

Name	Age	Position	Years with the Company
Joel S. Marcus	72	Executive Chairman and Founder	26
Stephen A. Richardson	59	Co-Chief Executive Officer	20
Peter M. Moglia	53	Co-Chief Executive Officer and Co-Chief Investment Officer	22
Dean A. Shigenaga	53	Co-President and Chief Financial Officer	19
Thomas J. Andrews	59	Co-President and Regional Market Director – Greater Boston	20
Daniel J. Ryan	54	Co-Chief Investment Officer and Regional Market Director – San Diego	17	(1)
Jennifer J. Banks	49	Co-Chief Operating Officer, General Counsel, and Corporate Secretary	17
Lawrence J. Diamond	61	Co-Chief Operating Officer and Regional Market Director – Maryland	21
Vincent R. Ciruzzi	57	Chief Development Officer	23
John H. Cunningham	59	Executive Vice President – Regional Market Director – New York City	13
Terezia C. Nemeth	57	Executive Vice President – Regional Market Director – San Francisco	13
Marc E. Binda	44	Executive Vice President – Finance & Treasurer	15
Andres R. Gavinet	51	Chief Accounting Officer	7
Joseph Hakman	49	Chief Strategic Transactions Officer	13

(1)    Including eight years with Veralliance Properties, Inc., certain assets of which were acquired by the Company in 2010.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Joel S. Marcus – See “Background of Directors” above.

Stephen A. Richardson has served as Co-Chief Executive Officer since April 2018.
Mr. Richardson previously served as the Company’s Chief Operating Officer from October 2011 to April 2018 and as Executive Vice President – Regional Market Director – San Francisco from January 2016 to April 2018. From October 2011 to December 2015, Mr. Richardson served as the Company’s Regional Market Director – San Francisco. From January 2011 to October 2011 Mr. Richardson served as the Company’s Executive Vice President – Regional Market Director – San Francisco Bay, and from July 2005 to December 2010 as Senior Vice President – Regional Market Director – San Francisco Bay, where he was responsible for the management of the Company’s San Francisco region asset base and operations. From February 2000 to July 2005, Mr. Richardson served the Company as a Vice President, Portfolio Services. Prior to joining the Company, he served as a Director of CellNet Data Systems from 1993 to 2000, where he was responsible for negotiating large-scale technology transactions and aggregating a national footprint of wireless spectrum. From 1983 to 1993, Mr. Richardson served as a Director of Marketing and Leasing for Paragon Group, a national real estate development company, and as real estate broker with Schneider Commercial Real Estate, serving the greater Silicon Valley market. Mr. Richardson currently serves on the boards of the California Life Sciences Association, the state’s most influential organization whose mission is to advance California’s world-leading life sciences innovation ecosystem by advocating for effective national, state, and local public policies and supporting entrepreneurs and life sciences businesses; and the Gladstone Foundation, a not-for-profit organization supporting the Gladstone Institutes, an independent state-of-the-art biomedical research institution. Mr. Richardson received his Bachelor of Arts degree in Economics and Literature from Claremont McKenna College and his Master of Business Administration degree from Santa Clara University.

Peter M. Moglia has served as Co-Chief Executive Officer since April 2018 and as Co-Chief Investment Officer since May 2018. Mr. Moglia served as Chief Investment Officer from January 2009 through April 2018 and has been serving the Company in many important capacities since April 1998. From April 2003 through December 2008, Mr. Moglia was responsible for the management of the Company’s Seattle asset base and operations. From 1998 to 2003, Mr. Moglia’s responsibilities were focused on underwriting, acquisitions, and due diligence activities. Prior to joining the Company, Mr. Moglia served as an Analyst for Lennar Partners, Inc., a diversified real estate company, where his responsibilities included underwriting and structuring direct and joint venture real estate investments. Mr. Moglia began his real estate career in the Management Advisory Services group within the Kenneth Leventhal & Co. Real Estate Group, where he spent six years providing valuation, feasibility, financial modeling, and other analytical services to real estate developers, financial institutions, pension funds, and government agencies. Mr. Moglia received his Bachelor of Arts degree in Economics from the University of California, Los Angeles.

Dean A. Shigenaga has served the Company as Co-President since April 2018 and Chief Financial Officer since December 2004. Mr. Shigenaga previously served as Executive Vice President from May 2012 to April 2018 and as Treasurer from March 2008 to April 2018, and in other capacities from December 2000 to December 2004. Prior to joining the Company, Mr. Shigenaga was an Assurance and Advisory Business Services Manager in Ernst & Young LLP’s real estate practice. In his role at Ernst & Young LLP, from 1993 through 2000, Mr. Shigenaga provided assurance and advisory services to several publicly traded REITs, over a dozen private real estate companies, and many other public and private companies. In addition to providing audit and attestation services, Mr. Shigenaga assisted clients with services related to initial public offerings, follow-on offerings, debt offerings, and technical research. Mr. Shigenaga is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Shigenaga received his Bachelor of Science degree in Accounting from the University of Southern California.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Thomas J. Andrews has served as Co-President since April 2018 and as Regional Market Director – Greater Boston since June 1999. Mr. Andrews previously served the Company as Senior Vice President – Regional Market Director – Greater Boston from December 2005 to January 2011, and as Vice President – Regional Market Director – Greater Boston from June 1999 to December 2005. Throughout his tenure with the Company, Mr. Andrews has been responsible for the management of the Company’s Greater Boston asset base and operations. From 1988 through 1999, Mr. Andrews served first as Assistant Director and then as Executive Director of the Massachusetts Biotechnology Research Park in Worcester, Massachusetts, which is believed to be the first purpose-built biotechnology research park in the country. Mr. Andrews serves on the boards of the Massachusetts chapter of NAIOP Commercial Real Estate Development Association and the Kendall Square Association and is a member of the Economic Development Advisory Group of the Massachusetts Biotechnology Council. Mr. Andrews received his Bachelor of Science degree from Cornell University and his Master of Science degree from the Center for Real Estate at the Massachusetts Institute of Technology.

Daniel J. Ryan has served as the Company’s Co-Chief Investment Officer since May 2018 and as Regional Market Director – San Diego since May 2012. Mr. Ryan previously served the Company as Senior Vice President – Regional Market Director – San Diego & Strategic Operations from June 2010, when the Company acquired certain assets of Mr. Ryan’s company, Veralliance Properties, Inc. (“Veralliance”), to May 2012. During his tenure with the Company, Mr. Ryan has been responsible for the management of the Company’s San Diego region asset base and operations, as well as involvement with developments, redevelopments, joint ventures, financing, leasing, and other strategic opportunities outside the San Diego region. Prior to joining the Company, Mr. Ryan was Chief Executive Officer of Veralliance, a commercial real estate developer, which he founded in 2002. Veralliance owned, managed, developed, and leased an approximately $1 billion portfolio primarily consisting of life science assets in the greater San Diego region. Veralliance had significant institutional equity partners, including a REIT, Prudential Real Estate Investors, and UBS. Prior to 2002, Mr. Ryan worked in the commercial real estate industry in Southern California. He was a founding principal of Pacific Management Services, Inc., a commercial developer focused on value-added transactions in the greater San Diego area, including life science, office, industrial, and multifamily transactions. Mr. Ryan is a board member of Biocom, a Southern California trade organization, the San Diego Economic Development Corporation, a not-for-profit regional body comprising business, government, and civic leaders committed to maximizing economic growth, and the Policy Advisory Board of the University of San Diego – School of Real Estate. He is also a member of the NAIOP and the Urban Land Institute, both public policy organizations focused on public advocacy of the built environment. Mr. Ryan received his Bachelor of Science degree in Economics, cum laude, from the University of Wisconsin–Madison and was admitted to Omicron Delta Epsilon, the honor society for excellence in achievement in the study of economics.

Jennifer J. Banks has served as the Company’s Co-Chief Operating Officer since April 2018 and as General Counsel and Corporate Secretary since 2008, and has been with the Company since 2002. Ms. Banks has over 20 years of commercial real estate and related legal experience. Ms. Banks previously practiced law in the real estate departments of Skadden, Arps, Meagher & Flom LLP and O'Melveny & Myers LLP, where she specialized in acquisition, complex leasing, joint venture, lending, and other finance transactions, representing a variety of REITs, private developers, and institutional investors. Ms. Banks is a member of the American Bar Association (“ABA”), formerly served on the Executive Committee of the Corporate Law Departments Section of the Los Angeles County Bar Association, and is the former Vice Chair of the Green and Sustainable Transactions Committee of the ABA. She is a council member of the City of Hope Los Angeles Real Estate & Construction Industries Council and also serves on its Executive Committee. Ms. Banks received her Bachelor of Arts degree from the University of California, Los Angeles and her Juris Doctor from Stanford Law School.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Lawrence J. Diamond has served as the Company’s Co-Chief Operating Officer since April 2018 and as Regional Market Director – Maryland since July 2005. Mr. Diamond previously served as Vice President – Asset Services, Mid-Atlantic Region from January 2000 to June 2005, and as Assistant Vice President – Asset Services from November 1998 to December 1999. Throughout his tenure with the Company, Mr. Diamond has been responsible for the management of the Company’s Maryland Region asset base and operation. From January 1994 to November 1998, Mr. Diamond served as Director of Facility Services for Manor Care, Inc., where he was responsible for management of corporate real estate. From 1980 to 1994, Mr. Diamond’s real estate career was focused on regional Maryland management firms starting with B.F. Saul Company. He has gained expertise in all phases of property management, accounting, leasing, and construction services. He previously served on Maryland’s Life Sciences Advisory Board. Mr. Diamond received his Bachelor of Science degree in Accounting / Business Administration from Frostburg State University.

Vincent R. Ciruzzi has served as Chief Development Officer since October 2015. Mr. Ciruzzi previously served as a Senior Vice President, Construction and Development, from June 2000 to October 2015, Vice President from September 1996 to June 2000, and was an active participant in the Company’s initial public offering in May of 1997. Since Alexandria’s initial public offering, Mr. Ciruzzi has been responsible for the Company’s domestic and international construction and development operations and services platform. Working with a team of highly skilled professionals, Mr. Ciruzzi has overseen the management of entitlements, design, permits, development, construction, and completion of the Company’s collaborative science and technology campuses in the Company’s urban innovation clusters. Mr. Ciruzzi is also deeply involved in the Company’s sustainability efforts, construction risk management, capital planning, and project budgeting. In 1993, Mr. Ciruzzi founded a real estate development and consulting business, which provided consulting services to Alexandria from September 1995 until his appointment as Vice President. From 1986 to 1993, Mr. Ciruzzi served as Project Manager for Home Capital Development Group, a real estate development company, where he specialized in project management of master planned communities, including the management of a 2,600 acre mixed use community, as well as other real estate development opportunities. Mr. Ciruzzi received his Bachelor of Science degree in Finance and Real Estate from the University of Southern California. Mr. Ciruzzi is a key team advocate with the U.S. Green Building Council’s on LEED® building certification and other sustainability initiatives for the Company.

John H. Cunningham has served as Executive Vice President – Regional Market Director – New York City since July 2017. Mr. Cunningham previously served as the Company’s Senior Vice President – Regional Market Director – New York/Strategic Operations from January 2010 to July 2017 and as Senior Vice President – Strategic Operations from January 2009 to December 2009. From January 2007 to December 2008, Mr. Cunningham served the Company as Senior Vice President – Development. Mr. Cunningham has more than 30 years of experience in real estate operations, leasing and development, and has completed over 4.5 million square feet of development projects, including numerous complex life science and specialized high-tech projects, large build-to-suits, and strategic properties. Prior to joining Alexandria, Mr. Cunningham was at Cambridge Property Group in the Washington, D.C., metropolitan area since 1987, where he became the President of the Development Group in 1995. While at Cambridge, Mr. Cunningham worked closely with Alexandria from 1997 to 2007, acting as a third-party developer on projects in the Mid-Atlantic region of the United States. In addition to operations, leasing, and development, Mr. Cunningham has extensive experience in acquisitions and dispositions of commercial real estate. Prior to Cambridge, Mr. Cunningham was the editor-in-chief of The Pro Review magazine, a publication for professional photographers. He also served as the Vice Chairman of the Board of Trustees for Loudoun Country Day School for six years, and has published eight novels. Mr. Cunningham received his Bachelor of Arts degree in International Relations from the University of Maryland.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Terezia C. Nemeth was appointed Executive Vice President – Regional Market Director – San Francisco in March 2020. Ms. Nemeth previously served as the Company’s San Francisco–based Senior Vice President – Real Estate Development & Community Relations from March 2018 to March 2020 and as Vice President – Development & Community Relations from July 2015 to March 2018. Ms. Nemeth was also with the Company as Vice President, Development from February 2005 to July 2013. Ms. Nemeth has more than 30 years of experience in real estate development and operations, having completed 5 million square feet of commercial development projects, including several complex life science multi-phase campus projects in the Bay Area, as well as managed the operations of the Company’s Mission Bay assets between 2009 and 2013. Ms. Nemeth has worked on the Mission Bay project in San Francisco since its inception in 1998. She has led the design, entitlement, and project management for all commercial development at Mission Bay for the Company as well as previously for Catellus Development Corporation. Ms. Nemeth has also served as a Special Assistant – Development to SF Mayor Willie L. Brown, Jr., and as Long Range Planning Director for the City of Oakland. Ms. Nemeth serves as Chair of the Mission Bay Community Advisory Committee, as well as a member of the Board of the Mission Bay Transportation Management Association and the Mission Bay Commercial Maintenance Corporation, and previously served on the Board of the Tenderloin Neighborhood Development Corporation. Ms. Nemeth holds a Bachelor of Arts in Architecture degree and a Master of Architecture degree from UC Berkeley as well as a Master of Science degree from the Center for Real Estate at the Massachusetts Institute of Technology.

Marc E. Binda has served as Executive Vice President – Finance & Treasurer since June 2019. Mr. Binda previously served as Senior Vice President – Finance & Treasurer since April 2018, as Senior Vice President – Finance since April 2012, and in other capacities from January 2005 to April 2012. Since joining the Company, Mr. Binda has served in a variety of positions of increasing responsibility within the finance and accounting functions. Mr. Binda oversees the Company’s treasury strategies and risk management, financial projections, capital planning, debt financing, and other capital market transactions and provides business and technical advice on unique and complex real estate, joint venture, and leasing transactions. Prior to joining the Company, Mr. Binda was a Financial Reporting Manager at Watt Centro Management JV, LP, where he was responsible for accounting, finance, and treasury matters, REIT compliance, debt compliance, and U.S. and Australian GAAP reporting. Prior to joining Watt, Mr. Binda was a manager in Ernst & Young LLP’s Real Estate Advisory Business Services group, where he served three publicly traded REITs and other public and private companies. Mr. Binda is a certified public accountant and received his Bachelor of Science degree in Accounting from California Lutheran University.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Andres R. Gavinet has served the Company as Chief Accounting Officer since June 2012. Mr. Gavinet oversees the Company’s accounting and financial reporting functions and the execution of capital market transactions. Prior to joining the Company, Mr. Gavinet was the Chief Accounting Officer at Ares Management, a global alternative asset manager. Previously, Mr. Gavinet served in senior finance and accounting positions in private and public real estate companies, including as Chief Financial Officer at Younan Properties, as Executive Vice President of Finance at Douglas Emmett, Inc., and as Chief Accounting Officer at Arden Realty, Inc. Mr. Gavinet began his career in the Assurance and Advisory Services group within the EY Kenneth Leventhal Real Estate Group, where he spent five years practicing as a certified public accountant and assisting clients with audit and attestation services related to REIT initial public offerings and debt and joint venture compliance. Mr. Gavinet received his Bachelor of Science degree in Accounting from California State University, Northridge.

Joseph Hakman has served as Chief Strategic Transactions Officer since June 2019. Mr. Hakman previously served as Senior Vice President – Strategic Transactions from January 2016 to June 2019, as Vice President – Strategic Transactions from January 2013 to December 2015, as Assistant Vice President – Due Diligence & Financial Analysis from June 2009 to December 2012, and as Senior Director – Due Diligence & Financial Analysis from December 2006 to June 2009. At the Company, Mr. Hakman oversees property acquisitions and dispositions, due diligence activities, financial underwriting, and secured debt placement and contributes to the development of the strategy and business plan for each asset. Before joining the Company, Mr. Hakman was part of the Commercial Real Estate Finance Group at Colliers International. In this capacity, he was responsible for financial and project feasibility analyses, investment sales activities, and commercial real estate transaction structuring. Previously, Mr. Hakman was a Senior Consultant at PricewaterhouseCoopers LLP, (“PwC”), where he headed a team that was responsible for performing due diligence with respect to the acquisition of commercial property and the securitization of loan portfolios. Prior to PwC, he was in the asset management division at American Realty Advisors, where he was responsible for the asset management of office, industrial, and land assets nationally. Mr. Hakman received his Bachelor of Science degree in Business Administration from Pepperdine University.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Joel S. Marcus(2)	—	—	—	—
Steven R. Hash	221,000	110,046	11,674	342,720
John L. Atkins, III	165,000	110,046	—	275,046
James P. Cain	136,000	110,046	2,654	248,700
Maria C. Freire, Ph.D.	150,000	110,046	—	260,046
Richard H. Klein	165,000	110,046	—	275,046
James H. Richardson(3)	35,375	175,650	101,500	312,525
Michael A. Woronoff	136,000	110,046	12,117	258,163

(1)
Except for Mr. Richardson, the dollar value of restricted stock awards set forth in this column is equal to the aggregate fair value at the grant date of January 15, 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Refer to footnote 3 below for information as it relates to Mr. Richardson. As of December 31, 2019, our non-employee directors held the following amounts of unvested restricted stock awards and phantom units:

Award Type	Steven R. Hash	John L. Atkins, III	James P. Cain	Maria C. Freire	Richard H. Klein	James H. Richardson	Michael A. Woronoff
Unvested restricted stock awards	344	1,375	692	1,375	1,375	2,085	—
Phantom stock units	3,685	—	928	—	—	—	3,925

(2)
Mr. Marcus, the Company’s Executive Chairman, was an employee of the Company in 2019 and thus received no compensation for his services as director. The compensation received by Mr. Marcus as an NEO of the Company is shown in the “Summary Compensation Table” on page 95.

(3)
Mr. Richardson, a senior management consultant to the Company, received compensation for services provided to the Company in 2019 consisting of $35,375 for services relating to his duties as a director, as well as $101,500 in cash payments and a restricted stock award of 1,250 shares for non-director-related consulting services.

In determining the form and amount of compensation to be paid to our independent directors in 2019, the Board of Directors considered recommendations from FTI Consulting, Inc. (“FTI”). At the end of 2018, the Board of Directors reviewed data provided by FTI for the peer group described under “2019 Peer Group” on page 60 and considered industry trends in director compensation to determine the terms of the compensation program for our independent directors in 2019. In 2019, each independent director earned an annual cash retainer fee of $110,000 and the Lead Director an additional $50,000 in annual cash fees. Additional fees for various roles were as follows:

	Committee Chair ($)	Committee Member ($)
Audit Committee	35,000	20,000
Compensation Committee	35,000	20,000
Nominating & Governance Committee	35,000	20,000
Science & Technology Committee	20,000	6,000
Pricing Committee(1)	N/A	6,000

(1)	Mr. Marcus is a member of the Pricing Committee but does not receive additional compensation for this role.

Independent directors are also eligible to receive restricted stock awards under the 1997 Incentive Plan equal to a fixed-dollar amount of $110,000 divided by the Company’s closing stock price as of the grant date as compensation for their services as directors. These restricted stock awards generally vest over a period of three years.

In 2016, our stockholders approved a limit on the amount of non-employee director compensation under the 1997 Incentive Plan. The aggregate value of all compensation granted or paid to any individual solely for service as a non-employee director of the Board of Directors with respect to any calendar year may not exceed $600,000 in total value, calculating the value of any stock awards based on the grant date fair value of such awards. This limit was not intended to serve as an increase in the annual amount of non-employee director compensation; rather, this action was approved for the purpose of limiting the amount of compensation the Board of Directors can approve for non-employee directors each year.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Deferred Compensation Plan for Directors

The Company’s Deferred Compensation Plan for Directors (the “DCPD”), established in December 2001, permits non-employee directors to elect to defer receipt of up to 100% of their annual retainer fees, committee chair and member fees, lead director fees, restricted stock awards, and any tax gross-up payments made with respect to restricted stock awards (but the Company does not have a practice of awarding any tax gross-up payments with respect to restricted stock awards).

Any amounts elected to be deferred under the DCPD are converted into phantom stock units based on the then‑current value of our Common Stock at the time such amounts are credited to the non-employee director’s DCPD account. Any phantom stock units attributable to deferrals of restricted stock awards are subject to the same vesting and forfeiture conditions as the deferred restricted stock award, provided, however, that all phantom stock units shall immediately vest in the event of a change in control or a termination of the non-employee director’s service with us due to death, disability, termination without Cause (as defined in the DCPD), or failure without Cause to be renominated or reelected to the Board. Phantom stock units credited to the non-employee director DCPD accounts are adjusted to reflect dividends, stock splits, and similar events impacting our Common Stock. All distributions under the DCPD in settlement of the non-employee director’s phantom stock unit account are paid in the form of an issuance of our Common Stock with the number of shares issued corresponding with the number of phantom units to be settled. Any fractional phantom stock units are settled in cash based on the then-current value of our Common Stock.

Non-employee directors generally must make deferral elections under the DCPD during an election period that is prior to the beginning of the plan year in which the related compensation is earned or prior to the beginning of the plan year in which the restricted stock award is granted. Newly eligible directors are permitted to make a deferral election within the first 30 days after becoming eligible to participate in the DCPD with respect to compensation earned during the remainder of the plan year after the election becomes irrevocable.

The non-employee director may elect to receive a distribution in settlement of his or her vested phantom stock unit account under the DCPD on a specified date selected by the non-employee director. If the non-employee director’s service terminates prior to any scheduled distribution date, the entire phantom stock unit account will be immediately settled upon termination. In addition, if a change in control (as defined under the DCPD) occurs prior to any such date specified by the non-employee director for distribution, settlement of any phantom stock units attributable to any amounts that were deferred under the DCPD on or after January 1, 2005, will be made as soon as administratively feasible following the change in control.

A non-employee director may elect to receive an early distribution of any vested amounts if he or she experiences an unforeseeable emergency (as defined in the DCPD). In addition, a non-employee director may elect to receive an early settlement of phantom stock units attributable to any vested deferrals made to the DCPD prior to January 1, 2005, provided that the number of phantom units to be settled will be equal to 90% of the number of phantom units elected by the non-employee director and the remaining 10% of the phantom units elected by the non-employee director will be forfeited. During 2019, the Company did not credit any additional phantom stock units to participants’ accounts under the DCPD in addition to those related to the compensation deferred by the non-employee director.

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Alexandria Center® for Life Science – New York City, New York City

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PROPOSAL 2 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 1997 STOCK AWARD AND INCENTIVE PLAN

The Company believes that an equity compensation program is a necessary and powerful incentive and retention tool that benefits all the Company’s stockholders. On March 26, 2020 (the “Amendment Date”), the Board of Directors approved an amendment and restatement of the 1997 Incentive Plan, which was last approved by the Company’s stockholders in May 2018 (the 1997 Incentive Plan, as proposed to be amended and restated, the “Amended 1997 Incentive Plan”), subject to approval by the Company’s stockholders. The key amendments incorporated in the Amended 1997 Incentive Plan are to:

•	Increase the aggregate number of shares of Common Stock available for grant by 1,800,000 shares as of the Amendment Date; and

•	Eliminate stock options and stock appreciation rights as types of awards that may be granted under the Amended 1997 Incentive Plan.

Why You Should Vote for the Amended 1997 Incentive Plan

● Low Burn Rate: Our three-year average historical burn rate is 1.96%.
● Reasonable Overhang: The size of our share reserve request is reasonable and, if approved, is projected to result in an overhang of no more than 4.34% as of March 26, 2020, inclusive of any unvested awards and awards currently remaining available under the 1997 Incentive Plan; stockholder approval is required to increase the share reserve (there is no “evergreen” provision).
● Responsible Change of Control Provisions: Double-trigger vesting acceleration and the definition of change of control require consummation of an actual transaction so that no change of control vesting acceleration benefits may occur without an actual change of control transaction occurring.

Equity Awards Are an Important Part of Our Compensation Philosophy

The Board of Directors believes that the availability of awards under the 1997 Incentive Plan enhances the Company’s ability to attract, retain, and motivate the directors, officers, and other employees necessary for the Company’s growth and success. The Board of Directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining, and motivating key personnel, consultants, and advisors. The Board of Directors believes that the issuance of equity awards is an important element underlying the Company’s ability to attract, retain, and motivate key personnel, consultants, and advisors and better aligns the interests of such persons with those of the Company’s stockholders.

If this Proposal 2 is approved by our stockholders, the Amended 1997 Incentive Plan will become effective as of the Amendment Date. In the event that our stockholders do not approve this Proposal 2, the Amended 1997 Incentive Plan will not become effective and the 1997 Incentive Plan will continue in its current form. However, without the Amended 1997 Incentive Plan, we believe that the shares available for grant under the 1997 Incentive Plan will be insufficient to meet our anticipated recruiting and retention needs.

The Size of Our Share Reserve Request Is Reasonable

If the Amended 1997 Incentive Plan is approved by our stockholders, we will have 3,525,962 shares available for grant as of the Amendment Date, plus certain shares that would return to the share reserve pursuant to the terms of the Amended 1997 Incentive Plan, which we view as necessary and reasonable to provide a predictable amount of equity for attracting, retaining, and motivating key personnel, consultants, and advisors.

The following table provides certain additional information regarding our long-term incentive award program:

As of March 26, 2020
Shares of Common Stock subject to outstanding full value awards	1,865,664
Shares of Common Stock subject to outstanding stock options	—
Shares of Common Stock available for grant under the 1997 Incentive Plan	1,725,962
Shares of Common Stock available for grant under other equity incentive plans	—

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PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

A total of 126,194,841 shares of Common Stock were issued and outstanding as of the record date. The closing price of the Common Stock was $137.06 per share as of the record date.

We Manage Our Equity Award Use Carefully

We manage our overhang by limiting the number of equity awards granted annually. The Compensation Committee monitors our annual burn rate, overhang, and equity expense to ensure that we maximize stockholder value by granting only the number of equity awards necessary to attract, reward, and retain key personnel, consultants, and advisors.

The following table shows our responsible burn rate history. In the following table, “appreciation awards” represent the gross number of shares subject to options and stock appreciation rights granted in each year, and “full value awards” represent the sum of the gross number of shares subject to all other time-based awards granted in each year (that is, restricted stock awards, restricted stock unit awards, and stock awards in lieu of bonuses) and the number of shares vested pursuant to performance-based full value awards in each year.

Historical Grants and Burn Rate	2017 Actual	2018 Actual	2019 Actual
Full value awards: time-based granted and performance-based vested	641,135	642,264	760,021
Appreciation awards	—	—	—
Grants under 1997 Incentive Plan	641,135	642,264	760,021
Weighted-average Common Stock outstanding	94,989,968	104,597,288	113,792,070
Annual burn rate(1)	2.02%	1.84%	2.00%

(1)
Annual burn rate is calculated as: (appreciation awards + full value awards)/weighted-average Common Stock outstanding. For purposes of this calculation, shares subject to full value awards are increased by a 3x volatility multiplier for each of years 2017-2019.

The Amended 1997 Incentive Plan Includes Compensation and Governance Best Practices

The Amended 1997 Incentive Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•
Stockholder approval required for additional shares. The Amended 1997 Incentive Plan does not contain an annual “evergreen” provision. There is a fixed number of shares that can be issued pursuant to the Amended 1997 Incentive Plan, and stockholder approval is required to increase this number, which allows our stockholders to have direct input on the size of our equity compensation program.

•
Double-trigger change of control treatment. The Amended 1997 Incentive Plan provides for double-trigger vesting acceleration with respect to equity awards (except equity awards that vest upon the attainment of specified performance objectives) so that awards become fully vested (and exercisable, if applicable) upon a change of control of the Company only if such awards are not assumed or continued, or substituted with a similar award, by the surviving or acquiring corporation, or in the event of the award holder’s involuntary termination upon or within two years following such change of control.

•
Non-liberal change of control provisions. The definition of change of control in the Amended 1997 Incentive Plan requires the consummation of an actual transaction so that no change of control vesting acceleration benefits may occur without an actual change of control transaction occurring.

•
Minimum vesting provision. The Amended 1997 Incentive Plan provides that full value awards that vest based on an individual’s service with the Company will not vest any more rapidly than pro rata over a three-year period and any full value awards that vest based on the satisfaction of performance goals will not vest earlier than one year from the date of grant, subject to limited exceptions.

•
Limit on non-employee director compensation. The aggregate value of all compensation granted or paid to any individual solely for service as a non-employee director of the Board with respect to any calendar year, including awards granted under the Amended 1997 Incentive Plan and cash fees paid by us to such non-employee director, will not exceed $600,000 in total value, calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.

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PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

The essential features of the proposed Amended 1997 Incentive Plan are outlined below. The following summary description of the proposed Amended 1997 Incentive Plan is qualified in its entirety by reference to the full text of the Amended 1997 Incentive Plan that is attached to this Proxy Statement as Appendix I.

Description of the Amended 1997 Incentive Plan

General. The Amended 1997 Incentive Plan provides for the grant of restricted stock awards and other stock-based or cash-based awards (collectively, “awards”).

Administration. The Amended 1997 Incentive Plan is administered by the Compensation Committee (for purposes of this proposal, the “Committee”). Subject to the terms of the Amended 1997 Incentive Plan, the Committee has the power to construe and interpret the Amended 1997 Incentive Plan, determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, and other terms and conditions with respect to each award. The Amended 1997 Incentive Plan provides that the Committee has the authority to accelerate the exercisability or vesting of any awards in its discretion, but only in the event of a participant’s death, Disability or Retirement, or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards that do not meet the preceding acceleration limitations. The Committee may delegate administrative duties to its members or agents, except that any award granted to a non-employee director will be granted by the Committee, without any such delegation.

Share Reserve and Adjustments. If the Amended 1997 Incentive Plan is approved by the stockholders, a total of 5,391,626 shares of Common Stock will be reserved for issuance under the Amended 1997 Incentive Plan pursuant to awards granted on or after the Amendment Date. The Company calls this number the “Share Reserve.” The Share Reserve will consist of (i) 3,525,962 shares that will be available for issuance as of the Amendment Date and (ii) 1,865,664 shares subject to awards outstanding under the Amended 1997 Incentive Plan as of the Amendment Date that may again become available for issuance pursuant to the terms of the Amended 1997 Incentive Plan (as described below), as such shares become available from time to time.

If, under the Amended 1997 Incentive Plan, the Company issues Common Stock pursuant to an award and the Common Stock is later forfeited, then the forfeited shares will again become available for issuance under the Amended 1997 Incentive Plan. However, in the case of forfeiture, cancellation, exchange, or surrender of shares of restricted stock with respect to which dividends have been paid or accrued, the number of shares with respect to such awards will not be available again for awards under the Amended 1997 Incentive Plan unless, in the case of shares with respect to which dividends were accrued but unpaid, such dividends are also forfeited, canceled, exchanged, or surrendered. Upon the exercise of any award granted in tandem with any other award, the related award will be canceled to the extent of the number of shares of Common Stock as to which the award is exercised and such number of shares will no longer be available for awards under the Amended 1997 Incentive Plan. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable securities exchange, and such issuance will not reduce the number of shares available for issuance under the Amended 1997 Incentive Plan.

To the extent there are any shares underlying awards that subsequently expire or terminate for any reason prior to exercise or settlement, that are forfeited because of a failure to vest, or that are reacquired or withheld to satisfy a tax withholding obligation in connection with an award, such shares of Common Stock will again become available for issuance under the Amended 1997 Incentive Plan. Any shares reacquired pursuant to the Company’s withholding obligations in connection with restricted stock or an other stock-based award shall again become available for issuance under the Amended 1997 Incentive Plan.

The Amended 1997 Incentive Plan provides that no more than 500,000 shares may be awarded to a single individual in a single calendar year pursuant to stock-based awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the award is granted. No individual who is considered a “covered employee” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may receive an award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code under the Amended 1997 Incentive Plan in excess of 500,000 shares for stock-based awards or $7,500,000 for cash-based awards, in a single calendar year. However, in order to qualify as “performance-based compensation” under Section 162(m) of the Code, among other requirements, such awards must be eligible to qualify for the Section 162(m) Transition Relief (as described in “Section 162(m) Transition Relief for Performance-Based Compensation” below).

Under the Amended 1997 Incentive Plan, in the event of certain changes to the Company’s capitalization (as described below), the Committee will appropriately and proportionately adjust, in its discretion: (i) the class(es) and maximum number of securities subject to the Amended 1997 Incentive Plan, (ii) the class(es) and maximum number of securities that may be awarded to any person pursuant to the annual per-participant (and per-covered employee, if applicable) limits, (iii) the class(es) and maximum number of securities issued or issuable with respect to outstanding awards, and (iv) the exercise price, grant price, or purchase price relating to any award.

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PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

The Committee shall make such adjustments upon any change that is made in, or other events that occur with respect to, the shares subject to the Amended 1997 Incentive Plan or subject to any award without the receipt of consideration by the Company, through stock dividend, dividend in property other than cash, liquidating dividend, recapitalization, reincorporation, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or change in corporate structure or other similar equity restructuring transaction, as that term is used in FASB ASC Topic 718.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any individual solely for service as a non-employee director of the Board with respect to any calendar year, including awards granted under the Amended 1997 Incentive Plan and cash fees paid by us to such non-employee director, will not exceed $600,000 in total value, calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.

Eligibility. All of the Company’s employees, directors, and independent contractors, as well as those of the Company’s subsidiaries and affiliates, are eligible to receive all types of awards under the Amended 1997 Incentive Plan.

As of March 31, 2020, the Company (including its subsidiaries and affiliates) had approximately 444 employees, including seven NEOs, 13 independent contractors, and eight non-employee directors, all of whom would be eligible to receive awards under the Amended 1997 Incentive Plan.

Section 162(m) Transition Relief for Performance-Based Compensation. Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” (as defined under Section 162(m) of the Code) that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Certain provisions in the Amended 1997 Incentive Plan refer to the “performance-based compensation” exception to the $1 million deduction limit under Section 162(m) of the Code. Pursuant to the Tax Cuts and Jobs Act, this exception was repealed with respect to taxable years beginning after December 31, 2017. However, an award may still be eligible for this exception if, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. For purposes of this Proposal 2, the term “Section 162(m) Transition Relief” refers to such transition relief. Accordingly, the provisions in the Amended 1997 Incentive Plan that refer to the “performance-based compensation” exception under Section 162(m) of the Code will only apply to any award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the Section 162(m) Transition Relief, and therefore, such provisions are not applicable to any other awards granted under the Amended 1997 Incentive Plan. However, even if an award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no assurance can be given that the award will in fact qualify for the Section 162(m) Transition Relief or the “performance-based compensation” exception under Section 162(m) of the Code.

Restricted Stock Awards. Restricted stock awards may be granted under the Amended 1997 Incentive Plan pursuant to restricted stock award agreements. Under the Amended 1997 Incentive Plan, a restricted stock award may be granted in consideration for cash, check, bank draft, or money order payable to us, the recipient’s services performed for the Company or an affiliate of the Company, or any other form of legal consideration acceptable to the Committee. Shares of stock acquired under a restricted stock award may, but need not, be subject to forfeiture, restrictions on transferability and other restrictions in accordance with a vesting schedule as determined by the Committee. Such restrictions may include factors relating to the increase in the value of the Common Stock or to individual or Company performance, such as the attainment of certain specified individual or Company-wide performance goals or earnings per share. However, (i) any restrictions that may lapse on the basis of a participant’s service with the Company or its subsidiaries or affiliates will not lapse any more rapidly than pro rata over a three-year period, and any restrictions that may lapse on the basis of factors such as an increase in the value of the Common Stock or individual or Company performance will not lapse any earlier than one year following the date of grant of the restricted stock award, and (ii) the lapsing of any such restrictions may be accelerated only in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards that do not meet the preceding vesting or acceleration limitations. Except to the extent restricted under the restricted stock award agreement, a participant who is granted a restricted stock award will have all of the rights of a stockholder, including the right to vote the shares and the right to receive dividends. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of service with the Company or its subsidiaries or affiliates.

Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Common Stock under the Amended 1997 Incentive Plan to participants as a bonus, or to grant other awards in lieu of Company commitments to pay cash under other plans or compensatory arrangements, as determined by the Committee. The Committee has the discretion to determine the terms of any such awards. However, (i) any such award that vests on the basis of a participant’s service with the Company

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PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

or its subsidiaries or affiliates will not vest any more rapidly than pro rata over a three-year period, and any such award that vests on the basis of performance will provide for a performance period of at least one year, and (ii) vesting may be accelerated only in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that (a) up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards that do not meet the preceding vesting or acceleration limitations, and (b) any such award that is granted in lieu of compensation that has been earned by the participant and that is otherwise payable in cash will not be subject to the preceding vesting limitations.

Other Stock-Based or Cash-Based Awards. The Committee is authorized to grant other stock-based or cash-based awards under the Amended 1997 Incentive Plan. Such awards may be granted with value and payment contingent upon the Company’s performance or any other factors designated by the Committee, or valued by reference to the performance of specified subsidiaries or affiliates of the Company. However, (i) any other stock-based award which vests on the basis of a participant’s service with the Company or its subsidiaries or affiliates will not vest any more rapidly than pro rata over a three-year period, and any other stock-based award which vests on the basis of performance will provide for a performance period of at least one year, and (ii) vesting may be accelerated only in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards which do not meet the preceding vesting or acceleration limitations.

The Committee will determine the terms and conditions of such awards at the time of grant or thereafter, provided that, with respect to any such awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will set a period of time (a “performance period”) over which the attainment of one or more goals (the “performance objectives”) will be measured for the purpose of determining whether the participant has a vested right in or to such award. With respect to such awards, (i) any performance objectives for a particular calendar year will be established by the Committee in accordance with Section 162(m) of the Code (typically before the 90th day of a performance period or the date on which 25% of the performance period has elapsed), and (ii) the Committee will establish the performance objectives to be used, which will be based on one or more of the criteria (“performance criteria”) enumerated in the Amended 1997 Incentive Plan and described below. However, in order to qualify as “performance-based compensation” under Section 162(m) of the Code, among other requirements, such awards must be eligible to qualify for the Section 162(m) Transition Relief (as described in “Section 162(m) Transition Relief for Performance-Based Compensation” above).

Performance objectives under the Amended 1997 Incentive Plan will be determined by the Committee, based on any one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes, and depreciation; (iii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (iv) total stockholder return; (v) return on equity or average stockholders’ equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) net operating income (“NOI”); (xi) operating income after taxes; (xii) operating cash flow; (xiii) sales or revenue targets; (xiv) increases in revenue or product revenue; (xv) expenses and cost reduction goals; (xvi) economic value added (or an equivalent metric); (xvii) market share; (xviii) cash flow; (xix) cash flow per share; (xx) share price performance; (xxi) debt reduction; (xxii) customer satisfaction; (xxiii) stockholders’ equity; (xxiv) capital expenditures; (xxv) debt levels; (xxvi) operating margin or net operating margin; (xxvii) workforce diversity; (xxviii) growth of net income, operating income, or net earnings; (xxix) increase in funds from operations (“FFO”); (xxx) increase in FFO per share; (xxxi) liquidity; (xxxii) net debt to adjusted EBITDA; (xxxiii) fixed-charge coverage ratio; (xxxiv) percentage of annualized base rent (“ABR”) from investment-grade tenants; (xxxv) same property NOI growth; (xxxvi) amount of RSF leased; (xxxvii) growth in ABR in Class A assets; (xxxviii) EBITDA margin; or (xxxix) the Company’s published ranking against its peer group of office real estate investment trusts based on total stockholder return, increase in FFO per share, and/or FFO current and forward multiples. At the discretion of the Committee, a performance measure not listed above may be utilized, if it is considered relevant and important at the time of the award, although an award subject to a performance measure not listed above would not qualify as “performance-based compensation” under Section 162(m) of the Code regardless of the Section 162(m) Transition Relief.

Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or terms relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any award, the Committee is authorized to determine whether, when calculating the attainment of performance objectives for a certain performance period: (i) to exclude restructuring and/or other specific or objectively determinable nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar-denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles. In addition, the Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance objectives and to define the manner of calculating the performance criteria it selects to use for a performance period.

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PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Effect of a Change of Control. The following will occur with respect to awards (other than cash-based awards and awards that vest upon the attainment of specified performance objectives) granted under the Amended 1997 Incentive Plan in the event of a Change of Control (as defined in the Amended 1997 Incentive Plan). Any surviving corporation or acquiring corporation (or its parent company) may assume or continue any outstanding awards or may substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the Change of Control) for those outstanding awards. If the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any outstanding award or substitute a similar award for any outstanding award, then such award shall become fully vested (and exercisable, if applicable) effective as of the date of the Change of Control, contingent upon the closing or completion of the Change of Control. With respect to any award (other than any cash-based award and any award that vests upon the attainment of specified performance objectives) granted under the Amended 1997 Incentive Plan which does not become fully vested (and exercisable, if applicable) effective as of the date of a Change of Control, the following provisions shall apply in the event of an award holder’s Involuntary Termination (as defined in the Amended 1997 Incentive Plan) upon or within two years following a Change of Control: (i) any awards carrying a right to exercise shall become fully vested and exercisable; and (ii) any restrictions and forfeiture conditions applicable to any other awards granted will lapse and such awards will be deemed fully vested.

Transferability. Awards are not transferable by participants, except by will or the laws of descent and distribution. However, the Committee may permit transfers, in its discretion, in a manner consistent with applicable securities laws, provided that no awards may be transferred for consideration.

Duration, Amendment, and Termination. If the stockholders approve the Amended 1997 Incentive Plan, it will be effective as of the Amendment Date. The Board of Directors may suspend or terminate the Amended 1997 Incentive Plan without stockholder approval or ratification at any time. The Amended 1997 Incentive Plan will terminate on May 11, 2026, unless terminated sooner by the Board of Directors. The Board of Directors may amend or modify the Amended 1997 Incentive Plan at any time. However, no amendment will be effective unless approved by the stockholders to the extent stockholder approval is necessary to satisfy applicable law or applicable stock exchange listing requirements. Except with respect to amendments regarding Section 409A of the Code, no amendment may adversely affect any participant’s outstanding awards under the Amended 1997 Incentive Plan without the participant’s consent.

Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient depend on his or her particular situation, each recipient should consult his or her tax advisor regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 1997 Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of the Company’s tax reporting obligations.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

2020 Proxy Statement	46

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Section 162(m) Limitations. Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” (as defined under Section 162(m) of the Code) that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was not subject to this deduction limitation. Pursuant to the Tax Cuts and Jobs Act, this exception for “performance-based compensation” under Section 162(m) of the Code was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, as well as other factors beyond the control of the Committee, no assurance can be given that any award granted under the Amended 1997 Incentive Plan will be eligible for such transition relief and therefore eligible for the “performance-based compensation” exception under Section 162(m) of the Code.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2019:

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plan Approved by Stockholders – 1997 Incentive Plan(1)	—	—	1,858,673

(1)
Subject to the terms of the 1997 Incentive Plan, as in effect on December 31, 2019, shares available for award purposes under the 1997 Incentive Plan generally may be used for any type of award authorized under that plan, including, without limitation, options, restricted stock, and stock appreciation rights. Pursuant to the terms of the 1997 Incentive Plan, as in effect on December 31, 2019, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1997 Incentive Plan on or after March 23, 2018, is equal to 4,396,710 shares, which number is the sum of (i) 3,000,000 shares that are available for issuance as of March 23, 2018, and (ii) 1,396,710 shares subject to outstanding awards granted under the 1997 Incentive Plan as of March 23, 2018, which become available for issuance under the 1997 Incentive Plan pursuant to its terms, as such shares, if any, become available for issuance from time to time.

New Plan Benefits

We have not approved any awards that are conditioned on stockholder approval of the Amended 1997 Incentive Plan. The Company is unable to currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the Amended 1997 Incentive Plan. If the Amended 1997 Incentive Plan had been in existence in fiscal year 2019, the Company’s award grants for fiscal 2019 would not have been substantially different from those actually made in that year under the 1997 Incentive Plan. On March 31, 2020, the closing price of the Common Stock on the NYSE was $137.06 per share.

Required Vote and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the proposal is required for approval of Proposal 2. Under NYSE rules, abstentions will have the effect of a vote against Proposal 2. The Board of Directors believes that approval of Proposal 2 is in the Company’s best interests for the reasons stated above.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

2020 Proxy Statement	47

PROPOSAL 3 — NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Securities Exchange Act of 1934, as amended, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. At our 2017 annual meeting of stockholders, the stockholders indicated their preference that we solicit this non-binding, advisory vote on the compensation of our NEOs every year. Since then, the Board of Directors has adopted a policy consistent with that preference.

This vote is advisory only, which means that the vote on executive compensation is not binding on the Company, its Board of Directors, or the Compensation Committee. However, both the Board of Directors and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. To the extent there is any significant vote against our NEO compensation as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The compensation of our NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation philosophy and decisions support our key business objectives of creating value for, and promoting the interests of, our stockholders.

Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement by casting a non-binding, advisory vote “FOR” the following resolution, which will be presented at the 2020 Annual Meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

The affirmative vote of a majority of the votes cast on the matter at the 2020 Annual Meeting will be required to adopt the foregoing resolution.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

2020 Proxy Statement	48

PROPOSAL 3 — NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION (continued)

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Board of Directors”) of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has concluded that the level of Named Executive Officer (“NEO”) compensation for 2019 is fair, reasonable, and in the best interests of the Company, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

COMPENSATION COMMITTEE
Steven R. Hash, Chair John L. Atkins, III Richard H. Klein
Leadership Structure and the Roles of Our Named Executive Officers

In 2018, we separated the roles of Chairman and Chief Executive Officer when Mr. Marcus was elevated to the role of the Company’s full-time Executive Chairman. As full-time Executive Chairman, Mr. Marcus’s role includes, among other things: overall oversight of the Company’s executive management team, operational and risk management, financial and operating strategy, corporate brand, and mission; leadership development, talent management, and culture, with a particular emphasis on promoting diversity in leadership positions; the performance of the Company’s operational excellence initiatives; responsibility for strategic corporate and regional growth, including a five-year strategic growth framework through which the Company has the potential to double rental revenues by 2022, compared to 2017, based on properties and development parcels that it had on its balance sheet at the start of the five-year period and continued execution of strong internal growth, assuming a positive macro and industry environment; oversight of the Company’s New York City regional strategic operations; leadership of the Company’s venture investment activity; the performance of the Company’s life science, technology, and agtech ecosystems’ development, growth, and thought leadership; and guiding the Company’s corporate responsibility initiatives.

Company veterans Messrs. Stephen A. Richardson and Peter M. Moglia continue to serve as Co-Chief Executive Officers reporting to Mr. Marcus and our Board of Directors. Mr. Moglia served as our Chief Investment Officer through April 2018 and as Co-Chief Investment Officer since May 2018, when Daniel J. Ryan began serving as Co-Chief Investment Officer. Also during 2018, Dean A. Shigenaga and Thomas J. Andrews began serving as Co-Presidents, Daniel J. Ryan began serving as Co-Chief Investment Officer, and Jennifer J. Banks began serving as Co-Chief Operating Officer. In addition, Mr. Shigenaga continues to serve as our Chief Financial Officer, Mr. Andrews continues to serve as Regional Market Director – Greater Boston, Mr. Ryan continues to serve as Regional Market Director – San Diego, and Ms. Banks continues to serve as our General Counsel and Corporate Secretary. We refer to Messrs. Shigenaga, Andrews, and Ryan and Ms. Banks together as our “Other NEOs.”

This section explains our executive compensation program for 2019 as it relates to our NEOs, described above.

Name	Tenure	Current Position
Joel S. Marcus	26	Executive Chairman and Founder
Stephen A. Richardson	20	Co-Chief Executive Officer
Peter M. Moglia	22	Co-Chief Executive Officer and Co-Chief Investment Officer
Dean A. Shigenaga	19	Co-President and Chief Financial Officer
Thomas J. Andrews	20	Co-President and Regional Market Director – Greater Boston
Daniel J. Ryan	17	Co-Chief Investment Officer and Regional Market Director – San Diego
Jennifer J. Banks	17	Co-Chief Operating Officer, General Counsel, and Corporate Secretary

2020 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

We present our Compensation Discussion and Analysis in the following sections:

1. Executive Summary
In this section, we highlight our 2019 corporate performance, certain governance aspects of our executive compensation program, and our stockholder engagement efforts.	Page 51
2. Compensation Governance
In this section, we describe our executive compensation philosophy and process.	Page 56
3. Key Elements of the Compensation Program
In this section, we describe the material elements of our executive compensation program.	Page 60
4. 2019 Compensation Decisions
In this section, we provide an overview of our Compensation Committee’s executive compensation decisions for 2019 and certain actions taken after 2019 where discussions of more recent actions enhance the understanding of our executive compensation program.
Page 61
5. Other Compensation Policies
In this section, we summarize our other compensation policies and review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.	Page 90

2020 Proxy Statement	50

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary

EXECUTIVE SUMMARY – WHY YOU SHOULD VOTE FOR OUR 2020 SAY-ON-PAY PROPOSAL

The Fundamental Principle That Drives Our Pay Decisions Is to Align Pay with Performance

● The experience, abilities, and commitment of our NEOs (whose tenures with the Company range from 17 to 26 years) provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science, technology, and agtech industries and therefore have been and will continue to be critical to the Company’s long-term success, including the achievement of each of our key business objectives: profitability, growth in funds from operations ("FFO") per share and net asset value ("NAV"), and creation of long-term stockholder value.

● Our total stockholder return ("TSR") of 58.6% and 112.0% for the three and five years ended December 31, 2019, respectively, significantly outperformed the average TSR of our 2019 peer group of nine companies and the TSR of various indices — including the FTSE Nareit Equity Office Index, the Russell 2000 Index, the SNL US REIT Office Index, and the S&P 500 Index.

● As described below, we also had strong year-over-year growth in FFO per share and NAV.

● The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question and, as described below, that our executive compensation program is directly aligned with our corporate performance.

The Compensation Committee Continued to Emphasize Aligning Pay with Performance While Calibrating for Shifting Leadership Roles

● As a result of the change in his role and responsibilities in 2018, Mr. Marcus’s employment agreement provided, beginning in 2019, for a 50% reduction in his annual long-term incentive award target (aggregate target of $2,750,000 compared to the prior aggregate target of $5,500,000 for service as our CEO), and awards granted for service as our Executive Chairman will continue to provide for 50% of the shares being subject to rigorous FFO per share and relative TSR performance goals with a three-year performance period, forfeiture if a minimum level of performance is not achieved, and a cap on the maximum payout.

● The executive employment agreements with each of our Co-CEOs provide beginning in 2019 for long-term incentive awards with the same structure as Mr. Marcus’s grant described immediately above, where 50% of the shares subject to each award are subject to rigorous performance goals over a long-term performance period and the entire amount is subject to forfeiture and a cap on the maximum payout.

Pay-for-Performance Philosophy

The fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenures range from 17 to 26 years) provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science, technology, and agtech industries and therefore have been and will continue to be critical to the Company’s long-term success, including the achievement of each of our key business objectives: profitability, growth in FFO per share and NAV, and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question.

Our Executive Compensation Program Emphasizes Long-Term Performance

Consistent with our pay-for-performance philosophy, the components of our executive compensation program primarily consist of non-cash long-term incentive awards, and payout of a significant portion of the cash and non-cash compensation of our Executive Chairman and our Co-Chief Executive Officers that are contingent on achievement of predetermined performance goals. We believe that our pay-mix emphasizes long-term performance and creation of long-term stockholder value. Components of the total 2019 compensation earned by Messrs. Marcus, S. Richardson, and Moglia are summarized in the chart below.

Base Salary and Bonus (Time Based) 9%	Cash Incentive Award and Bonus (Performance Based) 25%
Determined based on responsibilities, personal expertise and experience, and prevailing base salaries at the Company and elsewhere for similar positions.	Represents annual cash incentive tied to achievements of predetermined corporate and individual goals.

Long-Term Equity Compensation (Time Based) 24%	Long-Term Equity Compensation (Performance Based) 42%
Consists of restricted stock awards that provide motivation through equity compensation with a value that is directly aligned with stockholders’ interest.
Consists of long-term equity awards that are “at risk” and vest upon the achievement of predetermined three-year growth in TSR and FFO, and TSR percentile ranking among constituents of FTSE Nareit Equity Office Index.

2020 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

2019 Strategic Goals and Results

Our primary strategic goals for 2019 were part of a multiyear strategy to deliver significant achievements toward growth in FFO per share, NAV, and Common Stock dividends per share, which we believe has resulted in significant stockholder value, and were as follows:

•	Solid operating performance from our core operating asset base, resulting in growth in total revenues, net operating income, and cash flows;

•
Disciplined allocation of capital to development and redevelopment of highly leased new Class A properties in urban innovation cluster submarkets with high barriers to entry, resulting in growth in total revenues, net operating income, and cash flows; and

•
Disciplined management of our balance sheet, including improvement in our long-term capital structure, extending the weighted-average remaining term of outstanding debt, laddering debt maturities, maintaining moderate balance sheet leverage, and maintaining a moderate level of a pipeline of new buildings through ground-up development and redevelopment.

Funds From Operations Per Share(1)	Net Asset Value Per Share(2)	Common Stock Dividends Per Share

(1)
Represents funds from operations per share – diluted, as adjusted. For information on the Company’s funds from operations, including definitions and a reconciliation to the most directly comparable GAAP measure, see “Non-GAAP Measures and Definitions” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)
Based on average net asset value estimates at the end of each year provided by Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., and J.P. Morgan Securities LLC.

TSR
1 Year Ended		3 Years Ended		5 Years Ended		5/28/97 (IPO) through
12/31/19		12/31/19		12/31/19		12/31/19

ARE	44.0%	ARE	58.6%	ARE	112.0%	ARE	1,714.1%
S&P 500	31.5%	S&P 500	53.2%	S&P 500	73.9%	Peers	747.0%
FTSE	31.4%	Russell	28.1%	Russell	48.5%	FTSE	555.3%
Peers	28.0%	Peers	23.0%	Peers	36.9%	Russell	497.6%
SNL	27.5%	FTSE	18.3%	FTSE	34.2%	S&P 500	482.2%
Russell	25.5%	SNL	8.0%	SNL	21.6%	SNL	443.2%

High ARE Percentile Ranking(1)

SNL	90%	FTSE	100%	FTSE	100%	FTSE	100%
FTSE	89%	SNL	100%	SNL	100%	SNL	100%
Peers	89%	Peers	89%	Peers	89%	Peers	100%
S&P 500	76%	S&P 500	58%	S&P 500	68%	S&P 500	76%

(1) Represents the percentile ranking of ARE’s TSR performance among the companies included in the FTSE Nareit Equity Office and SNL US REIT Office Indices and our 2019 peer group.
ARE: Alexandria Real Estate Equities, Inc.			Russell: Russell 2000 Index
FTSE: FTSE Nareit Equity Office Index			SNL: SNL US REIT Office Index
Peers: Our 2019 Peer Group			S&P: S&P 500 Index
Source: S&P Global Market Intelligence, a part of S&P Global, Inc. | ©2020 | www.snl.com

2020 Proxy Statement	52

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

Significant and Proactive Stockholder Engagement

Stockholder Engagement Process

A critical component of the Compensation Committee’s process continues to be maintaining active ongoing engagement with our stockholders. In 2019, we continued our outreach efforts among our stockholders, including every stockholder holding more than one percent of our Common Stock as of December 31, 2019. Our Lead Director and Chair of our Compensation Committee led these meetings. In addition, we held nearly 190 meetings with stockholders in 2019, covering a variety of topics, including business trends and strategy, key drivers of growth, corporate governance matters, board composition and diversity, our 2018 management transition, our executive compensation programs, and ways to enhance our disclosures.

Since our 2019 annual meeting of stockholders, the Compensation Committee also engaged in discussions with the two leading proxy advisory firms to better understand their methodology and rationale, to ensure an understanding of certain key policies, and to discuss potential changes to the compensation program intended to address any remaining stockholder concerns reflected in their reports.

We proactively reached out to, among others,	We held nearly

100% of stockholders	190 meetings with stockholders

holding more than one percent of our Common Stock as of December 31, 2019	covering a wide variety of topics, including business trends and strategy, key drivers of growth, corporate governance, and our executive compensation

2019 SAY-ON-PAY VOTING RESULTS
The Compensation Committee determined to maintain the core structure of our overall executive compensation program for 2019, taking into account:
	✓	the strong support demonstrated by our stockholders on our say-on-pay proposal with respect to our 2018 NEO compensation;
In 2019, we received 92% of votes cast "FOR" our 2018 executive compensation program; in the last two years, we received over 91% (on average) of votes cast for our executive compensation program.	✓	feedback from stockholders expressing hesitation to micromanage our business by insisting upon a rigid formulaic approach for our Other NEOs (as defined below); and
	✓	the significant changes made to our executive compensation programs since 2013 as a result of stockholder engagement.

2020 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

Significant Changes to Our Executive Compensation Programs as a Result of Stockholder Engagement

The following chart describes actions taken during the last several years as a result of our engagement with stockholders:

Category	Actions
Change-in-control vesting of equity awards	Changed from single-trigger vesting to double-trigger vesting of equity awards granted to all NEOs. All currently outstanding equity awards are subject to double-trigger vesting.

Annual incentive performance goals
Reduced number of goals and made goals more formulaic for the Executive Chairman and Co-CEOs, and for 2020, incorporated environmental and sustainability performance measures. For a further description, see “Corporate Performance Measures for Executive Chairman and Co-CEOs’ 2019 Cash Incentive Awards” on page 63 and “Notable Addition of Environmental and Sustainability Performance Measures to the 2020 Cash Incentive Award Goals for Messrs. Marcus, S. Richardson, and Moglia” on page 67.

Disclosure of annual incentive corporate performance goals	Disclosed weighting, goals, and actual performance for the Executive Chairman and the Co-CEOs’ annual cash incentive awards; see pages 64-67.

Disclosure of long-term incentive (“LTI”) award for performance goals related to FFO per share
Specific metrics for FFO per share will continue to be disclosed at the end of each performance period and are included below for the grant made to Mr. Marcus in 2017. We believe that disclosure of such metrics during a three-year performance period would be inappropriate since most REITs only provide annual guidance for FFO per share.

Disclosure of NEO compensation program
In addition to disclosures made for Executive Chairman and Co-CEOs, disclosed key performance considerations underlying compensation awarded to the Other NEOs; see discussion starting on page 72. Starting in 2019, all annual cash incentives were subject to a maximum of 225% of base salary.

Performance-based LTI program for all NEOs
Adopted a performance program whereby each NEO receives an annual LTI award, 75% of which is eligible to vest upon achievement of TSR on a relative basis compared to the constituents of the FTSE Nareit Equity Office Index and 25% of which is eligible to vest upon achievement of TSR on an absolute basis, over a three-year performance period. The shares subject to each award are also subject to a one-year holding period after vesting.

Positive Feedback from Stockholders

For our Other NEOs, the Compensation Committee has continued to consider a more formulaic approach to annual incentive compensation. The Chair of our Compensation Committee has specifically discussed the existing holistic approach with stockholders during our extensive stockholder outreach program. The feedback from stockholders consisted of the following:

•	Support for our current compensation program;

•	Hesitation to micromanage our business by insisting upon a rigid formulaic approach; and

•	Support for our Compensation Committee’s structuring of our executive compensation program in a manner it believes to be in the best interests of the Company.

We have also received the following positive feedback from stockholders during our ongoing engagement efforts:

•	Praise for our stockholder engagement efforts and the changes to our compensation program made as a result of such engagement;

•	Praise for our successful 2018 management transition, leadership expansion, and retention of key personnel, including our NEOs;

•	Appreciation for the enhanced disclosures, which we have maintained and expanded in this Proxy Statement;

•	Acknowledgment that the Compensation Committee uses an appropriate balance of predetermined objective metrics and discretionary decisions;

•	Support for our emphasis on long-term performance-based compensation; and

•	Support for our corporate responsibility efforts and related disclosure.

2020 Proxy Statement	54

NO
TURN
ON RED
LEFT TURN
YIELD
ON GREEN
WEIGHT
LIMIT

50 & 60 Binney Street, Cambridge, Greater Boston

2020 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Governance

Our Compensation Committee

The Compensation Committee consists of three independent directors, Messrs. Hash (Chair), Atkins, and Klein. The Compensation Committee administers our executive compensation program and is responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs and other executive officers. The Compensation Committee has incorporated the following market-leading governance features into our executive compensation program:

☑	Stockholder-Friendly Practices We Follow	☒	Stockholder-Unfriendly Practices We Avoid
✓	Maintain a cap on incentive compensation payments	☒	Guaranteed bonuses
✓	Impose a 1-year, post-vesting holding period on certain long-term incentive awards	☒	Excessive perquisites
✓	Include a “double-trigger” change-in-control provision in all equity awards granted to NEOs	☒	Excessive change-in-control or severance payments
✓	Maintain robust stock ownership guidelines and holding periods	☒	Tax gross-up payments
✓	Maintain a clawback policy	☒	Pledging of the Company’s shares
✓	Conduct an annual say-on-pay vote	☒	Hedging or derivative transactions involving the Company’s shares
✓	Mitigate inappropriate risk-taking

Compensation Philosophy

The fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenures range from 17 to 26 years) provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science, technology, and agtech industries and therefore have been and will continue to be critical to the Company’s long-term success, including the achievement of each of our key business objectives: profitability; growth in FFO per share, NAV, and Common Stock dividends per share; and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company and the performance of the individual for the year in question.

The Compensation Committee believes that our compensation program:

CREATES	ENSURES	SETS	DISTINGUISHES	ALIGNS	REWARDS

incentives for management to support our key business objectives	a prudent use of equity	rigorous performance goals	between short- and long-term time horizons and objectives	pay with performance	our NEOs for accomplishments

Consistent with the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee considers the Company’s financial and operational performance, achievement of predetermined individual performance measures, and market conditions when determining executive compensation. For 2019, the Compensation Committee used a disciplined approach for determining each NEO’s compensation, based on the following general principles:

•	Base salary should generally be an important but relatively small portion of total compensation;

•	Annual cash incentive awards should be performance based;

•
At least 50% of total annual compensation should be “at risk” compensation in the form of equity in order to align a significant amount of compensation with the interests of the Company’s stockholders;

•	A portion of each NEO’s equity compensation should include long-term incentive awards that vest solely upon the achievement of performance conditions; and

•
Each NEO’s total compensation should include an evaluation of the officer’s individual performance, position, tenure with the Company, experience, expertise, leadership, management capability, and contribution to profitability, growth in FFO per share, NAV, Common Stock dividends per share, and long-term stockholder value.

2020 Proxy Statement	56

COMPENSATION DISCUSSION AND ANALYSIS (continued)

As described above, for our Other NEOs, the Compensation Committee has continued to consider a more formulaic approach to annual incentive compensation. The Chair of our Compensation Committee has specifically discussed the existing holistic approach with stockholders during our extensive stockholder outreach program. The feedback from stockholders consisted of the following:

•	Support for our current compensation program;

•	Hesitation to micromanage our business by insisting upon a rigid formulaic approach; and

•	Support for our Compensation Committee’s structuring of our executive compensation program in a manner it believes to be in the best interests of the Company.

For 2019, our Compensation Committee continued to take the same comprehensive and holistic approach that has been successful and that it believes has led to retaining the team of NEOs with significant tenure with the Company who have been and will continue to be critical to our long-term success.

The key attributes of this approach are as follows:

•	Holistic review — The Compensation Committee performs a holistic review of each individual’s performance and does not assign specific weights to any particular factor.

•
Reflection of corporate and individual performance — Compensation is not based on a rigid formula, but rather reflects individual and corporate performance; each NEO’s total annual compensation varies with our performance for the year in question.

•
Effective retention — Each NEO possesses unique skills in the business of owning and operating real estate for the broad, diverse, and highly technical life science, technology, and agtech industries. These skills are easily transferable to a variety of direct competitors, as well as others. However, our NEOs’ tenures with the Company range from 17 to 26 years, which our Compensation Committee attributes, in part, to an effective executive compensation program.

2020 Proxy Statement	57

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Role of the Compensation Consultant

The Company continued in 2019 to engage FTI, an external compensation consultant that specializes in the real estate industry and has been engaged by the Company for several years, to review our executive compensation program and, if appropriate, to recommend changes to ensure a fair, reasonable, and balanced compensation program for our NEOs that motivates and rewards performance while closely aligning the interests of our NEOs with those of our stockholders. FTI also reviewed the Company’s disclosure of various compensation and benefits payable to each NEO upon certain termination events and provided compensation data and recommendations to our Board of Directors.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to FTI’s work. The Compensation Committee determined, based on its analysis of these factors, that the work of FTI, and the individual compensation advisors employed by FTI as compensation consultants, does not create any conflict of interest.

Role of Our Named Executive Officers

Mr. Marcus reviews in depth the performance of our Co-CEOs and the Other NEOs with the Compensation Committee and makes compensation recommendations to the Compensation Committee for its review and final determination. The NEOs and the Company’s finance and talent management teams provide market and Company information to the Compensation Committee that is used in determining each NEO’s compensation in light of the Company’s relative and absolute performance and individual contributions.

2020 Proxy Statement	58

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Peer Analysis

2019 Peer Group

The Compensation Committee gathers and reviews information about the compensation program and processes of other publicly traded REITs as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Compensation Committee considers whether its compensation decisions are consistent with market practices. The Compensation Committee evaluates compensation primarily on the corporate objectives discussed above under “Compensation Philosophy” on page 57, with a comparison to peers being just one of the factors considered.

In selecting a peer group, the Compensation Committee focused first on our direct competitors, which are the REITs that own office/laboratory properties. Because we only had four direct competitors in our complex real estate niche, the Compensation Committee next added REITs with which we compete for talent, acquisitions, and tenants, and whose total assets, total revenues, and equity capitalization are generally no less than 0.5 times and generally no greater than 2.5 times ours. Our peer group for 2019 (our “2019 Peer Group”) consisted of the following companies:

●	Boston Properties, Inc.*^	●	Hudson Pacific Properties, Inc.**	●	Prologis, Inc.**^
●	Douglas Emmett, Inc.**	●	Kilroy Realty Corporation*	●	SL Green Realty Corp.**^
●	Healthpeak Properties, Inc.*^	●	Paramount Group, Inc.**	●	Ventas, Inc.*^

*	Direct competitor (peer company that owns office/laboratory properties).

**	Indirect competitor (peer company with which we compete for talent, acquisitions, and tenants).

^	S&P 500 REIT.

2019 Alexandria Rankings Relative to our 2019 Peer Group

0
20
40
60
80
100
Total Assets (1)
67th Percentile
Total Revenues (2)
56th Percentile
Equity Capitalization (1)
67th Percentile
FFO Per Share, as Adjusted (3-Year Growth) (3) (4)
89th Percentile
FFO Per Share, as Adjusted (Multiple) (2) (4)
89th Percentile
Adjusted EBITDA Margin (2) (4)
89th Percentile
Cash Same Property NOI Growth (3) (4)
83rd Percentile
Investment-Grade Tenants Among Top 10 Tenants (5)
100th Percentile
= Alexandria's position

(1)	As of December 31, 2019.

(2)	For the year ended December 31, 2019.

(3)	Represents the year ended December 31, 2019, compared to the year ended December 31, 2016.

(4)
For information on the Company’s definitions and a reconciliation to the most directly comparable GAAP measures, see “Non-GAAP Measures and Definitions” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(5)	Based on top 10 tenants reported by the Company and each company in our 2019 Peer Group as of December 31, 2019, excluding Douglas Emmett, Inc., which does not disclose its top 10 tenants.

Three-year average NEO total compensation percentile ranking within our 2019 Peer Group	55%

2020 Proxy Statement	59

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Key Elements of the Compensation Program

Our executive compensation program consists of three principal components, summarized in the table below, that we believe together emphasize long-term performance and creation of long-term stockholder value. The percentages in the table below reflect the actual cash incentives paid and the grant date fair value of equity awards, in each case as reported in our “Summary Compensation Table” for 2019 on page 95.

Compensation		What We Pay		Why We Pay It

FIXED	Short-Term	Base Salary	●
The Compensation Committee views base salary as the fixed compensation that is paid for ongoing performance throughout the year and that is required to attract, retain, and motivate Company executives.

●
The base salaries of our NEOs are determined in consideration of their position, responsibilities, personal expertise, and experience, as well as the prevailing base salaries at the Company and elsewhere for similar positions.

●
NEOs are eligible for periodic increases in their base salary as a result of Company performance and the performance of the NEOs, including leadership, contribution to Company goals, and stability of operations.

AT-RISK	Mid-Term	Annual Cash Incentive Awards	●
Annual cash incentives for NEOs reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each NEO should be “at risk” and therefore contingent upon the performance of the Company, as well as the individual contribution of each NEO.

			●	Annual cash incentives further align our NEOs’ interests with those of our stockholders and help us attract, retain, and motivate executive talent.
			●	Starting in 2019, all annual cash incentives were subject to a maximum of 225% of base salary.
	Long-Term	Restricted Stock Awards	●	Equity compensation is designed to align the interests of NEOs and other employees with the interests of stockholders through growth in the value of the Company’s Common Stock.
			●	As determined by the Compensation Committee, the Company awards restricted stock as long-term incentives to motivate, reward, and retain NEOs and other employees.
●
Restricted stock awards are utilized because their ultimate value depends on the future stock price performance of the Company, which provides motivation through variable “at risk” compensation and direct alignment with stockholders.

			●	A portion of each NEO’s compensation includes long-term incentive awards that vest solely upon the achievement of performance conditions.
			●	Regular long-term equity grants ensure competitive compensation opportunities.

= Executive Chairman and Co-CEOs
= Other NEOs

2020 Proxy Statement	60

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2019 Compensation Decisions

Base Salaries

The base salary for each NEO is determined by the Compensation Committee. The Compensation Committee decides whether to adjust compensation based on a wide range of factors relating to both Company and individual performance. For 2019, the Compensation Committee approved the following base salaries:

Name	Position	2019 Base Salary	2018 Base Salary	% Increase(1)
Joel S. Marcus	Executive Chairman and Founder	$1,040,000	$1,010,000	3.0%
Stephen A. Richardson	Co-Chief Executive Officer	$650,000	$625,000	4.0%
Peter M. Moglia	Co-Chief Executive Officer and Co-Chief Investment Officer	$650,000	$625,000	4.0%
Dean A. Shigenaga	Co-President and Chief Financial Officer	$620,000	$595,000	4.2%
Thomas J. Andrews	Co-President and Regional Market Director – Greater Boston	$620,000	$595,000	4.2%
Daniel J. Ryan	Co-Chief Investment Officer and Regional Market Director – San Diego	$620,000	$595,000	4.2%
Jennifer J. Banks	Co-Chief Operating Officer, General Counsel, and Corporate Secretary	$470,000	$450,000	4.4%

(1)	Base salary increase reflected cost-of-living adjustment.

2020 Proxy Statement	61

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Annual Cash Incentive Awards for Executive Chairman and Co-CEOs

Structure and Target Value of Executive Chairman and Co-CEOs’ 2019 Cash Incentive Awards

The annual cash incentive awards for Messrs. Marcus, S. Richardson, and Moglia are based upon achievement of predetermined corporate and individual goals, where 60% of their annual cash incentive award is based upon the achievement of predetermined corporate performance measures and 40% is based upon the achievement of predetermined individual performance measures. The Compensation Committee believes this mix is appropriate because it balances the teamwork and common purpose necessary to maximize corporate success while motivating each executive to achieve the individual objectives appropriate for their respective positions, as described in more detail below. For 2019, Messrs. Marcus, Richardson, and Moglia were eligible for the following threshold, target, and maximum percentages of their base salary:

		Amount of 2019 Cash Incentive Award

Level	Percentage of Base Salary	Mr. Marcus	Mr. Richardson	Mr. Moglia
Threshold	75%	$780,000	$487,500	$487,500
Target	150%	$1,560,000	$975,000	$975,000
Maximum	225%	$2,340,000	$1,462,500	$1,462,500

In comparison to the target annual incentive award (as a percentage of base salary) for each CEO within our 2019 Peer Group, the target bonus amounts of our Executive Chairman and Co-CEOs are below the average and median of chief executive officers of companies in our 2019 Peer Group, as disclosed in proxy statements filed by the peer companies in 2019:

Company	Target as a Percentage of Base Salary	Target Bonus	Max as a Percentage of Base Salary	Max Bonus
Boston Properties, Inc.	250%	$2,187,500	329%	$2,875,000
Kilroy Realty Corporation	245%	$3,000,000	308%	$3,775,000
Ventas, Inc.	200%	$2,150,000	360%	$3,870,000
SL Green Realty Corp.	200%	$2,500,000	300%	$3,750,000
Healthpeak Properties, Inc.	200%	$2,000,000	300%	$3,000,000
Paramount Group, Inc.	150%	$1,650,000	225%	$2,475,000
Prologis, Inc.	150%	$1,500,000	300%	$3,000,000
Hudson Pacific Properties, Inc.	150%	$1,237,500	200%	$1,650,000
Douglas Emmett, Inc.	N/A(1)	N/A(1)	N/A(1)	N/A(1)

Average (excluding Alexandria)	193%	$2,028,125	290%	$3,049,375
50th Percentile (excluding Alexandria)	200%	$2,075,000	300%	$3,000,000

(1)	Not disclosed by company and excluded from average and median.

2020 Proxy Statement	62

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Corporate Performance Measures for Executive Chairman and Co-CEOs’ 2019 Cash Incentive Awards

Messrs. Marcus’s, S. Richardson’s, and Moglia’s employment agreements provide that with respect to the 60% of their annual cash incentive award that is based upon achievement of predetermined corporate performance measures, the annual performance measures are to be established each year by the Compensation Committee, weighted 50% toward balance sheet management goals and 50% toward profitability and NAV-related goals.

The corporate performance measures for each category were established based upon a comprehensive review of the Company’s 2018 financial and operating performance and 2019 budgets. The 2019 corporate performance goals set by the Compensation Committee included annual balance sheet management, profitability, and NAV-related goals. In setting the threshold, target, and maximum achievement levels for each 2019 corporate performance goal, the Compensation Committee considered, among other things, the Company’s historical performance against the achievement levels previously set for each annual cash incentive award metric, the importance of setting rigorous target achievement levels that meaningfully align with our key business objectives, and our 2019 Peer Group’s relative performance, as compared to the Company’s performance, in 2018 with respect to each annual cash incentive award metric. As shown in the tables on the subsequent pages, the Company was generally required to perform at or above our peer companies’ median performance in 2018 in order for Messrs. Marcus, Richardson, and Moglia to earn a payout at the target achievement level.

Ultimately, the Compensation Committee decided to set the target achievement levels for the 2019 corporate performance goals as described below for the following reasons:

•
Messrs. Marcus, Richardson, and Moglia, as well as our Other NEOs, have continued to consistently generate strong operating and financial year-over-year performance on behalf of the Company;, so the Compensation Committee decided to continue setting rigorous yet attainable goals that properly incentivize achieving this high level of performance year after year.

•
The Compensation Committee’s holistic view of the annual cash incentive award metrics, as well as its strong understanding of how these metrics operate in the aggregate to contribute to both strong financial and operating performance and long-term TSR performance, led the Compensation Committee to conclude that the target achievement level for each 2019 performance goal was not only rigorous, but also directly aligned with our key business objectives and thus stockholder value creation; and

•	The 2019 corporate performance goals were based, in part, on the following general principles:

•	Recognize consistently strong long-term performance as opposed to strong growth following periods of significant decline in performance;

•
Recognize that many other qualitative goals for each NEO also contribute to both strong financial and operating performance and long-term TSR performance (such as the environmental and corporate responsibility initiatives included in our strategic core business verticals disclosed on pages 4-12); and

•	Align with strategic goals to maintain attractive long-term cost of capital to support strategic long-term growth.

2020 Proxy Statement	63

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Considerations in Setting 2019 Balance Sheet Management Goals

With respect to balance sheet management, the 2019 goals established by the Compensation Committee were strategically aligned with the following objectives:

•	Improvement in long-term cost of capital and overall credit rating from Baa2 to Baa1 by Moody’s Investors Service and from BBB to BBB+ by S&P Global Ratings;

•
Liquidity, net debt to Adjusted EBITDA, fixed-charge coverage ratio, and appropriate execution of capital plan represent key credit considerations for our overall credit ratings from Moody’s Investors Service and S&P Global Ratings; and

•
Balance sheet goals are generally based upon December 31, and therefore, goals reflect flexibility to accommodate strategic decisions that may temporarily impact goals based upon a very narrow point in time. For example, an important real estate acquisition may arise late in the calendar year, and although the acquisition may be strategic and focused on generating long-term value, the timing of the real estate acquisition may result in slight temporary adjustments to our balance sheet metrics with no change in our long-term balance sheet goals.

The following table reflects the threshold, target, and maximum achievement levels established by the Compensation Committee, as well as the relative weighting and actual achievement of each 2019 balance sheet management goal. Our peer companies’ median performance in 2018 with respect to each metric is also reflected in the following table.

Alexandria’s Actual 2019 Performance

Peers’ 2018 Median Performance

(1)	This goal was based upon the strategy to maintain a range of liquidity from one to two years primarily to fund construction and normal debt maturities.

(2)
This goal was established to drive improvement in the Company’s credit profile. In 2018, Moody’s Investors Service upgraded our corporate issuer credit rating to Baa1/Stable from Baa2/Stable, and in February 2019, S&P Global Ratings raised its credit outlook for our corporate credit rating to BBB+/Stable from BBB/Positive. Net debt to Adjusted EBITDA is calculated using the lower of the three months ended December 31, 2019, annualized, or trailing 12 months. Fixed-charge coverage ratio is calculated using the greater of the three months ended December 31, 2019, annualized, or trailing 12 months.

(3)
This goal provided the Compensation Committee discretion to evaluate how well the executives executed strategic capital decisions through December 31, 2019, taking into consideration appropriate adjustment in strategy to address changes in the financial and debt and equity capital markets, including the balance of pricing, tenure, capital structure, long-term capital alternatives, and maturity profile. For information regarding each executive’s achievement of this goal in 2019, refer to discussion below under “Raising capital and further strengthening our long-term capital structure” on page 72.

2020 Proxy Statement	64

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Considerations in Setting 2019 Profitability and NAV-Related Goals

Profitability and NAV-related goals are specific to each performance year and therefore will vary year to year. Key considerations each year include, among others, key leasing to high-quality tenants, some of which may not be investment-grade rated, occupancy and temporary vacancy during the year related to re-tenanting space, and the volume of contractual lease expirations at the beginning of each year. We also consider the consistency of profitability and NAV-related goals over time as opposed to strong growth after periods of significant decline in profitability and NAV.

The 2019 profitability and NAV-related goals established by the Compensation Committee were strategically aligned with the following objectives:

•	Improvement in long-term cost of capital and overall credit rating from Baa2 to Baa1 by Moody’s Investors Service and from BBB to BBB+ by S&P Global Ratings;

•
Recognition that our NEOs have achieved strong operating and financial performance over multiple years versus outperformance following years of underperformance, and recognition of the need for flexibility to accommodate short-term changes without impacting long-term goals (for example, our tenant roster remains an industry-leading tenant roster, and from time to time, we anticipate a short-term slight reduction in investment-grade tenants);

•
High-quality and stable cash flows from a high-quality and REIT industry-leading tenant roster with 50% of annual rental revenue from investment-grade or large equity cap entities as of December 31, 2019;

•	Consistency of net operating income growth over multiple years versus strong growth in one year following periods of significant decline in growth;

•	Leasing volume to support continued growth in net operating income, stability of cash flows, and 10-year average occupancy of 96% as of each December 31 for the last 10 years;

•	Adjusted EBITDA margin for the Company that ranks at the top of our 2019 Peer Group and is consistent with the strength of our credit profile; and

•	Providing of flexibility in a particular year while maintaining a strong long-term Adjusted EBITDA margin (see relative ranking among our 2019 Peer Group on page 67).

2020 Proxy Statement	65

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The following table reflects the threshold, target, and maximum achievement levels established by the Compensation Committee, as well as the relative weighting and achievement of each 2019 profitability and NAV-related goal. Our peer companies’ median performance in 2018 with respect to each metric is also reflected in the following table.

Alexandria’s Actual 2019 Performance

Peers’ 2018 Median Performance

Relative Weighting	2019 Corporate Performance Metric	Threshold	Target	Maximum		
Profitability and NAV-Related Goals 30%	6%	Percentage of Total Annual Rental Revenue from Investment-Grade or Large Cap (Public or Private) Tenants[(1)(2)(3)]	37%	41%	45%		50%
	6%	NOI Growth (4Q19 Annualized vs. 4Q18 Annualized)[(4)]	3%	5%	7%	3%	15.3%
	3%	Same Property NOI Growth[(1)]	N/A	0.875%	1.75%		3.1%
	3%	Same Property NOI Growth (Cash)	4%	5%	6%	3%	7.1%
	6%	Amount of RSF Leased[(1)(5)]	1M	1.375M	1.75M		5.1M
	6%	Adjusted EBITDA Margin[(6)]	59%	62%	65%	60%	68%

(1)	This metric is not disclosed by peers, and therefore our peers’ 2018 median performance is not provided.

(2)
These goals were established based upon maintaining a REIT industry-leading percentage. Investment-grade or publicly traded large cap tenants represent tenants that are investment-grade or publicly traded companies with an average daily market capitalization greater than $10 billion for the 12 months ended December 31, 2019, as reported by Bloomberg Professional Services.

(3)
The maximum goal for 2019 reflected the anticipation of delivery of new Class A space to high-quality, large cap (public or private companies with market capitalization greater than $10 billion as of December 31, 2019), but non-investment grade tenants.

(4)	Maximum goal of 7.0% reflected the timing risk of completion and delivery of 11 development and redevelopment projects.

(5)
The maximum goal of >1.75 million RSF leased reflected the minimal contractual lease expirations in 2019 of 1.2 million RSF as of the beginning of 2019 and limited space to lease related to new Class A buildings that were under construction as of the beginning of 2019.

(6)
This goal considered the fact that Moody’s Investors Service rating methodology noted an EBITDA margin in excess of 65.0% to represent an A rating sub-factor, based upon a recent version of its global rating methodology for REITs effective through September 2018. Its current methodology no longer specifically highlights this criterion.

2020 Proxy Statement	66

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2019 Cash Incentive Award Decisions for Messrs. Marcus, S. Richardson, and Moglia

As discussed above, in 2019, the Company delivered a very strong year of operating and financial performance. Our TSR of 44.0%, 58.6%, and 112.0% for the one-, three-, and five-year periods ended December 31, 2019, respectively, significantly exceeded the average TSR of our nine peers and was the highest compared to the TSR of various indices — including the FTSE Nareit Equity Office Index, the Russell 2000 Index, the SNL US REIT Office Index, and the S&P 500 Index.

Therefore, due to the strong operating and financial performance in 2019 with the achievement of the corporate performance goals above, the maximum for all 10 goals, as shown on pages 64-67, combined with the strong individual performance of Messrs. Marcus, Richardson, and Moglia in 2019, as discussed below, the Compensation Committee awarded Mr. Marcus an annual cash incentive award of $2,340,000 and Messrs. Richardson and Moglia each an annual cash incentive award of $1,462,500.

Individual Performance Measures for Executive Chairman and Co-CEOs’ 2019 Cash Incentive Awards

Messrs. Marcus’s, S. Richardson’s, and Moglia’s employment agreements also provide that 40% of their annual cash incentive award be based upon achievement of predetermined individual performance measures, which are to be established each year by the Compensation Committee. As described further below, the Compensation Committee established 2019 individual goals that align with the Company’s key business objectives of creating value for, and promoting the interests of, our stockholders.

Notable Addition of Environmental and Sustainability Performance Measures to the 2020 Cash Incentive Award Goals for Messrs. Marcus, S. Richardson, and Moglia

In furtherance of our sustainability mission to make a positive impact on society by developing and operating efficient buildings, managing climate risk and advancing human health and nutrition, our Compensation Committee added the following environmental and sustainability goals to Messrs. Marcus’s, Richardson’s, and Moglia’s 2020 annual cash incentive awards:

•	Continued pursuit of LEED certification of redevelopment and development of class A properties;

•
Continued progress on overall 2025 quantitative environmental goals, as outlined in the Company’s Corporate Responsibility Report, with focus on management of energy consumption, potable water usage, waste diversion, and carbon emissions;

•	Continued enhancement of programming and disclosures in the annual corporate responsibility report, including consideration of guidelines from the TCFD; and

•
Continued pursuit of Fitwel and WELL certifications for healthy building certifications, which recognize industry-leading approaches to the health, wellness, and productivity of the Company’s employees and tenant spaces.

Messrs. Marcus’s, Richardson’s, and Moglia’s 2020 annual cash incentive awards will be weighted 45% toward balance sheet management goals, 45% toward profitability and NAV-related goals, and 10% toward the environmental and sustainability goals described above.

2020 Proxy Statement	67

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Marcus’s 2019 Goals and Assessment of 2019 Performance
The 2019 individual goals established for Mr. Marcus by the Compensation Committee focused on key leadership in the continued pursuit of maximizing long-term stockholder value. The performance goals established for Mr. Marcus in early 2019, and the achievement of each goal determined in early 2020, were as follows:

Goal: Directing the long-term strategy of the Company and oversight of strategic business matters

Mr. Marcus led the execution of the following initiatives focused on the long-term strategy of the Company:

•
Development of a five-year strategic growth framework through which the Company has the potential to double rental revenues by 2022, compared to 2017, based on properties that it had on its balance sheet at the start of the five-year period, and continued execution of strong internal growth, assuming a positive macro and industry environment.

•
Strategic growth initiatives in each region, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle; oversight of the Company’s New York City regional strategic operations and expansion.

•
Launch of a new strategic agricultural technology (agtech) business initiative and the opening of the Alexandria Center® for AgTech – Research Triangle, the first and only state-of-the-art, fully integrated, multi-tenant, amenity-rich agtech R&D and greenhouse campus in the country.

•	Company’s differentiated business strategy, which drove the Company’s strong multiyear operating and financial performance.

•
Creation, operation, and growth of the Company’s mission-critical proprietary products — including Alexandria LaunchLabs®, the premier life science and agtech company startup platform; Alexandria Seed Capital platform, an innovative model for seed-stage investments; Alexandria Science Hotel®, step-up space from Alexandria LaunchLabs; Alexandria GradLabs™, a dynamic life science growth platform for post-seed-stage life science companies; Alexandria Innovation Center®, collaborative space for mature life science and technology entities; and Alexandria VCSuites®, high-end suites for leading venture capitalists — and campus amenities.

Goal: Lead the venture investments strategic core business vertical and life science ecosystem outreach

Mr. Marcus led the execution of the venture investments core business vertical focused on providing long-term strategic investment capital to innovative life science, technology, and agtech entities developing breakthrough therapies and technologies. During 2019, the Company was recognized for a third consecutive year as the most active biopharma investor by new deal volume by Silicon Valley Bank in its “2020 Healthcare Investments and Exits Report.”

Goal: Lead the thought leadership strategic core business vertical

Mr. Marcus led the Alexandria Summits in 2019, which are focused on convening a diverse group of visionary partners and key stakeholders from the biopharma, technology, agribusiness, medical, academic, venture and private equity capital, philanthropy, patient advocacy, and government communities to address critical challenges to advancing human health.

Goal: Oversee and inspire leadership, culture, management, mission, and retention

Mr. Marcus led the training, education, mentoring, growth, and retention of our entire team with special emphasis on promoting diversity in leadership. Mr. Marcus managed the career development of the Company’s NEOs and senior officers. Leadership, mentoring, and developing careers of the NEOs and senior officers are of strategic importance to Mr. Marcus and the Board of Directors, as well as to the long-term success of the Company. Mr. Marcus has consistently been effective in this important area, as evidenced by our low attrition rate and history of finding highly qualified candidates for promotion from within our strong bench. The non-CEO NEOs have an average tenure with the Company of approximately 18 years. Executive management and senior management have an average tenure with the Company of approximately 14 years.

2020 Proxy Statement	68

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal: Lead the corporate responsibility strategic core business vertical with emphasis on environmental and social responsibility and philanthropy

During 2019, under Mr. Marcus’s leadership, we were awarded the 2019 Developer of the Year Award from NAIOP, the Commercial Real Estate Development Association. This award annually honors the development company that best exemplifies leadership and innovation as demonstrated by outstanding quality of projects and services, financial consistency and stability, ability to adapt to market conditions, and support for the local community. We have a longstanding focus on, and continue to evolve our innovative approaches to, developing sustainable campus environments with healthy workplaces for leading life science, technology, and agtech entities.

Also during 2019, we achieved the following in our 2019 GRESB Real Estate Assessment: (i) GRESB 5 Star Rating (out of 5 stars), (ii) our third consecutive prestigious “Green Star” designation, and (iii) our second consecutive “A” disclosure score. In addition, we achieved LEED® Gold certification and a Fitwel 3 Star certification at our Alexandria LaunchLabs® – Cambridge, located at the Alexandria Center® at One Kendall Square in Greater Boston.

Mr. Marcus also led our philanthropy and volunteerism efforts which are fundamental to the fulfillment of our mission. Our philanthropy and volunteerism program, Operation CARE, leverages the Company’s resources, people, and expertise to provide support to leading-edge non-profit organizations doing groundbreaking work in medical research, STEM education, military support services, and local communities. We continued our partnership with Verily and celebrated the opening of the OneFifteen campus, a fully integrated campus to provide a comprehensive model of care that will include facilities for treatment, residential housing, family reunification, and community transition for people suffering from opioid addiction. Through Operation CARE, our Company’s employees volunteered over 4,500 hours at over 250 non-profit organizations.

2020 Proxy Statement	69

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Messrs. S. Richardson’s and Moglia’s 2019 Goals and Assessment of 2019 Performance

The 2019 individual goals established for Messrs. Richardson and Moglia by the Compensation Committee focused on key leadership in the continued pursuit of maximizing long-term stockholder value. Mr. Richardson has primary oversight and leadership responsibilities for San Francisco, Greater Boston, and Research Triangle, and Mr. Moglia has primary oversight and leadership responsibilities for New York City, San Diego, Seattle, and Maryland. The performance goals established for Messrs. Richardson and Moglia in early 2019, and the achievement of each goal determined in early 2020, were as follows:

Goal: Supporting our selective development strategy focused on high-quality properties that are well positioned within our identified core markets, have high-quality tenants in place, have high pre-leasing and/or high leased percentage, offer attractive returns on our investments, and drive the cost-effective completion of the Company’s development and redevelopment properties
Messrs. Richardson and Moglia provided leadership, oversight, and strategic execution of the Company’s selective construction of new Class A properties through development and redevelopment in unique collaborative life science, technology, and agtech campuses in urban innovation clusters. Additionally, Messrs. Richardson and Moglia provided leadership and oversight of the leasing strategy for these properties focused on high-quality tenants in order to drive high- quality cash flows and attractive returns on the Company’s investment.

•
During 2019, under Messrs. Richardson and Moglia’s leadership, the Company completed and placed into service 11 development and redevelopment projects aggregating 2.1 million RSF, with strong weighted-average initial stabilized yields of 7.4% and 6.9% (cash basis).

•	During 2019, the Company executed long-term leases aggregating 1.4 million RSF related to the development and redevelopment of new Class A properties.

•	During 2019, the Company commenced development and redevelopment projects aggregating 1.9 million RSF.

•	As of December 31, 2019, the Company had development and redevelopment projects aggregating 2.1 million RSF of new Class A properties under construction that were 61% leased.
Goal: Execution of selective acquisition of value-added properties in urban innovation clusters
Messrs. Richardson and Moglia oversaw real estate acquisitions aggregating 47 properties and a total purchase price of $2.3 billion, which included, among others, the following:

•
The acquisition of a campus aggregating 836,288 of operating RSF at The Arsenal on the Charles, located in our Cambridge/Inner Suburbs submarket of Greater Boston, for a purchase price of $525.5 million. The campus has operating and vacant space aggregating 308,012 RSF that is targeted for redevelopment into office/laboratory space and an additional 200,000 RSF of future development opportunities, which will bring its aggregate size to 1.0 million RSF.

•
The acquisition of 5 and 15 Necco Street, a Class A office building aggregating 87,163 RSF with a future ground-up development opportunity aggregating 293,000 RSF, located in our Seaport Innovation District submarket of Greater Boston, for a purchase price of $252.0 million.

•	The acquisition of a redevelopment building aggregating 255,765 RSF at 945 Market Street, located in our Mission Bay/SoMa submarket of San Francisco, for a purchase price of $179.0 million.

•	The acquisition of two office buildings aggregating 478,000 RSF at 3825 and 3875 Fabian Way, located in our Greater Stanford submarket of San Francisco, for a purchase price of $291.0 million.

•
The acquisition of a 55% interest in 4224 and 4242 Campus Point Court and 10210 Campus Point Drive, located adjacent to our Campus Pointe by Alexandria campus in our University Town Center submarket of San Diego, for a purchase price of $140.3 million.

•
The acquisition of a 50% interest in a campus at SD Tech by Alexandria, located in our Sorrento Mesa submarket of San Diego, for a purchase price of $115.0 million; the campus includes multiple operating buildings aggregating 598,316 RSF and future development opportunities aggregating 720,000 RSF.

Goal: Solid growth in same property net operating income
Under Messrs. Richardson and Moglia’s leadership, the Company achieved strong growth of 7.1% in cash same property net operating income for the year ended December 31, 2019.

Goal: Solid growth in rental rates on lease renewals and re-leasing of space
Messrs. Richardson and Moglia led the execution of leasing aggregating approximately 5.1 million RSF in 2019, representing the highest leasing activity in the Company’s history. This included growth in rental rates of 32.2% and 17.6% (cash basis) on lease renewals and re-leasing of space aggregating 2.4 million RSF, as well as 2.6 million RSF leased for new Class A properties through development, redevelopment, and previously vacant space. The rental rate increases represent our highest annual increase during the past 10 years.

2020 Proxy Statement	70

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal: Raising capital and further strengthening our long-term capital structure

Under Messrs. Richardson and Moglia’s leadership, the Company achieved the following results to further strengthen the Company’s capital structure:

•	Successful execution of the Company’s differentiated business strategy, which drove the Company’s strong operating and financial performance.

•
Further strengthening of the Company’s credit profile, which resulted in Moody’s Investors Service’s upgrading of our corporate issuer credit rating to Baa1/Stable from Baa2/Stable and, in February 2019, S&P Global Ratings’ raising of its credit outlook for our corporate credit rating to BBB+/Stable from BBB/Positive.

•	Completion of dispositions and sales of partial interests for an aggregate sales price of $906.9 million.

•	Completion of offerings aggregating $2.7 billion of unsecured senior notes with a weighted average interest rate of 3.77% and a weighted average term to maturity of 16.9 years, consisting of:

•
$350.0 million of 3.800% unsecured senior notes, due in 2026; and $200.0 million of 4.000% unsecured senior notes, due in 2024; the net proceeds were designated to fund certain eligible green development and redevelopment projects that have received or are expected to receive LEED® Gold or Platinum certification.

•	$300.0 million of 4.85% unsecured senior notes, due in 2049.

•	$750.0 million of 3.375% unsecured senior notes, due in 2031.

•	$700.0 million of 4.00% unsecured senior notes, due in 2050.

•	$400.0 million of 2.75% unsecured senior notes, due in 2029.

•	Prudent use of Common Stock to support growth in FFO per share, as adjusted, and NAV.

•
Sales of 8.7 million shares of Common Stock under our “at-the-market” (ATM) program, overnight Common Stock offering, and pursuant to the forward equity sales agreements generated net proceeds of $1.2 billion in 2019.

•	The items above combined with solid operating and financial results in 2019 resulted in the following key attributes of our capital structure (as of December 31, 2019, unless stated otherwise):

•	Maintained total balance sheet liquidity at approximately $2.4 billion.

•	Maintained net debt to Adjusted EBITDA (fourth quarter of 2019 annualized) to 5.7x.

•	Improved fixed-charge coverage ratio (fourth quarter of 2019 annualized) to 4.2x.

•	$26.3 billion total market capitalization.

•	$19.5 billion total equity capitalization.

•
Disciplined management of gross investment in real estate for future pipeline of new Class A properties, of which 6% is under construction, 5% is income-producing and/or with a potential to generate cash flows from covered land play projects, and only 2% is land representing future development construction projects.

•	Extended weighted-average remaining term on outstanding debt to 10.4 years, with no debt maturing until 2023.

Goal: Oversight of industry-leading sustainability initiatives and programming
As members of the Alexandria Sustainability Committee, Messrs. Richardson and Moglia oversee our industry-leading sustainability initiatives and programming, which directly benefit our tenants, employees, and communities and create long-term value for our stockholders. During 2019, we achieved the following in our 2019 GRESB Real Estate Assessment: (i) GRESB 5 Star Rating (out of 5 stars), (ii) our third consecutive prestigious “Green Star” designation, and (iii) our second consecutive “A” disclosure score. In addition, we achieved LEED Gold certification and a Fitwel 3 Star certification at Alexandria LaunchLabs® – Cambridge, located at the Alexandria Center® at One Kendall Square in Greater Boston.
Goal: Effective communication with investors, analysts, and the general public and providing of insight into the Company’s strategy for mission-critical activities
Messrs. Richardson and Moglia engaged with investors and analysts frequently, quarterly, and throughout the year related to the Company’s interests and during various real estate investor conferences. They were active participants in a significant portion of nearly 190 investor and analyst meetings held by the Company during 2019, including the Company’s annual Investor Day meeting in December 2019, which was attended by approximately 85 investors and analysts. In addition, they participated and engaged in several panelist discussions with investors and analysts at institutional meetings such as the Citi CEO Conference in March 2019.
Goal: Effective communication with Executive Chairman and Board of Directors on matters of tactical and strategic importance, including risk management matters
During 2019, Messrs. Richardson and Moglia participated in eight meetings held by the full Board of Directors and met frequently with Mr. Marcus. These meetings covered many key topics, including matters of tactical and strategic importance (including risk management).

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Annual Cash Incentive Awards for Other NEOs

The employment agreements for Messrs. Shigenaga, Andrews, and Ryan and Ms. Banks provide for annual cash incentive awards that are awarded at the discretion of the Compensation Committee, none of which are guaranteed. As described above, the Compensation Committee considered a formulaic approach for these NEOs, but decided the existing method permits the Compensation Committee to adjust compensation based on a wide range of factors relating to both Company and individual performance. In exercising its discretion, the Compensation Committee performs a holistic assessment of the Company’s performance and each Other NEO’s individual achievements, taking into account competitive market dynamics as well as the macro-economic environment, and does not assign specific weights to any particular factor. As described above, each Other NEO’s annual cash incentive award is subject to a maximum amount equal to 225% of his or her base salary.

2019 Cash Incentive Award Decisions for Other NEOs

In early 2020, the Compensation Committee evaluated each NEO’s performance in the context of achievement of the accomplishments related to the goals established in early 2019, as described above; achievement of the corporate performance accomplishments, as described above; and each NEO’s performance, position, tenure, experience, expertise, leadership, and management capability. As a result, the Compensation Committee awarded each Other NEO a cash incentive award for 2019 in the amount of $1,100,000 to Mr. Shigenaga, $770,000 to Mr. Andrews, $975,000 to Mr. Ryan, and $400,000 to Ms. Banks.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Individual Performance Measures for Other NEOs’ 2019 Cash Incentive Awards

In early 2019, the Compensation Committee established the following individual performance goals for each of the Other NEOs to form the basis for the Compensation Committee’s annual cash incentive award determinations for 2019. The performance goals were intended to be challenging, and they varied for each Other NEO based upon his or her role and responsibilities.

Goal	Dean A. Shigenaga	Thomas J. Andrews	Daniel J. Ryan	Jennifer J. Banks
Oversight of financial strategy and planning	●
Management of the Company’s capital structure	●
Maintenance of a strong and flexible balance sheet	●
Effective communication with executive management on matters of tactical and strategic importance	●	●	●	●
Active engagement with investment community	●	●	●
Oversight of industry-leading sustainability initiatives and programming	●	●	●	●
Active oversight of cybersecurity initiatives and safeguards	●
Oversight of underwriting and due diligence of acquisition opportunities				●
Leadership of ongoing risk management strategies and initiatives				●
Value creation through increased operating efficiencies				●
Solid growth in same property net operating income		●	●
Solid growth in rental rates on lease renewals and re-leasing of space		●	●
Maintaining solid occupancy		●	●
Achieving high pre-leasing and/or a high leased percentage of value-creation projects		●	●
Oversight and execution of value-creation project at solid returns on our investment		●	●
Execution of selective acquisition of value-added properties in urban innovation clusters		●	●
Execution of selective real estate dispositions to enable capital allocation into high-value Class A properties		●	●
Maintaining high operating margins		●	●
Active engagement with investment community		●	●

Each Other NEO’s achievements with respect to his or her respective 2019 performance goals are described below.

2020 Proxy Statement	73

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Shigenaga’s 2019 Goals and Assessment of 2019 Performance

Overview. As Co-President and Chief Financial Officer, Mr. Shigenaga directed the organization to ensure the attainment of revenue and profitability goals and participated with our Co-Chief Executive Officers and our Other NEOs in formulating and executing current and long-term plans, objectives, and policies. Mr. Shigenaga effectively oversaw the Company’s financial functions, including financial plans and policies, accounting practices and procedures, and the Company’s relationship with the financial community. Mr. Shigenaga regularly participated with the Co-Chief Executive Officers and Other NEOs in representing the Company in relations with analysts and stockholders. Mr. Shigenaga also directed the controller, treasury, and tax functions, and had oversight of cybersecurity matters. Under Mr. Shigenaga’s leadership, the Company further strengthened its credit profile, which resulted in Moody’s Investors Service’s upgrading of our corporate issuer credit rating to Baa1/Stable from Baa2/Stable and, in February 2019, S&P Global Ratings raising of its credit outlook for our corporate credit rating to BBB+/Stable from BBB/Positive. In 2019, the Company executed its strategy and accessed diverse sources of capital strategically important to its long-term capital structure. In 2019, Mr. Shigenaga acted as an effective and responsive organizational leader in all of the Company’s financial matters, risk management, and internal controls.

Specific Individual Goals. The 2019 individual goals established for Mr. Shigenaga in early 2019 and the achievement of each goal, determined in early 2020, were as follows:

Goal: Oversight of financial strategy and planning

Mr. Shigenaga oversaw financial and operating strategy and planning led by the corporate finance team. He was responsible for the disciplined management of key underlying assumptions for our financial and operating strategy, including leasing, same property net operating income performance, energy optimization and sustainability projects, construction (development and redevelopment), acquisitions, dispositions, and debt and equity capital. This oversight combined with the execution of our strategy by our entire team led to our solid FFO per share and NAV growth and our TSR performance.

Goal: Management of the Company’s capital structure; maintenance of a strong and flexible balance sheet

Under Mr. Shigenaga’s leadership, the Company achieved the following results to further strengthen the Company’s capital structure:

•	Successful execution of the Company’s differentiated business strategy, which drove the Company’s strong multiyear operating and financial performance.

•
Further strengthening of the Company’s credit profile, which resulted in Moody’s Investors Service’s upgrading of our corporate issuer credit rating to Baa1/Stable from Baa2/Stable and, in February 2019, S&P Global Ratings’ raising of its credit outlook for our corporate credit rating to BBB+/Stable from BBB/Positive.

•	Completion of dispositions and sales of partial interests for an aggregate sales price of $906.9 million.

•	Completion of offerings aggregating $2.7 billion of unsecured senior notes with a weighted average interest rate of 3.77% and a weighted average term to maturity of 16.9 years, consisting of:

•
$350.0 million of 3.800% unsecured senior notes, due in 2026; and $200.0 million of 4.000% unsecured senior notes, due in 2024; the net proceeds were designated to fund certain eligible green development and redevelopment projects that have received or are expected to receive LEED® Gold or Platinum certification.

•	$300.0 million of 4.85% unsecured senior notes, due in 2049.

•	$750.0 million of 3.375% unsecured senior notes, due in 2031.

•	$700.0 million of 4.00% unsecured senior notes, due in 2050.

•	$400.0 million of 2.75% unsecured senior notes, due in 2029.

•	Prudent use of Common Stock to support growth in FFO per share, as adjusted, and NAV.

•
Sales of 8.7 million shares of Common Stock under our “at-the-market” (ATM) program, overnight Common Stock offering, and pursuant to the forward equity sales agreements generated net proceeds of $1.2 billion in 2019.

•	The items above combined with solid operating and financial results in 2019 resulted in the following key attributes of our capital structure (as of December 31, 2019, unless stated otherwise).

•	Maintained total balance sheet liquidity at approximately $2.4 billion.

•	Maintained net debt to Adjusted EBITDA (fourth quarter of 2019 annualized) to 5.7x.

•	Improved fixed-charge coverage ratio (fourth quarter of 2019 annualized) to 4.2x.

•	Controlled exposure to variable interest rates, with variable-rate debt of 6% of total debt.

•	$26.3 billion total market capitalization.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

•
Disciplined management of gross investment in real estate for future pipeline of new Class A properties, of which 6% is under construction, 5% is income-producing and/or with a potential to generate cash flows from covered land play projects, and only 2% is land representing future development construction projects.

•	Extended weighted-average remaining term on outstanding debt to 10.4 years, with no debt maturing until 2023.

Goal: Effective communication with executive management on matters of tactical and strategic importance

Mr. Shigenaga engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on strategic growth opportunities, franchise development, development and construction risk management, proactive management of contractual lease expirations, review of Company-wide operational strategy and efficiency, and review of energy efficiency and sustainability initiatives.

Goal: Active engagement with investment community

Mr. Shigenaga established premier reporting practices and set a high standard in financial reporting by consistently providing investors and analysts with efficient and transparent disclosures. As a result, we received our fourth Gold Nareit CARE (Communications and Reporting Excellence) Award in 2019 demonstrating the Company’s transparency, quality, and efficient communications and reporting to the investment community. This award was judged by an independent panel of REIT securities analysts and portfolio managers. In addition, Mr. Shigenaga engaged with investors and analysts frequently throughout the year and during various real estate investor conferences. He was an active participant in a significant portion of nearly 190 investor and analyst meetings held by the Company during 2019, including the Company’s annual Investor Day meeting in December 2019, which was attended by approximately 85 investors and analysts.

Goal: Oversight of industry-leading sustainability initiatives and programming

Mr. Shigenaga, along with other executives, provides oversight of our sustainability initiatives and programming, which directly benefit our tenants, employees, and communities and create long-term value for our stockholders. We aim to be one of the most environmentally innovative, socially responsible, and economically strong companies in the world, and, as a result of Mr. Shigenaga’s efforts during 2019, the Company made great strides toward this goal. Specifically, during 2019 the Company:

•	Achieved a GRESB 5 Star Rating — the highest rating within the benchmark.

•	Earned our third consecutive prestigious “Green Star” designation from GRESB.

•	Earned our second “A” disclosure score from GRESB, which recognizes our strong ESG policies, practices, and performance.

•	Earned approximately 50% of our annual rental revenue from LEED® projects, which include 18 projects in process targeting LEED certification, as of December 31, 2019.

•	Achieved LEED Gold certification and a Fitwel 3 Star certification at Alexandria LaunchLabs® – Cambridge, located at the Alexandria Center® at One Kendall Square in Greater Boston.

•	Published the inaugural 2019 Green Bond Allocation Report highlighting Alexandria’s commitment to investing in sustainable projects.

•	Provided over 4,500 hours of volunteer service to support the work of over 250 non-profit organizations across the country through our philanthropy and volunteerism efforts.

•	Continued the execution of our 2025 sustainability goals program that guides our comprehensive ESG efforts through 2025, with a baseline year of 2015. Highlights from the goals include:
•30% reduction in carbon pollution
•25% reduction in energy consumption
•45% waste diversion rate
•10% reduction in potable water consumption
•50 healthy building certifications
•New ground-up development projects targeting minimum LEED Gold certification

Goal: Active oversight of cybersecurity initiatives and safeguards

Mr. Shigenaga oversees the development and enhancement of our information technology and network systems, including the implementation of Company-wide security measures to safeguard our systems and data infrastructure, which are used to manage our tenant and vendor relationships, internal communications, accounting and record-keeping systems, and other operational functions. During 2019, Mr. Shigenaga also oversaw implementation of controls around our treasury function, including enhancement of payment authorization, notification procedures, and verification requirements relating to new vendor setup and vendor information changes. Due to Mr. Shigenaga’s close oversight and his ongoing commitment to the development and enhancement of internal controls designed to prevent, detect, address, and mitigate the risk of cyber incidents, we have not experienced a significant security incident or cyber attack, which we are aware of, to date.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Andrews’ 2019 Goals and Assessment of 2019 Performance

Overview. As Co-President and Regional Market Director – Greater Boston, Mr. Andrews oversaw the management of the Company’s largest region, representing 25% of the Company’s rentable square footage and 36% of its annual rental revenue as of December 31, 2019. In close coordination with the Company’s other senior executives, Mr. Andrews led a team of real estate professionals in implementing the Company’s strategic directives within the Greater Boston market, including the marketing and leasing of existing and newly developed or redeveloped space; the permitting, design, and construction of new development and redevelopment projects; the ongoing management of operating properties in the regional asset base; and the selective acquisition and disposition of properties in the Greater Boston market. In addition to his management activities in the Greater Boston market, Mr. Andrews also represented the Company to tenants, key members of the life science community, brokers, partners, analysts, and investors.

Specific Individual Goals. The 2019 individual goals established for Mr. Andrews in early 2019 and the achievement of each goal, determined in early 2020, were as follows:

Goal: Solid growth in same property net operating income

Under Mr. Andrews’ leadership, growth in cash same property net operating income in the Greater Boston market was 10% for the year ended December 31, 2019.

Goal: Solid growth in rental rates on lease renewals and re-leasing of space

Mr. Andrews led the execution of leases aggregating 1.2 million RSF for the Greater Boston market during 2019. This includes 516,672 RSF related to new Class A properties under construction and previously vacant spaces and 696,428 RSF related to lease renewals and re-leasing of space with growth in cash rental rates of 21%.

Goal: Maintaining solid occupancy

Under Mr. Andrews’ leadership, our operating asset base for the Greater Boston market had an occupancy level of 99.1% as of December 31, 2019.

Goal: Achieving high pre-leasing and/or a high leased percentage of value-creation projects (ground-up development and/or redevelopment)

During 2019, Mr. Andrews completed two development and redevelopment projects aggregating 195,858 RSF, which had an operating occupancy of 99.2% upon final delivery. As of December 31, 2019, Mr. Andrews commenced redevelopment on one project at The Arsenal on the Charles, a campus acquired in 2019 aggregating 153,157 RSF and that was 82% leased.

Goal: Oversight and execution of value-creation projects at solid returns on our investment

Mr. Andrews led the diligent management and oversight of construction for each of the projects noted above. Each project is on track for delivery of solid returns on our investment. Completed new Class A property in 2019 was delivered on target with originally disclosed budget and produced higher yields on our investments than originally disclosed.

Goal: Execution of selective acquisition of value-added properties in urban innovation clusters

Mr. Andrews oversaw real estate acquisitions aggregating $858.6 million, including 770,294 operating RSF with value creation and 821,157 RSF of future development and redevelopment of new Class A properties, which included the following:

•
The acquisitions of a campus aggregating 836,288 of operating RSF at The Arsenal on the Charles located in our Cambridge/Inner Suburbs submarket, for a purchase price of $525.5 million; the campus has operating and vacant space aggregating 308,012 RSF that is targeted for redevelopment into office/laboratory space and an additional 200,000 RSF of future development opportunities, which will bring its aggregate size to 1.0 million RSF.

•
The acquisition of 5 and 15 Necco Street, a future ground-up development site aggregating 293,000 RSF and a Class A office building aggregating 87,163 RSF, located in our Seaport Innovation District submarket, for a purchase price of $252.0 million.

Goal: Execution of selective real estate dispositions to enable capital allocation into high-value Class A properties

Mr. Andrews led the execution of a purchase and sale agreement to sell a 60% noncontrolling interest in 75/125 Binney Street, a Class A property in our Cambridge submarket aggregating 388,270 RSF, for a sales price of $438.0 million or $1,880 per RSF.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal: Maintaining high operating margins

Under Mr. Andrews’ management, the Greater Boston market achieved a solid same property operating margin of 74%.

Goal: Active engagement with investment community

Mr. Andrews engaged with investors and analysts frequently throughout the year related to the Company’s interests in the Greater Boston market and during various real estate investor conferences. The Company hosted its annual Investor Day in December 2019. He was an active participant in nearly 190 investor and analyst meetings held by the Company during 2019, including the Company’s annual Investor Day meeting in December 2019, which was attended by approximately 85 investors and analysts.

Goal: Effective communication with executive management on matters of tactical and strategic importance

Mr. Andrews engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on franchise development, C-suite relationship targets for ongoing development of our future tenant base, development and construction risk management, proactive management of contractual lease expirations, and review of operational efficiency, energy efficiency, and sustainability initiatives.

Goal: Oversight of industry-leading sustainability initiatives and programming

Our industry-leading sustainability initiatives and programming, the development of which Mr. Andrews contributes to, directly benefit our tenants, employees, and communities and create long-term value for our stockholders. During 2019, as a result of these efforts, we achieved the following in our 2019 GRESB Real Estate Assessment: (i) GRESB 5 Star Rating (out of 5 stars), (ii) our third consecutive prestigious “Green Star” designation, and (iii) our second consecutive “A” disclosure score. In addition, we achieved LEED® Gold certification and a Fitwel 3 Star certification at Alexandria LaunchLabs® – Cambridge, located at the Alexandria Center® at One Kendall Square in Greater Boston.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Ryan’s 2019 Goals and Assessment of 2019 Performance

Overview. As Co-Chief Investment Officer and Regional Market Director – San Diego, Mr. Ryan oversaw the management of the Company’s third largest region, representing 20% of the Company’s rentable square footage with the highest number of properties at 75 properties as of December 31, 2019. In close coordination with the Company’s other senior executives, Mr. Ryan led a team of real estate professionals in implementing the Company’s strategic directives within the San Diego market, including the marketing and leasing of existing and newly developed or redeveloped space; the permitting, design, and construction of new development and redevelopment projects; the ongoing management of operating properties in the regional asset base; and the selective acquisitions and dispositions of properties in the San Diego market. In addition to his management activities in the San Diego market, Mr. Ryan also represented the Company to tenants, key members of the life science community, brokers, partners, analysts, and investors. Mr. Ryan also led certain strategic real estate and leasing initiatives across the Company’s other markets.

Specific Individual Goals. The 2019 individual goals established for Mr. Ryan in early 2019 and the achievement of each goal, determined in early 2020, were as follows:

Goal: Solid growth in same property net operating income
Under Mr. Ryan’s management, growth in cash same property net operating income in the San Diego market was 9% for the year ended December 31, 2019.

Goal: Solid growth in rental rates on lease renewals and re-leasing of space
Mr. Ryan led the execution of leases aggregating 578,539 RSF for the San Diego market during 2019. This includes 133,562 RSF related to new Class A properties under construction and previously vacant spaces and 444,977 RSF related to lease renewals and re-leasing of space with growth in cash rental rates of 15%.

Goal: Maintaining solid occupancy
Under Mr. Ryan’s management, our operating asset base for the San Diego market had an occupancy level of 92.3% as of December 31, 2019.

Goal: Achieving high pre-leasing and/or a high leased percentage of value-creation projects (ground-up development and/or redevelopment)
During 2019, Mr. Ryan completed a portion of one development project aggregating 36,284 RSF, which is part of our Campus Pointe by Alexandria campus in our University Town Center submarket. With Mr. Ryan’s continual effort, as of December 31, 2019, this development project at Campus Pointe by Alexandria had 232,818 RSF undergoing construction and was 87% leased.

Goal: Oversight and execution of value-creation projects at solid returns on our investment
Mr. Ryan led the diligent management and oversight of construction for each of the projects noted above. Each project is on track for delivery of solid returns on our investment. Mr. Ryan also provided strategic input into the design of various key development and redevelopment of new Class A buildings and campuses across the Company’s cluster markets.

Goal: Execution of selective acquisition of value-added properties in urban innovation clusters
Mr. Ryan oversaw real estate acquisitions aggregating $474.2 million, including 1.0 million operating RSF with value creation and 869,000 RSF of future development of new Class A properties, which included the following:

•
The acquisition of a 55% interest in 4224 and 4242 Campus Point Court and 10210 Campus Point Drive, located adjacent to our Campus Pointe by Alexandria campus in our University Town Center submarket, for a purchase price of $140.3 million.

•
The acquisition of a 50% interest in a campus at SD Tech by Alexandria, located in our Sorrento Mesa submarket, for a purchase price of $115.0 million. The campus includes multiple operating buildings aggregating 598,316 RSF and future development opportunities aggregating 720,000 RSF.

Goal: Maintaining high operating margins
Under Mr. Ryan’s management, the San Diego market achieved a solid same property operating margin of 75%.

Goal: Active engagement with investment community
Mr. Ryan engaged with investors and analysts frequently throughout the year related to the Company’s interests in the San Diego market and during various real estate investor events. The Company hosted its annual Investor Day in December 2019. He was an active participant in a portion of nearly 190 investor and analyst meetings held by the Company during 2019, including the Company’s annual Investor Day meeting in December 2019, which was attended by approximately 85 investors and analysts.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal: Effective communication with executive management on matters of tactical and strategic importance
Mr. Ryan engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on franchise development, C-suite relationship targets for ongoing development of our future tenant base, development and construction risk management, proactive management of contractual lease expirations, and review of operational efficiency, energy efficiency, and sustainability initiatives.

Goal: Oversight of industry-leading sustainability initiatives and programming
Our industry-leading sustainability initiatives and programming — which are overseen by the Alexandria Sustainability Committee, which includes Mr. Ryan — directly benefit our tenants, employees, and communities and create long-term value for our stockholders. During 2019, as a result of these efforts, we achieved the following in our 2019 GRESB Real Estate Assessment: (i) GRESB 5 Star Rating (out of 5 stars), (ii) our third consecutive prestigious “Green Star” designation, and (iii) our second consecutive “A” disclosure score. In addition, we achieved LEED® Gold certification and a Fitwel 3 Star certification at Alexandria LaunchLabs® – Cambridge, located at the Alexandria Center® at One Kendall Square in Greater Boston.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Ms. Banks’s 2019 Goals and Assessment of 2019 Performance

Overview. As Co-Chief Operating Officer, General Counsel, and Corporate Secretary, Ms. Banks, in tandem with Messrs. Marcus, S. Richardson, and Moglia, and our Other NEOs, was responsible for working with the Company’s regional leaders to maximize the value of the Company’s individual franchises through the execution of leases for existing space and build-to-suit opportunities, the acquisition of new properties, the execution of joint venture equity recapitalizations, and the sale of real estate. Ms. Banks plays an important role in ensuring our leases and purchase and sale agreements are in compliance with all applicable rules and regulations and are executed on terms most favorable to our Company. Ms. Banks oversees the Company’s risk management and plays a critical role in the assessment and management of the Company’s exposure to enterprise-wide risks and in continuously improving Company’s processes for risk identification, monitoring, and prevention.

Goal: Achieving rental rates upon renewal or re-leasing of space at the higher end of prevailing market rates
Ms. Banks led legal and compliance aspects of executing of the leasing aggregating approximately 5.1 million RSF in 2019, representing the highest leasing activity in the Company’s history. This included growth in rental rates of 32.2% and 17.6% (cash basis) on lease renewals and re-leasing of space aggregating 2.4 million RSF, as well as 2.6 million RSF leased for new Class A properties through development and redevelopment and previously vacant space. The rental rate increases represent our highest annual increase during the past 10 years. The leasing volume of 5.1 million RSF is an outstanding achievement considering the limited contractual lease expirations in 2019 of 1.2 million RSF as of December 31, 2018.

Goal: Oversight of underwriting and due diligence of acquisition opportunities
Ms. Banks oversaw all legal aspects of real estate acquisitions aggregating 47 properties and a total purchase price of $2.3 billion.

Goal: Effective communication with executive management on matters of tactical and strategic importance
Ms. Banks engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on strategic growth opportunities, franchise development, C-suite relationship targets for development of future tenant base, development and construction risk management, proactive management of contractual lease expirations, and review of Company-wide operational strategy and efficiency, energy efficiency, and sustainability initiatives.

Goal: Oversight of industry-leading sustainability initiatives and programming
Our industry-leading sustainability initiatives and programming — which are overseen by the Alexandria Sustainability Committee, which includes Ms. Banks — directly benefit our tenants, employees, and communities and create long-term value for our stockholders. During 2019, as a result of Alexandria Sustainability Committee’s efforts, we achieved the following in our 2019 GRESB Real Estate Assessment: (i) GRESB 5 Star Rating (out of 5 stars), (ii) our third consecutive prestigious “Green Star” designation, and (iii) our second consecutive “A” disclosure score. In addition, we achieved LEED® Gold certification and a Fitwel 3 Star certification at Alexandria LaunchLabs® – Cambridge, located at the Alexandria Center® at One Kendall Square in Greater Boston.

Goal: Leadership of ongoing risk management strategies and initiatives
Ms. Banks continued to proactively manage litigation matters, led all legal and compliance aspects of the Company’s cybersecurity efforts, including the annual data security review and incident response plan efforts, and oversaw the creation, management, and enforcement of the Company’s trademark and intellectual property matters.

Goal: Value creation through increased operating efficiencies
Ms. Banks initiated and oversaw the implementation of various workflow automation and optimization projects, including the continued rollout of electronic contracting and related procedures, automated workflows with respect to lease execution and referrals of matters to outside counsel, development of a corporate entity database and reporting tool, and implementation of an optimized certificate of insurance management process. She also oversaw the execution of the Company’s business continuity program.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Long-Term Incentive Awards Granted in 2019 to Executive Chairman and Co-CEOs

Structure of the 2019 Grant —Target 50% Performance-Based Vesting and Target 50% Service-Based Vesting
Mr. Marcus’s Amended and Restated Executive Employment Agreement (the “Marcus Grant”) (as amended, the “2015 Employment Agreement”), provided for an annual long-term incentive, or LTI, award in the form of restricted stock to be granted in 2019 with an aggregate target of $2,750,000, which represents a 50% reduction compared to the annual LTI award granted to Mr. Marcus in 2018 with an aggregate target of $5,500,000. Messrs. S. Richardson’s and Moglia’s respective Executive Employment Agreements provided for an annual long-term incentive award in the form of restricted stock to be granted in 2019 with an aggregate target of $4,500,000 for each Co-CEO.

The structure of the annual LTI awards granted in 2019 to Messrs. Marcus, S. Richardson, and Moglia is summarized below:

Overall LTI Award

Target LTI Award	Maximum LTI Award	Vesting Description
50%	156.4%	3-Yr growth in FFO per share and 3-Yr TSR relative to FTSE Nareit Equity Office Index
50%	No Upside	Time-based vesting over 3 years
100%	128.2%

50% of LTI Award Subject to Three-Year Performance, Forfeiture, and a Cap

FFO/Share		Relative TSR Performance Modifier
Goal	Vesting	Goal(1)	Vesting

Threshold	Target Less 50%	≤25th Percentile	Decrease 50%

Target	50% of LTI Award	At or Above Median	No Change

Maximum	Target Plus 50%	≥75th Percentile	Increase 50%

(1)	Based upon Company TSR relative to the TSR of companies in the FTSE Nareit Equity Office Index.

Rigorous FFO Per Share Performance Goal, Relative TSR Performance Goal, and Three-Year Performance Period

The Compensation Committee designed the performance-based portion of the 2019 LTI awards to vest based upon growth in FFO per share over the three-year period from 2019 to 2021, subject to adjustment based on TSR relative to the TSR of companies in the FTSE Nareit Equity Office Index over that same three-year period. FFO is a measure of performance for REITs that was established by the Board of Governors of Nareit and is widely used both internally by REITs and externally by REIT investors and analysts to measure performance. TSR is also widely regarded as an important measure of company performance.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

50% of 2019 LTI Awards Subject to Three-Year Performance Period, Forfeiture If Minimum Level of Performance Not Achieved, and Maximum Size of 2019 LTI Awards Capped

Mr. Marcus:

Target Equity Award	Maximum LTI Award	Accounting Fair Value	Vesting Description
$1,375,000	$2,150,500	$1,860,000	3-Yr growth in FFO per share and 3-Yr TSR relative to FTSE Nareit Equity Office Index
1,375,000	1,375,000	1,428,912	Time-based vesting over 3 years
$2,750,000	$3,525,500	$3,288,912
Messrs. S. Richardson and Moglia:

Target Equity Award	Maximum LTI Award	Accounting Fair Value	Vesting Description
$2,250,000	$3,519,000	$3,040,000	3-Yr growth in FFO per share and 3-Yr TSR relative to FTSE Nareit Equity Office Index
2,250,000	2,250,000	2,338,286	Time-based vesting over 3 years
$4,500,000	$5,769,000	$5,378,286

If FFO per-share growth over the applicable three-year period is equal to or greater than the minimum amount, then the amount of the award eligible for vesting by application of the FFO per-share growth criterion will be subject to adjustment by application of an additional TSR criterion, which also has threshold, target, and maximum goals. The TSR criterion measures the Company’s TSR over the three-year period from 2019 to 2021 relative to the TSR of companies included in the FTSE Nareit Equity Office Index over the same period. Vesting is interpolated for performance between the minimum and maximum goals.

As shown in the following table, if FFO per-share growth over the applicable three-year period is less than the minimum amount, then the performance-based portion of the 2019 LTI awards will be forfeited in their entirety and no shares will vest. The cap on the amount of the performance-based portion eligible for vesting in the event of outperformance is 156.4% of the target number of performance-based shares, or 18,335 maximum shares based upon 11,723 target shares for Mr. Marcus, and 30,001 maximum shares based upon 19,182 target shares for Messrs. Richardson and Moglia.

2019 LTI Grants: Goals and Portion Subject to Forfeiture and a Cap

FFO/Share		Relative TSR Performance Modifier		Grant Cap
Goal		Goal(1)	Vesting

Threshold	Target Less 50%	≤25th Percentile	Decrease 50%

Marcus Target	11,723 Shares	At or Above Median	No Change	18,335 Shares

Richardson and Moglia Target	19,182 Shares	At or Above Median	No Change	30,001 Shares

Maximum	Target Plus 50%	≥75th Percentile	Increase 50%

(1)	Based upon Company TSR relative to the TSR of companies in the FTSE Nareit Equity Office Index.

Timing of Disclosure of FFO Per Share Performance Goals
The specific FFO per share threshold, target, and maximum for the 2019 LTI awards are not disclosed now because we believe such disclosures during the three-year performance period would be inappropriate since most REITs only provide annual guidance for FFO per share. This is a common practice with disclosure of multiyear performance awards. We will disclose the specific FFO per share metrics at the end of the three-year performance period, as included below with respect to the completed performance period for the grant made to Mr. Marcus in 2017 under “2017 Long-Term Equity Incentive Award Payout to Our Executive Chairman.” We believe that providing disclosure before the end of the performance period would be competitively harmful.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Determining the Number of Shares Subject to the 2019 LTI Awards and the Reported Value of the 2019 LTI Awards

For Mr. Marcus and Messrs. S. Richardson and Moglia, the 2019 LTI awards were divided into 11,722 and 19,182 target shares of service-vesting restricted stock, respectively, and 11,723 and 19,182 target shares of performance-vesting restricted stock, respectively. However, the 2019 LTI awards were in the form of a restricted stock award, and therefore, with respect to the performance-vesting portion, the maximum number of shares that could vest in the event of outperformance, aggregating 18,335 shares for Mr. Marcus and 30,001 shares for Messrs. Richardson and Moglia, was granted and subject to forfeiture, as described below. With respect to the service-vesting portion, no more than the target number of shares may ever vest.

The 2019 LTI awards are reported for purposes of the tables in this Proxy Statement at their accounting fair value at the grant date of January 16, 2019. For accounting purposes, the grant date fair value of the 2019 LTI awards are based on the January 16, 2019, grant date stock price of $121.90, rather than the January 9, 2019, stock price of $117.30 used to determine the number of shares subject to the 2019 LTI awards, as described above. As a result, the grant date fair value of the 2019 LTI awards are $3,288,912 and $5,378,286 for Mr. Marcus and Messrs. Richardson and Moglia, respectively. These are the amounts used for disclosure in the “Summary Compensation Table” on page 95 and the “2019 Grants of Plan-Based Awards Table” on page 96. Please also refer to Note 17 of our Form 10-K for the year ended December 31, 2019, for additional information on fair value accounting for stock awards subject to performance and market condition vesting.

279 East Grand Avenue, South San Francisco, San Francisco

2020 Proxy Statement	83

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2017 Long-Term Equity Incentive Award Payout to Our Executive Chairman

Performance Goals for Long-Term Incentive Award Granted to Our Executive Chairman in 2017 and Vested in 2020

In early 2017, Mr. Marcus was granted a long-term incentive award, one-half of which was subject to vesting based upon a combination of three-year growth in FFO per share and three-year relative TSR with the remaining one-half of the award subject to time-based vesting over the three-year period ended on January 31, 2020. The specific performance goals for this award are provided in the table below.

2017 Marcus Grant: Goals and Portion Subject to Forfeiture and a Cap

FFO/Share		Relative TSR Performance Modifier		Marcus Grant Cap
Goal	Vesting	Goal(1)	Vesting

Below 10.0%	Forfeiture			38,731 Shares

Threshold: 10.0%	Target Less 50%	≤25th Percentile	Decrease 50%

Target: 12.5%	24,764 Shares	At or Above Median	No Change

Maximum: 15.0%	Target Plus 50%	≥75th Percentile	Increase 50%
Actual: 26.3%		Actual: 100th Percentile		Vested: 38,731 Shares

(1)	Based upon Company TSR relative to the TSR of companies in the FTSE Nareit Equity Office Index.
The maximum vesting for Mr. Marcus’s 2017 award was the result of exceptional corporate performance for the three-year performance period. When our Compensation Committee set the goals in 2017, it set rigorous three-year performance goals tied to our long-term strategic goals and creation of long-term stockholder value.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Considerations in Setting Long-Term Incentive Award Goals for Three-Year Performance Period Ended December 31, 2019
The Compensation Committee believes that the consistency of growth in FFO per share, year over year, during a period of multiple years will result in solid long-term TSR performance versus outperformance in FFO per-share growth following a period of underperformance. Annual performance-based awards provide appropriate incentives to drive continued and consistent growth in FFO per share even if the Company generates stronger FFO per-share growth in one or more particular year(s) in the three-year performance period.

Funds From Operations Per Share by Quarter(1)

$1.80
$1.70
$1.60
$1.50
$1.40
$1.30
$1.20
$1.10
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18
4Q18
1Q19
2Q19
3Q19
4Q19

(1)
Represents FFO per share – diluted, as adjusted. For information on the Company’s FFO, including definitions and a reconciliation to the most directly comparable GAAP measure, see “Non-GAAP Measures and Definitions” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

When setting the FFO per-share growth goal for Mr. Marcus’s 2017 award, the Compensation Committee focused on setting achievement targets at rigorous and challenging levels that would require significant effort and exceptional performance by Mr. Marcus in order to be achieved. The Compensation Committee considered the Company’s actual operating and financial results during the most recent three-year period ended December 31, 2016, and future operating and financial performance projections. Ultimately, the Compensation Committee based the maximum achievement level of FFO per-share growth at a level that would have resulted in a strong relative three-year FFO per-share growth compared to companies in the FTSE Nareit Equity Office Index. Accordingly, at the beginning of 2017 the Compensation Committee determined that the achievement of the three-year FFO per-share growth goal of 15.0% or higher would be exceptional and would require outstanding performance not only by Mr. Marcus but also by each peer in the FTSE Nareit Equity Office Index.

In 2020, upon vesting of Mr. Marcus’s 2017 award, the Compensation Committee performed a retrospective analysis to re-evaluate the rigor of the three-year FFO per-share growth goal of 15.0%. The results of the analysis evidenced that in five out of eight years from 2012 to 2019, the three-year FFO per-share growth of 15.0% was achieved only by the top-performing companies in the FTSE Nareit Equity Office Index and approximated or exceeded FFO growth results at the 75th percentile during each of the five years. The Company’s actual three-year FFO per-share growth of approximately 26.3% for the period ended on January 31, 2020 demonstrated consistently remarkable growth that warranted Mr. Marcus’s payout at the maximum achievement level.
The Compensation Committee also considered microeconomic and macroeconomic factors when setting the FFO per-share growth goal for Mr. Marcus’s 2017 award, such as the fundamental shift in Federal Reserve monetary policy, which began tightening in late 2015 and created concern about whether higher rates could undermine property values and cash flows. In addition to rising interest rates and the related headwinds that the real estate industry was facing, the Compensation Committee considered the then-current political uncertainty, global and domestic economic conditions, legal and regulatory changes, rising geopolitical risks, and other factors beyond the control of management.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

In addition, the Compensation Committee set the goal for FFO per-share growth at a level where outperformance would require significant contribution from external growth through significant additional leasing of new ground-up development projects followed construction of the related new Class A buildings. External growth through acquisitions is much less predictable and less likely given the high-value urban submarkets that generate the majority of the Company’s revenue and the difficulty locating appropriate opportunities that provide for adequate value-creation post acquisition.
High Leasing Volume in Light of Minimal Contractual Lease Expirations

•	What the Compensation Committee Considered When Setting the Goals at the End of 2016: Contractual lease expirations in 2017, 2018, and 2019 aggregated 4.5 million RSF as of December 31, 2016.

•
Key Drivers of Actual FFO Per-Share Growth During the Performance Period: During the three years ended December 31, 2019, we executed leases aggregating 14.4 million RSF, of which 7.0 million RSF related to lease renewals and re-leasing of space and 7.3 million RSF related to leasing of new Class A properties through development and redevelopment and of vacant space as of the beginning of each respective year. The strong leasing activity during the three years ended December 31, 2019, representing 9.9 million RSF leased in excess of the aggregate contractual expirations at the beginning of this period, combined with strong rental rate growth and the addition of 16 Class A properties, as noted below, resulted in significant outperformance in FFO per-share growth relative to the goal established at the beginning of the three-year performance period.

Strong Rental Rate Growth

•
What the Compensation Committee Considered When Setting the Goals at the End of 2016: The weighted-average rental rate growth achieved in the three years ended December 31, 2016, was 21.0% and 9.5% (cash basis). At the end of 2016, the Company projected rental rate growth on lease renewals and re-leasing of space in a range from 18.5% to 21.5%, and from 6.5% to 9.5% (cash basis), for the year ended December 31, 2017.

•
Key Drivers of Actual FFO Per-Share Growth During the Performance Period: Projected rental rate growth was based upon a different set of contractual lease expirations and anticipation of continued strong but moderating rental rate growth. Continued constrained supply of Class A space resulted in strong demand and outperformance in rental rate growth. Actual weighted-average rental rate growth for the three years ended December 31, 2019, was 27.3% and 14.8% (cash basis), significantly above rental rate growth from leasing activity forecasted for 2017 and actual rental rate growth from leasing activity for the three years ended December 31, 2016.

Addition of Properties That Were Not Under Construction or Identified as Potential Acquisitions

•
What the Compensation Committee Considered When Setting the Goals at the End of 2016: As of December 31, 2016, only 12 of the 23 properties discussed below were under active construction. The other 11 new Class A properties represented development and redevelopment projects that commenced subsequent to December 31, 2016, and generated an additional $55.1 million of incremental annual net operating income.

•	Key Drivers of Actual FFO Per-Share Growth During the Performance Period: During the three years ended December 31, 2019:

•	We had an addition of 97 properties, including 95 properties that were not under construction or identified as potential acquisitions as of December 31, 2016.

•
We completed the acquisition of 74 operating properties aggregating 5.2 million RSF for an aggregate purchase price of $2.7 billion. These 74 properties generated $201.9 million of incremental annual net operating income.

•
We placed into service 16 new Class A properties aggregating 3.4 million RSF through ground-up development. Eleven of the 16 properties were under active construction as of December 31, 2016. The remaining five properties were leased, developed, and placed into service subsequent to December 31, 2016; these five properties generated an additional $31.9 million of incremental annual net operating income.

•
We placed into service seven new Class A properties aggregating 657,689 RSF through redevelopment. One of the seven properties was under active construction as of December 31, 2016. The remaining six properties were leased, redeveloped, and placed into service subsequent to December 31, 2016; these six properties generated an additional $23.2 million of incremental annual net operating income.

•	As of December 31, 2019, the Company had development and redevelopment projects aggregating 2.1 million RSF of new Class A properties under construction that were 61% leased.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Improvement in Occupancy

•
What the Compensation Committee Considered When Setting the Goals at the End of 2016: Overall occupancy increased from 95.9% at the end of 2013 to 96.6% at the end of 2016, the highest occupancy level achieved in the prior 10 years. The Compensation Committee considered maintaining this high level of occupancy to be a significant goal.

•	Key Drivers of Actual FFO Per-Share Growth During the Performance Period: Actual occupancy at the end of 2019, was 96.8%, consistent with the high level of occupancy achieved as of December 31, 2016.

Improvement in Long-Term Cost of Capital

•
What the Compensation Committee Considered When Setting the Goals at the End of 2016: The corporate credit rating from S&P Global Ratings was BBB-/Positive, the credit rating from Moody’s Investors Service was Baa2, NAV per share(1) was $110.00, and the FFO per share multiple(2) was 18.8x.

•
Key Drivers of Actual FFO Per-Share Growth During the Performance Period: The following items, combined with the items noted above, contributed to improvement in our long-term cost of capital and our outperformance in FFO per-share growth for the three-year performance period:

•	Improved fourth quarter annualized net debt to Adjusted EBITDA from 6.1x in 2016, to 5.7x in 2019.

•
Further strengthened the Company’s credit profile, which resulted in a corporate issuer credit rating upgrade to Baa1 by Moody’s Investors Service and a corporate credit rating increase to BBB in 2018 and a further upgrade to BBB+ in February 2019 by S&P Global Ratings.

•	Improved our NAV per share(1) of $110.00 as of December 31, 2016, to $152.01 as of December 31, 2019.

•	Improved average FFO per share multiple(2) from 18.8x in 2016 to 21.5x in 2019.

•
In 2015, Mr. Marcus established an important relationship with a high-quality institutional investor, which allowed us to generate approximately $772 million during 2015-2019 through the sales of partial interests in nine properties. These sales allowed us to raise strategic capital at an attractive cost to fund the growth of our business with the addition of properties discussed above.

(1)
NAV per share for each year is calculated as an average of net asset value estimates provided by Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., and J.P. Morgan Securities LLC.

(2)	The FFO per share multiple is calculated using the average quarter-end stock price divided by FFO per share – diluted, as adjusted, for the respective year.

Performance-Based Cash Incentive Bonus Awarded in 2020 to Our Executive Chairman

Mr. Marcus was granted a performance-based cash incentive bonus in an amount up to $2,000,000 (the “Cash Bonus”) in recognition of the significant value created in the Company’s portfolio of non-real estate investments during 2019 as a result of Mr. Marcus’s experience, expertise, and leadership. Half of the Cash Bonus is payable in 2020. The other half of the Cash Bonus (the “Net Realized Gains Bonus”) will be payable in 2021, subject to (i) Mr. Marcus’s continued service through the applicable payment date and (ii) the amount of recognition of net realized gains, excluding impairments, from the Company’s portfolio of non-real estate investments during the period from January 1, 2020 to December 31, 2020 (“Net Realized Gains”). If the amount of Net Realized Gains is $0, then the amount of the Net Realized Gains Bonus will be $0, and if the amount of Net Realized Gains is equal to or greater than $50,000,000, then the amount of the Net Realized Gains Bonus will be $1,000,000. If the amount of Net Realized Gains is greater than $0 but less than $50,000,000, then the amount of the Net Realized Gains Bonus will be an amount linearly interpolated between $0 and $1,000,000.

2020 Proxy Statement	87

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Long-Term Performance-Based Incentive Awards Granted in 2019 to All NEOs

Structure of Awards

Each of our NEOs received an award, 75% of which is eligible to vest upon achievement of TSR on a relative basis compared to the constituents of the FTSE Nareit Equity Office Index (the “Index Companies”), and 25% of which is eligible to vest upon achievement of TSR on an absolute basis, over a three-year performance period. The shares subject to each award are also subject to a one-year holding period after vesting to further underscore the long-term retentive element.

Rigorous Performance Goals

In order for an NEO to earn the full award, our TSR during the three-year performance period must be in the top 25% of Index Companies and must equal or exceed 36%. If our TSR is 36% during the three-year performance period, the value of the maximum payout will be approximately 0.2% of the overall value generated for stockholders.

The relative and absolute portions of each award can be earned as follows (with linear interpolation for performance in between levels):

75% Relative TSR			25% Absolute TSR
TSR		Vesting	TSR	Vesting

Forfeiture:	<25th Percentile of Index Companies	0%	Forfeiture: <18%	0%

Threshold:	25th Percentile of Index Companies	25%	Threshold: 18%	25%

Target:	50th Percentile of Index Companies	62.5%	Target: 27%	62.5%

Maximum:	≥75th Percentile of Index Companies	100%	Maximum: ≥36%	100%

Changes of Control and Termination of Service

In the event of a change of control during the performance period:

•
The performance goals for the relative portion of each award will be earned based on the Company’s TSR through the change of control against that of the Index Companies for the same period. If the change of control occurs during the first year of the performance period, the number of shares earned is also prorated for the same period.

•
The performance goals for the absolute portion of each award will be prorated for the portion of the performance period elapsed through the change of control and actual performance measured against those prorated goals. If the change of control occurs during the first year of the performance period, the number of shares earned is also prorated for the same period.

If an NEO is terminated without Cause or resigns for good reason, or the NEO’s service is terminated due to his or her death or disability, in each case prior to the vesting date, his or her award will remain outstanding and subject to vesting based on attainment of the performance goals through the original performance period, as if termination had not occurred, but with the number of shares earned prorated for the portion of the performance period worked.

Long-Term Service-Based Incentive Awards Granted in 2019 to Co-CEOs and Other NEOs
Each of the employment agreements for Messrs. S. Richardson, Moglia, Shigenaga, Andrews, and Ryan and Ms. Banks provides for long-term incentive awards at the discretion of the Compensation Committee. Annual long-term incentive awards are granted in the year following the year of performance, but shown in the “Summary Compensation Table” for the year of grant in accordance with the rules for disclosing equity compensation. Based on the 2018 corporate performance accomplishments; an evaluation of each NEO’s performance, position, tenure, experience, expertise, leadership, management capability, and contribution to profitability, growth in FFO per share and NAV, and long-term stockholder value; and 2018 individual performance accomplishments, each NEO was granted a restricted stock award for the number of shares set forth below in the “2019 Grants of Plan-Based Awards Table” on page 96. These restricted stock awards vest based on each NEO’s continued service over a four-year period. The value of each restricted stock award increases or decreases with our stock price. Our Compensation Committee believes that granting restricted stock awards is appropriate for several reasons, including that it is consistent with the practices of our peer companies, that it provides a useful retention tool, and that it helps us manage dilution because fewer shares are granted subject to restricted stock awards than would be granted subject to stock options.

2020 Proxy Statement	88

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Retirement and Benefit Programs

Pension Plan

The Company maintains the Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan (the “Pension Plan”), which is designed to provide eligible employees of the Company, including the NEOs, with benefits upon retirement. The Board of Directors believes it is important to the Company’s attraction and retention objectives to provide a reasonable income replacement for eligible employees, including the NEOs, during retirement.

Under the Pension Plan, a hypothetical account is established for each participant for record-keeping purposes. Each year, a participant’s cash balance account is credited a hypothetical employer contribution and hypothetical earnings. These amounts are hypothetical because the hypothetical account balance must be converted into an annuity payable at normal retirement age (“NRA”), as defined in the Pension Plan. This future benefit at NRA can then be converted into a lump-sum benefit. The lump-sum distribution at NRA may be higher or lower, depending on interest rates in effect at that time. Hypothetical earnings for each calendar year are credited at a rate, compounded annually, equal to the rate for 30-year United States Treasury securities for the December preceding the applicable calendar year. The rate was 3.10% for 2019. Benefits under the Pension Plan are vested at all times, are obligations of the Company, and are payable in the form of a lump sum or a single or joint and survivor annuity in accordance with the participant’s distributions election. Benefits automatically commence upon death, disability, or other termination of employment. Participants may elect to commence receiving benefits while still in our employ at any time on or after the participant has attained age 62. See “Pension Benefits Table” on page 99 for more information.

Deferred Compensation Plan

The Company also has a 2000 Deferred Compensation Plan (the “DC Plan”), which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

Eligibility to participate in the DC Plan is limited to full-time employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, (ii) fall within a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (iii) are selected and designated as eligible to participate by the Company with respect to a plan year based on their level of responsibility and anticipated compensation levels for such plan year. Participants’ elected deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. During 2019, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants. See “2019 Nonqualified Deferred Compensation Table” on page 99 for more information.

Perquisites and Other Benefits

The Company provides certain perquisites and other benefits to our NEOs as discussed in the “Summary Compensation Table” on page 95. The Compensation Committee believes that these types of benefits are highly effective in retaining qualified executive officers because they provide the executive officers with longer-term security and protection for the future. The Company believes that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages and furthers the Company’s goal of retaining and rewarding highly qualified executives. The Company generally believes that all the perquisites have greater value to the executives than cost to the Company to provide them, thus providing a return on the cost of providing such benefits.

2020 Proxy Statement	89

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Other Compensation Policies

Stock Ownership Guidelines

Our NEOs are subject to the stock ownership requirements described under “Stock Ownership Guidelines” on page 16 of this Proxy Statement.

Clawback Policy

The Company has a clawback policy applicable to NEOs. The policy allows for the recoupment of cash and long-term incentive awards paid to an NEO on the basis of the Company’s performance in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) as a result of actual fraud or willful unlawful misconduct by the NEO that materially contributed to the need for the restatement. The policy is administered by the Compensation Committee.

Anti-Hedging Policies

Our NEOs are subject to anti-hedging policies described under “Anti-Hedging Policies” on page 16 of this Proxy Statement.

Tax Treatment

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any of the publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract that was in effect on November 2, 2017, and is not modified in any material respect on or after such date.

Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the compensation program and has designed the Company’s compensation program with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through balancing appropriate entrepreneurship and risk‑taking with the exercise of prudent business judgment. The Compensation Committee believes that the following risk oversight and compensation design features assist in guarding against excessive risk-taking and has concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company’s business or financial condition:

•
The Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting, and other financial, operational, and compliance policies and practices (see “The Board’s Role in Risk Oversight” on page 23 for a discussion of the role of the Board of Directors in the risk oversight process);

•	The diversified nature of the Company’s overall real estate asset base and tenant mix with respect to industries and markets served and geographic footprints;

2020 Proxy Statement	90

COMPENSATION DISCUSSION AND ANALYSIS (continued)

•
The review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk-reward balance, and do not encourage unnecessary or excessive risk-taking;

•	Competitive base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	The determination of stock awards based on a review of a variety of qualitative factors;

•	Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation;

•	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company;

•	Meaningful stock ownership guidelines for executive officers and directors;

•	The Company’s clawback policy, which is described above; and

•	The anti-hedging policy described above.

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200 Technology Square, Cambridge/Inner Suburbs, Greater Boston

2020 Proxy Statement	92

Compensation Tables and Related Narrative

Summary Compensation Table Introduction

As described under “Compensation Philosophy,” the fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenures range from 17 to 26 years) provide unique skill sets to the Company in its business of owning and operating niche real estate for the broad and diverse life science, technology, and agtech industries and therefore have been and will continue to be critical to the Company’s long-term success, including the achievement of each of our key objectives: profitability, growth in FFO per share and NAV, and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question. 2019 was a year of significant achievements, as described throughout this Proxy Statement and in the following charts:

TSR
1 Year Ended		3 Years Ended		5 Years Ended		5/28/97 (IPO) through
12/31/19		12/31/19		12/31/19		12/31/19

ARE	44.0%	ARE	58.6%	ARE	112.0%	ARE	1,714.1%
S&P 500	31.5%	S&P 500	53.2%	S&P 500	73.9%	Peers	747.0%
FTSE	31.4%	Russell	28.1%	Russell	48.5%	FTSE	555.3%
Peers	28.0%	Peers	23.0%	Peers	36.9%	Russell	497.6%
SNL	27.5%	FTSE	18.3%	FTSE	34.2%	S&P 500	482.2%
Russell	25.5%	SNL	8.0%	SNL	21.6%	SNL	443.2%

High ARE Percentile Ranking(1)

FTSE	89%	FTSE	100%	FTSE	100%	FTSE	100%
SNL	90%	SNL	100%	SNL	100%	SNL	100%
Peers	89%	Peers	89%	Peers	89%	Peers	100%
S&P 500	76%	S&P 500	58%	S&P 500	68%	S&P 500	76%

(1) See additional information on page 52.

Three-year average NEO total compensation percentile ranking within 2019 Peer Group	55%

2020 Proxy Statement	93

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Joel S. Marcus,	2019	1,040,000	1,025,000	(4)	4,994,046	2,340,000	1,215,022	427,422	11,041,490
Executive Chairman and Founder	2018	1,010,000	—		8,271,427	2,272,500	—	252,870	11,806,797
	2017	980,000	—		7,336,239	2,205,000	1,474,990	246,831	12,243,060

Stephen A. Richardson,	2019	650,000	—		5,992,601	1,462,500	58,889	141,648	8,305,638
Co-Chief Executive Officer	2018	625,000	—		5,259,240	1,406,250	17,059	141,148	7,448,697
	2017	525,000	995,000		4,750,520	—	21,246	140,998	6,432,764

Peter M. Moglia,	2019	650,000	—		5,992,601	1,462,500	21,056	141,857	8,268,014
Co-Chief Executive Officer and Co-Chief Investment Officer	2018	625,000	—		5,259,240	1,406,250	15,612	141,357	7,447,459
	2017	525,000	1,020,000		4,750,520	—	13,983	140,857	6,450,360

Dean A. Shigenaga,	2019	620,000	1,100,000		5,259,280	—	75,429	144,903	7,199,612
Co-President and Chief Financial Officer	2018	595,000	1,050,000		5,259,240	—	40,663	144,403	7,089,306
	2017	525,000	995,000		4,750,520	—	15,349	143,903	6,429,772

Thomas J. Andrews,	2019	620,000	770,000		4,235,315	—	533,271	147,027	6,305,613
Co-President and Regional Market Director – Greater Boston	2018	595,000	1,050,000		5,259,240	—	60,342	146,527	7,111,109
	2017	525,000	995,000		4,750,520	—	467,871	146,027	6,884,418

Daniel J. Ryan,	2019	620,000	975,000		4,814,235	—	426,180	137,000	6,972,415
Co-Chief Investment Officer and Regional Market Director – San Diego	2018	595,000	925,000		4,875,510	—	10,228	136,500	6,542,238

Jennifer J. Banks	2019	470,000	400,000		2,888,555		11,160	115,427	3,885,142
Co-Chief Operating Officer, General Counsel, and Corporate Secretary	2018	450,000	350,000		2,724,040	—	7,682	114,927	3,646,649

(1)
The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 17 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Certain amounts shown in this column relate to restricted stock awards that were tied to the achievement of predetermined corporate and individual goals. Assuming achievement of the highest level of performance, the accounting fair values of the restricted stock awards to Mr. Marcus that will ultimately be recognized as compensation expense are as follows: 2017: $7,946,239; 2018: $8,271,427; and 2019: $5,064,046.

(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Joel S. Marcus	Stephen A. Richardson	Peter M. Moglia	Dean A. Shigenaga	Thomas J. Andrews	Daniel J. Ryan	Jennifer J. Banks
	Aggregate change in the actuarial present value of accumulated benefits under the Company’s Pension Plan	$—	$22,720	$21,056	$22,498	$22,663	$14,864	$11,160
	Above-market or preferential earnings under the DC Plan	1,215,022	36,169	—	52,931	510,608	411,316	—
	Earnings reflected in the table above	$1,215,022	$58,889	$21,056	$75,429	$533,271	$426,180	$11,160
	Below-market losses under the DC Plan not shown above	$—	$—	$—	$—	$—	$—	$—

(3)
The amounts set forth in this column include the Company’s contribution to: (a) NEOs’ employee accounts under the Company’s 401(k) plan and Pension Plan; (b) the Company’s profit-sharing and executive profit-sharing plans; (c) life insurance premiums; (d) medical premiums; and (e) disability premiums:

All Other Compensation ($)	Joel S. Marcus	Stephen A. Richardson	Peter M. Moglia	Dean A. Shigenaga	Thomas J. Andrews	Daniel J. Ryan	Jennifer J. Banks
Pension Plan	$—	$100,000	$100,000	$100,000	$100,000	$100,000	$75,000
Profit-sharing plan	37,000	37,000	37,000	37,000	37,000	37,000	37,000
Insurance premiums	390,422	4,648	4,857	7,903	10,027	—	3,427
All other compensation	$427,422	$141,648	$141,857	$144,903	$147,027	$137,000	$115,427

(4)
This amount includes $25,000 awarded to mark the twenty-five-year anniversary of Mr. Marcus’s service to the Company and $1,000,000 awarded in recognition of the significant value created in the Company’s portfolio of non-real estate investments during 2019 as a result of Mr. Marcus’s experience, expertise, and leadership. See “Performance-Based Cash Incentive Bonus Awarded in 2020 to Our Executive Chairman” on page 88 for additional information.

2020 Proxy Statement	94

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2019 Grants of Plan-Based Awards Table

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joel S. Marcus	1/16/2019	(1)	N/A	N/A	N/A	N/A	N/A	N/A	11,722	1,428,912
	1/16/2019	(2)	N/A	N/A	N/A	—	11,723	18,335	N/A	1,860,000
	N/A	(3)	780,000	1,560,000	2,340,000	N/A	N/A	N/A	N/A	N/A
	3/29/2020	(4)	N/A	N/A	N/A	5,475	13,688	21,900	N/A	1,705,134
Stephen A. Richardson	1/16/2019	(1)	N/A	N/A	N/A	N/A	N/A	N/A	19,182	2,338,286
	1/16/2019	(2)	N/A	N/A	N/A	—	19,182	30,001	N/A	3,040,000
	N/A	(3)	487,500	975,000	1,462,500	N/A	N/A	N/A	N/A	N/A
	3/29/2020	(4)	N/A	N/A	N/A	1,973	4,932	7,890	N/A	614,315
Peter M. Moglia	1/16/2019	(1)	N/A	N/A	N/A	N/A	N/A	N/A	19,182	2,338,286
	1/16/2019	(2)	N/A	N/A	N/A	—	19,182	30,001	N/A	3,040,000
	N/A	(3)	487,500	975,000	1,462,500	N/A	N/A	N/A	N/A	N/A
	3/29/2020	(4)	N/A	N/A	N/A	1,973	4,932	7,890	N/A	614,315
Dean A. Shigenaga	3/29/2020	(4)	N/A	N/A	N/A	1,973	4,932	7,890	N/A	614,315
	12/31/2019	(5)	N/A	N/A	N/A	N/A	N/A	N/A	32,094	4,644,965
Thomas J. Andrews	3/29/2020	(4)	N/A	N/A	N/A	1,973	4,932	7,890	N/A	614,315
	12/31/2019	(5)	N/A	N/A	N/A	N/A	N/A	N/A	25,019	3,621,000
Daniel J. Ryan	3/29/2020	(4)	N/A	N/A	N/A	1,973	4,932	7,890	N/A	614,315
	12/31/2019	(5)	N/A	N/A	N/A	N/A	N/A	N/A	29,019	4,199,920
Jennifer J. Banks	3/29/2020	(4)	N/A	N/A	N/A	660	1,650	2,640	N/A	205,550
	12/31/2019	(5)	N/A	N/A	N/A	N/A	N/A	N/A	18,538	2,683,005

(1)	Represents restricted stock grant related to performance in 2018 subject to time-based vesting over a three-year period.

(2)	Represents restricted stock grant related to performance in 2018 with vesting subject to performance over the three-year period ending December 31, 2021.

(3)
Represents an annual cash incentive bonus tied to achievement of predetermined corporate and individual goals. See “Annual Cash Incentive Awards for Executive Chairman and Co-CEOs” on page 63 for additional information.

(4)
Represents performance grant. See “Long-Term Performance-Based Incentive Awards Granted in 2019 to All NEOs” on page 89 for additional information. The shares subject to each restricted stock grant are also subject to a one-year holding period after vesting to further underscore the long-term retentive element.

(5)
Represents restricted stock grant related to performance in 2018 subject to time-based vesting over a four-year period. The shares subject to each restricted stock grant are also subject to a one-year holding period after vesting to further underscore the long-term retentive element.

The stock awards indicated in the table above were granted under the 1997 Incentive Plan. Holders of Common Stock of the Company, including recipients of the restricted stock awards shown above, are eligible to receive distributions as determined by our Board of Directors. See Note 14 of the Consolidated Financial Statements and Item 5 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for information on dividends declared on Common Stock.

2020 Proxy Statement	95

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Employment Agreements

The Company has individual employment agreements with Messrs. Marcus, S. Richardson, Moglia, Shigenaga, Andrews and Ryan and Ms. Banks.

Mr. Marcus’s 2015 Employment Agreement, as amended, provides that Mr. Marcus serve as full-time Executive Chairman beginning on April 23, 2018, through December 31, 2020, which term will be extended for additional one-year periods thereafter unless and until the Company or Mr. Marcus provides notice of non-renewal. The 2015 Employment Agreement (i) incorporates the objective annual incentive award individual criteria described under “Corporate Performance Measures for Executive Chairman and Co-CEOs’ 2019 Cash Incentive Awards,” (ii) provides for a cash incentive bonus for Mr. Marcus as described above under “Structure and Target Value of Executive Chairman and Co-CEO’s 2019 Cash Incentive Awards” and (iii) provides for an annual long-term incentive award in the form of restricted stock as described above under “Long-Term Incentive Awards Granted in 2019 to Executive Chairman and Co-CEOs.” The 2015 Employment Agreement also provides for the double-trigger vesting of equity awards granted on or after January 1, 2015. The 2015 Employment Agreement is further described below under “Potential Payments upon Termination or Change in Control” for Mr. Marcus.

In March 2016, the Company entered into amended and restated executive employment agreements (the “2016 Executive Employment Agreements”) with Messrs. S. Richardson, Moglia, Shigenaga, and Andrews. The 2016 Executive Employment Agreements amended and restated in their entirety the prior employment agreements between the Company and each of Messrs. S. Richardson, Moglia, Shigenaga, and Andrews. The 2016 Executive Employment Agreements provide for the double-trigger vesting of equity awards granted to each of these executives on or after January 1, 2016, as described below under “Potential Payments upon Termination or Change in Control” for “Other Named Executive Officers.” The 2016 Executive Employment Agreements also provide for at-will employment, a base salary to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for each officer’s residence location, and eligibility to receive discretionary cash incentive awards and periodic equity awards.

The Company entered into amended and restated executive employment agreements (the “2018 Executive Employment Agreements”) with Messrs. S. Richardson, Moglia, Shigenaga, and Andrews and Ms. Banks effective as of April 2018, and with Mr. Ryan effective as of May 2018. The 2018 Executive Employment Agreements provide that each executive be employed at will, with the term of each agreement beginning April 23, 2018 (except for Mr. Ryan’s agreement, the term of which begins on May 22, 2018) and ending on the date that the agreement is terminated by either party pursuant to the provisions of the applicable agreement. The 2018 Executive Employment Agreements with Mr. Ryan and Ms. Banks provide for the double-trigger vesting of equity awards granted to each of these executives, as described below under “Potential Payments upon Termination or Change in Control” for “Other Named Executive Officers,” a base salary to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for each officer’s residence location, and eligibility to receive discretionary cash incentive awards and periodic equity awards.

The 2018 Executive Employment Agreements with Messrs. S. Richardson and Moglia provide that each individual’s annual base salary be $625,000, effective as of April 23, 2018. In addition, each individual is eligible to receive an annual cash incentive award, 60% of which shall be payable based on the achievement of certain corporate performance criteria and 40% of which shall be payable based on the achievement of each individual’s performance criteria. The cash incentive award payable, if any, will have a threshold amount equal to 75% of each individual’s base salary, a target amount equal to 150% of base salary, and a maximum amount equal to 225% of base salary. Determination and payment of any cash incentive award will be based upon the achievement of personal and corporate goals determined by the Compensation Committee. Each individual is also eligible to receive an annual award of restricted stock for each fiscal year of the Company occurring during the term of his agreement, with 50% of any such target award vesting over a three-year period following the grant date based solely on his continued service, and the remaining award vesting on or after the third anniversary of the end of the fiscal year in which the award was made, based on and subject to certain corporate performance criteria over a three-year performance period. These cash incentive awards and long-term incentive awards have the same structure as the 2019 Marcus Grant described in “Compensation Discussion and Analysis” beginning on page 51.

The 2018 Executive Employment Agreements with Messrs. Shigenaga and Andrews provide that each individual’s annual base salary be $595,000, effective as of April 23, 2018. The 2018 Executive Employment Agreement with Mr. Ryan reflected his new position and duties as Co-Chief Investment Officer and Regional Market Director – San Diego and provided that Mr. Ryan’s annual base salary be $595,000, effective as of May 22, 2018. The 2018 Executive Employment Agreement with Ms. Banks reflected her new position and duties as Co-Chief Operating Officer, General Counsel, and Corporate Secretary and provided that Ms. Banks’s annual base salary be $450,000, effective as of April 23, 2018. Messrs. Shigenaga, Andrews, and Ryan and Ms. Banks continue to be eligible for an annual cash incentive award and periodic equity awards as the Board of Directors may determine.

2020 Proxy Statement	96

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Outstanding Equity Awards at Fiscal Year End Table

The following table shows unvested stock awards assuming a market value of $161.58 per share (the closing market price of Common Stock on December 31, 2019):

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Joel S. Marcus	183,297	29,617,129
Stephen A. Richardson	120,929	19,539,708
Peter M. Moglia	120,179	19,418,523
Dean A. Shigenaga	103,094	16,657,929
Thomas J. Andrews	103,909	16,789,616
Daniel J. Ryan	102,159	16,506,851
Jennifer J. Banks	51,028	8,245,104

(1)    Represents restricted stock awards granted pursuant to the 1997 Incentive Plan, which are scheduled to vest in the years shown below:

Shares scheduled to vest during the year ended December 31,	Joel S. Marcus	Stephen A. Richardson	Peter M. Moglia	Dean A. Shigenaga	Thomas J. Andrews	Daniel J. Ryan	Jennifer J. Banks
2020	80,105	40,644	39,894	43,023	41,254	38,754	18,484
2021	62,957	33,394	33,394	35,024	33,255	32,755	15,635
2022	40,235	46,891	46,891	17,023	23,145	23,395	12,274
2023	—	—	—	8,024	6,255	7,255	4,635
Total shares that have not vested	183,297	120,929	120,179	103,094	103,909	102,159	51,028

2019 Option Exercises(1) and Stock Vested Table

The following table sets forth certain information regarding vesting of restricted stock awards during 2019 for the NEOs:

	Stock Awards(2)

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Joel S. Marcus	109,261	8,462,890
Stephen A. Richardson	49,844	7,158,110
Peter M. Moglia	48,344	6,943,422
Dean A. Shigenaga	44,950	6,427,992
Thomas J. Andrews	44,950	6,427,992
Daniel J. Ryan	39,200	5,604,387
Jennifer J. Banks	16,950	2,418,342

(1)	We have not issued any options since 2002, no options have been exercised since 2012, and no options were outstanding as of December 31, 2019.

(2)	Represents restricted stock awards granted pursuant to the 1997 Incentive Plan.

(3)	Represents the number of shares of stock that vested multiplied by the market price of Common Stock on the vesting date.

2020 Proxy Statement	97

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Pension Benefits Table

The following table discloses the number of years of credited service of, the actuarial present value of the accumulated benefits for, and payments during the last fiscal year to each NEO under the Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan. For a more detailed description of the Pension Plan, see “Pension Plan” on page 90.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Joel S. Marcus	26	—	—
Stephen A. Richardson	20	855,632	—
Peter M. Moglia	22	800,274	—
Dean A. Shigenaga	19	848,242	—
Thomas J. Andrews	20	853,736	—
Daniel J. Ryan	9	594,339	—
Jennifer J. Banks	17	446,171	—

(1)	The present value of the accumulated benefits represents the present value of the accrued benefits in each NEO’s account under the Pension Plan.

2020 Proxy Statement	98

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2019 Nonqualified Deferred Compensation Table

The following table discloses contributions, earnings, and balances under the nonqualified deferred compensation plan for each of the NEOs:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Joel S. Marcus	1,013,530	—	1,215,022	—	12,146,063
Stephen A. Richardson	—	—	36,169	(277)	170,642
Peter M. Moglia	—	—	—	—	—
Dean A. Shigenaga	525,000	—	52,931	—	1,971,505
Thomas J. Andrews	—	—	510,608	(1,282,352)	1,785,651
Daniel J. Ryan	231,250	—	411,316	—	2,868,182
Jennifer J. Banks	—	—	—	—	—

(1)	All contributions in this column are also included as compensation to the NEOs in the “Salary” and “Bonus” columns of the “Summary Compensation Table” for 2019 on page 95.

(2)
Aggregate earnings include above-market gains/preferential earnings and below-market losses as shown for each NEO in the table under footnote 2 to the “Summary Compensation Table” on page 95. Below-market losses are excluded from the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.” Advisory fees paid to the plan administrator have been deducted from aggregate earnings reported in this column.

(3)    The following amounts included in this column have been reported as compensation to the NEOs in the “Summary Compensation Table” for 2018 and 2017 as follows (excluding 2017 for Daniel J. Ryan and Jennifer J. Banks, who became NEOs beginning in 2018):

	Executive Contributions by Year ($)
Name	2018	2017
Joel S. Marcus	965,862	679,278
Stephen A. Richardson	—	—
Peter M. Moglia	—	—
Dean A. Shigenaga	497,500	475,000
Thomas J. Andrews	—	—
Daniel J. Ryan	140,596	N/A
Jennifer J. Banks	—	N/A
The Company has in place the DC Plan, which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees. Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, (ii) fall within a select group of management or highly compensated employees for purposes of ERISA, and (iii) are selected and designated as eligible to participate by the Company with respect to a plan year based on their level of responsibility and anticipated compensation levels for such plan year.

Under the DC Plan, a participant may elect annually to defer up to 70% of the participant’s salary, 70% of the participant’s eligible earned leasing incentive compensation (if applicable), and up to 100% of the participant’s cash incentive award, provided that the minimum deferral amount of any cash incentive award be $10,000 and the aggregate minimum deferral amount of any salary and cash incentive award be $10,000. A participant must generally make deferral elections during an election period that is prior to the beginning of the plan year in which the related compensation is earned. The Company may permit a newly eligible participant to make a deferral election within the first 30 days of first becoming eligible to participate in the plan with respect to compensation earned during the portion of the plan year after such election becomes irrevocable.

Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. The mutual funds, other publicly traded securities, and certain investments designated by the Company for the deemed investment of participants’ accounts under the DC Plan may change from time to time. Participants may change their investment selections prospectively on a daily basis by contacting the advisor associated with the DC Plan.

2020 Proxy Statement	99

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Except with respect to certain VIP Grandfathered Amounts (defined below), a participant may elect to receive amounts deferred under the DC Plan on a date specified by the participant or upon the termination of such participant’s service with the Company. With respect to amounts deferred prior to January 1, 2005, such amounts will be distributed in a single lump sum upon termination. With respect to amounts deferred after January 1, 2005 (“409A Non-Grandfathered Amounts”), if such termination is for any reason other than death or disability, such amounts will be in accordance with the participant’s election in either a lump sum or in up to 15 annual installments, which payments either commence immediately upon termination or on the fifth anniversary of termination in accordance with the participant’s election, provided that no payment is made prior to the six-month anniversary of termination. If the participant’s termination is due to death or disability, amounts are distributed immediately in a single lump sum. In addition, if a change in control (as defined under the DC Plan) occurs prior to any such date specified by the participant for distribution or the participant’s termination of service, payment of any vested 409A Non-Grandfathered Amounts will be made in a lump sum as soon as administratively feasible following the change in control.

A participant’s account under the DC Plan may include amounts that were initially deferred under the Company’s 2000 Venture Investment Deferred Compensation Plan (the “VIP”) prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“VIP Grandfathered Amounts”). Any such vested amounts will be distributed to participants upon the occurrence of certain distribution events related to the investments designated by the Company for the deemed investment of such amounts, except that such amounts will continue to be deferred under the DC Plan if the participant made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under the DC Plan following a distribution event and the participant has not terminated employment prior to the distribution event.

With respect to amounts that are attributable to deferrals made under the DC Plan prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Grandfathered Amounts”), other than any VIP Grandfathered Amounts, a participant may elect to receive an early distribution of any such vested amounts if he or she experiences an unforeseeable emergency (as defined in the DC Plan). In addition, a participant may elect to receive an early distribution of any vested 409A Grandfathered Amounts, other than any VIP Grandfathered Amounts, credited to the participant’s account for any reason, provided that the amount distributed will be equal to 90% of the amount elected by the participant and the remaining 10% of the amount elected by the participant will be forfeited by the participant. During 2019, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants.

2020 Proxy Statement	100

Potential Payments upon Termination or Change in Control

The discussion and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs of the Company under various termination scenarios or a change in control.

Mr. Marcus

Mr. Marcus’s 2015 Amended and Restated Executive Employment Agreement (as amended, the “2015 Employment Agreement”) provides that, in the event of a termination by the Company without Cause, by Mr. Marcus for Good Reason, or on account of Mr. Marcus’s death or Permanent Disability (as defined in the 2015 Employment Agreement), Mr. Marcus will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; (iv) any deferred compensation; (v) a pro rata cash incentive bonus for the portion of the year in which the termination occurs; (vi) a severance payment equal to two times the sum of (1) Mr. Marcus’s base salary plus (2) an amount equal to the average cash incentive bonus paid to Mr. Marcus over the Company’s last three fiscal years preceding the year in which the termination of the employment agreement occurs; (vii) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus enrolls in a plan of another employer under which he is entitled to receive such benefits, and continued life insurance and long-term care coverage for the three-year period following the date of termination; (viii) continuation of the term life insurance, long-term and short-term disability coverage, and executive/premium long-term care policy the Company provides to Mr. Marcus for the three-year period following the date of termination; (ix) payment of full salary in lieu of all accrued but unused vacation; (x) outplacement services for 180 days following the date of termination; (xi) if such termination occurs after attainment of age 72, or with respect to equity or equity-based awards granted after January 15, 2019, after attainment of age 77, full and immediate vesting of all outstanding and unvested equity or equity-based compensation awards, the vesting of which otherwise depends only upon the passage of time; (xii) if such termination occurs after attainment of age 72, or with respect to equity or equity-based awards granted after January 15, 2019, after attainment of age 77, to the extent that the applicable personal, corporate, or other performance goals are ultimately satisfied, the vesting of all awards of equity or equity-based compensation, the vesting of which otherwise depends upon the satisfaction of personal, corporate, or other performance criteria; (xiii) if such termination occurs after attainment of age 72, or with respect to equity or equity-based awards granted after January 15, 2019, after attainment of age 77, exercisability of all outstanding stock options for their full terms; (xiv) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (xv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

If Mr. Marcus is terminated by the Company for Cause, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation.

If Mr. Marcus terminates his employment other than for Good Reason, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation. In addition, if the termination by Mr. Marcus other than for Good Reason is on or after attainment of age 71, he will be entitled to receive the following: (i) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus becomes entitled to such benefits through another employer; (ii) payment of full salary in lieu of all accrued but unused vacation; (iii) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (iv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

2020 Proxy Statement	101

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

The 2015 Employment Agreement also provides that, upon a Change in Control (as defined in the agreement), (i) any and all equity or equity-based awards granted before January 1, 2015, the vesting of which depends only upon the passage of time, will vest; (ii) any and all equity or equity-based awards granted before January 1, 2015, the vesting of which depends upon the satisfaction of performance criteria, shall vest in an amount equal to (A) the amount of the award that would have been earned if the target level of performance had been achieved, multiplied by (B) a fraction, (x) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (y) the denominator of which is the number of days in the performance period, and (iii) any and all options granted before January 1, 2015, will be exercisable for their full terms. The 2015 Employment Agreement provides that accelerated vesting upon a Change in Control will not apply to an award granted on or after January 1, 2015, which is substituted in the event of a Change in Control with an alternative award with respect to stock (i) which is traded on an established U.S. securities market, (ii) which vests on the applicable regularly scheduled vesting date or dates (without regard to performance) of the pre-Change in Control award, or an earlier vesting date or dates, subject only to continued service through such date or dates other than as provided in the 2015 Employment Agreement, (iii) which provides Mr. Marcus with rights, terms, and conditions substantially equivalent to or better than those of the pre-Change in Control award, and (iv) which is the economic equivalent of the pre-Change in Control award, all as further described in the 2015 Employment Agreement. Any such alternative awards will be subject following a Change in Control to the provision of the 2015 Employment Agreement generally applicable upon a termination of employment, i.e., a double-trigger vesting upon a severance-qualifying termination.

The 2015 Employment Agreement provides that if payments provided to Mr. Marcus under the 2015 Employment Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Mr. Marcus is entitled to receive (i) an amount limited so that no portion thereof shall be subject to an excise tax under Section 4999 of the Code (the “Limited Amount”) or (ii) if the amount otherwise payable under the employment agreement reduced by the excise tax imposed by Section 4999 of the Code is greater than the Limited Amount, the amount otherwise payable under the employment agreement.

188 East Blaine Street, Lake Union, Seattle

2020 Proxy Statement	102

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

Other Named Executive Officers

The 2018 Executive Employment Agreements with Messrs. S. Richardson, Moglia, Shigenaga, Andrews, and Ryan and Ms. Banks provide that if their employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by the executive), they will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid cash incentive bonus earned through their last day of employment. If the agreement terminates upon the executive’s death or Disability (as defined in the agreement), the Company shall provide the executive (or his or her beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary; (ii) accelerated vesting of any unvested equity awards previously granted to the executive; and (iii) a cash incentive bonus equal to the cash incentive bonus amount they earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The 2018 Executive Employment Agreements with Messrs. S. Richardson, Moglia, Shigenaga, Andrews, and Ryan and Ms. Banks provide that if the Company terminates the executive’s employment without Cause or the executive resigns for Good Reason (as defined in the applicable agreement) not in connection with a Change in Control (as defined in the applicable agreement), the executive is entitled to receive severance generally equal to one year of base salary and a cash incentive bonus equal to the cash incentive bonus the executive earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). These agreements further provide that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or the executive terminates the agreement for Good Reason, the executive is entitled to receive severance generally equal to a multiple of the sum of one year of his or her base salary plus the cash incentive bonus amount he or she earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The multiple for Messrs. S. Richardson, Moglia, Shigenaga, Andrews, and Ryan is 2.0x and the multiple for Ms. Banks is 1.5x. In any of the foregoing cases, all of the executive’s unvested shares of restricted stock in the Company will vest on the last day of employment and the executive will receive a prorated grant of fully vested stock based on the Company’s grant to him or her for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to the executive for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to the executive for the second, third, and fourth years prior to the year in which the executive’s employment terminates. The 2018 Executive Employment Agreements with Messrs. S. Richardson, Moglia, Shigenaga, and Andrews provide that upon a Change in Control, any outstanding equity awards held by the executive that were granted prior to January 1, 2016, will become fully vested. All equity awards granted to Messrs. S. Richardson, Moglia, Shigenaga, and Andrews prior to January 1, 2016, will be fully vested by the end of August 2019. Any outstanding equity awards held by Messrs. S. Richardson, Moglia, Shigenaga, and Andrews that were granted on or after January 1, 2016, and any outstanding equity awards held by Mr. Ryan and Ms. Banks do not automatically become fully vested (and exercisable, if applicable) upon a Change in Control of the Company, but rather only, if upon or within two years of such Change in Control, the Company terminates the individual’s employment without Cause or the individual terminates his or her employment for good reason.

The 2018 Executive Employment Agreements of Messrs. S. Richardson, Moglia, Shigenaga, Andrews, and Ryan and Ms. Banks also provide that if the Company terminates the executive’s employment without Cause, or the executive terminates their employment for Good Reason, the Company will pay the applicable premiums for the executive’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his or her last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

The table below reflects the amount of compensation and benefits payable to Mr. Marcus under the 2015 Employment Agreement and to each other NEO under his or her respective 2018 Executive Employment Agreement, in each case pursuant to the 1997 Incentive Plan in the event of each scenario listed in the table below. The amounts shown in the table below assume that the termination was effective as of December 31, 2019. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to the NEO, which are set forth in the “Pension Benefits Table” and “2019 Nonqualified Deferred Compensation Table” on page 99. In addition, the table does not include the value of vested restricted stock as of December 31, 2019. Because the payments to be made to the NEO depend on several factors, the actual amounts to be paid out upon the NEO’s termination of employment can be determined only at the time of his or her separation from the Company.

2020 Proxy Statement	103

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

Name of Executive Cause of Termination	Cash Severance Payment ($)	Pro-Rata Bonus ($)	Restricted Stock Grants ($)	Acceleration of Equity Awards ($)(1)	Continued Participation in Medical & Dental Benefit Plans ($)	Accrued Vacation ($)	Total ($)
Joel S. Marcus
Without Cause/for Good Reason	5,110,000	2,272,500	17,339,258	21,465,984	716,181	240,000	47,143,923
Death or Disability	5,110,000	2,272,500	17,339,258	21,465,984	716,181	240,000	47,143,923
For Cause/other than Good Reason	—	—	—	—	—	240,000	240,000

Stephen A. Richardson
Without Cause/for Good Reason (CIC)	4,112,500	N/A	4,604,760	16,768,166	36,008	24,275	25,545,709
Without Cause/for Good Reason (no CIC)	2,056,250	N/A	4,604,760	16,768,166	36,008	24,275	23,489,459
Death or Disability	2,056,250	N/A	4,604,760	16,768,166	36,008	24,275	23,489,459
For Cause/other than Good Reason	—	N/A	—	—	—	24,275	24,275

Peter M. Moglia
Without Cause/for Good Reason (CIC)	4,112,500	N/A	4,604,760	16,646,981	36,216	95,000	25,495,457
Without Cause/for Good Reason (no CIC)	2,056,250	N/A	4,604,760	16,646,981	36,216	95,000	23,439,207
Death or Disability	2,056,250	N/A	4,604,760	16,646,981	36,216	95,000	23,439,207
For Cause/other than Good Reason	—	N/A	—	—	—	95,000	95,000

Dean A. Shigenaga
Without Cause/for Good Reason (CIC)	3,340,000	N/A	4,604,760	16,909,387	39,419	61,809	24,955,375
Without Cause/for Good Reason (no CIC)	1,670,000	N/A	4,604,760	16,909,387	39,419	61,809	23,285,375
Death or Disability	1,670,000	N/A	4,604,760	16,909,387	39,419	61,809	23,285,375
For Cause/other than Good Reason	—	N/A	—	—	—	61,809	61,809

Thomas J. Andrews
Without Cause/for Good Reason (CIC)	3,340,000	N/A	4,604,760	15,766,209	44,767	42,184	23,797,920
Without Cause/for Good Reason (no CIC)	1,670,000	N/A	4,604,760	15,766,209	44,767	42,184	22,127,920
Death or Disability	1,670,000	N/A	4,604,760	15,766,209	44,767	42,184	22,127,920
For Cause/other than Good Reason	—	N/A	—	—	—	42,184	42,184

Daniel J. Ryan
Without Cause/for Good Reason (CIC)	3,090,000	N/A	4,221,030	15,483,444	31,359	69,750	22,895,583
Without Cause/for Good Reason (no CIC)	1,545,000	N/A	4,221,030	15,483,444	31,359	69,750	21,350,583
Death or Disability	1,545,000	N/A	4,221,030	15,483,444	31,359	69,750	21,350,583
For Cause/other than Good Reason	—	N/A	—	—	—	69,750	69,750

Jennifer J. Banks
Without Cause/for Good Reason (CIC)	1,230,000	N/A	2,505,880	7,903,363	34,943	57,629	11,731,815
Without Cause/for Good Reason (no CIC)	820,000	N/A	2,505,880	7,903,363	34,943	57,629	11,321,815
Death or Disability	820,000	N/A	2,505,880	7,903,363	34,943	57,629	11,321,815
For Cause/other than Good Reason	—	N/A	—	—	—	57,629	57,629

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Common Stock of $161.58 per share on December 31, 2019, that would vest on an accelerated basis upon the occurrence of certain events. Includes acceleration of vesting for performance-based awards assuming target performance was achieved on the assumed date of termination on December 31, 2019. As of December 31, 2019, none of the executives held stock options.

2020 Proxy Statement	104

CEO Pay Ratio

Under SEC rules, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Executive Chairman, Mr. Marcus, and our Co-CEOs, Messrs. S. Richardson and Moglia (the “CEO Pay Ratio”). The rules permit us to use the same median employee for up to three years, provided there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly change our pay ratio disclosure. We believe that no such changes have occurred and that there have been no other changes in the 2018 median employee’s circumstances that would significantly affect our pay ratio disclosure. Accordingly, we used the same 2018 median employee in our 2019 pay ratio calculation.

Set forth below is a description of the methodology, including material assumptions, adjustments, and estimates, we used to identify the median employee for purposes of calculating the CEO Pay Ratio:

•
We identified the median employee using our employee population on December 31, 2018. As of December 31, 2018, we had a total population of 386 employees, including full-time, part-time, and temporary employees. From this full population, we excluded our Executive Chairman and Co-CEOs and four employees located in China, and arrived at a population consisting of 379 employees, from which we identified the median total compensation of all employees other than our Executive Chairman and Co-CEOs.

•
We identified the median employee by considering the following three elements of compensation: 2018 base salary, discretionary bonus earned in 2018, and equity awards granted in 2018 (at the grant date fair value). For permanent employees (full-time and part-time) hired after January 1, 2018, we annualized the aforementioned components.

Using the methodology described above, we selected the median of our employee population. For fiscal year 2019, the annual total compensation of our median employee was $155,000, and the annual total compensation of Messrs. Marcus, Richardson, and Moglia was $11,041,490, $8,305,638, and $8,268,014, respectively. Based on this information, the ratio of the annual total compensation of Mr. Marcus to the median of the annual total compensation of all employees other than our Executive Chairman and Co-CEOs was 71 to 1 and the ratio of the annual total compensation of Messrs. Richardson and Moglia to the median of the annual total compensation of all employees other than our Executive Chairman and Co-CEOs was 54 to 1 and 53 to 1, respectively. The annual total compensation of Messrs. Marcus, Richardson, and Moglia presented for this purpose is equal to the compensation reported for them in the “Summary Compensation Table” included on page 95 of this Proxy Statement.

The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Neither the Compensation Committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

2020 Proxy Statement	105

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of Common Stock as of March 13, 2020, by (i) each of the Company’s directors, (ii) each of the Company’s executive officers, (iii) all directors and executive officers as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table is based on information provided to the Company or filed with the SEC by the Company’s directors, NEOs, and principal stockholders. Except as otherwise indicated, the Company believes, based on such information, that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

	Number of Shares Beneficially Owned(2)

Name and Address of Beneficial Owner(1)	Number	Percent
Named Executive Officers and Directors
Joel S. Marcus(3)	425,880	*
Stephen A. Richardson	192,738	*
Peter M. Moglia	189,282	*
Dean A. Shigenaga	139,656	*
Thomas J. Andrews(4)	134,797	*
Daniel J. Ryan	128,289	*
Jennifer J. Banks	64,556	*
Steven R. Hash(5)	7,617	*
John L. Atkins, III	20,633	*
James P. Cain(6)	2,140	*
Maria C. Freire, Ph.D.	3,652	*
Jennifer Friel Goldstein(7)	—	*
Richard H. Klein	11,253	*
James H. Richardson(8)	47,750	*
Michael A. Woronoff(9)	1,400	*
Executive officers and directors as a group (20 persons)	1,369,643	1.12%
Five Percent Stockholders
The Vanguard Group, Inc.(10)	18,929,256	15.42%
BlackRock, Inc.(11)	11,345,015	9.24%
Norges Bank (The Central Bank of Norway)(12)	6,621,832	5.39%
State Street Corporation(13)	6,113,897	4.98%

*	less than 1%.

(1)	Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 26 North Euclid Avenue, Pasadena, California 91101.

(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 13, 2020. Percentage ownership is based on 122,768,627 shares of Common Stock outstanding on March 13, 2020.

(3)	All shares are held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee.

(4)	All shares are held by the Gilman Andrews Revocable Living Trust, of which Mr. Andrews is a trustee and beneficiary.

(5)
As of March 13, 2020, Mr. Hash also held 4,571 phantom stock units of the Company’s Deferred Compensation Plan for Directors, which did not give the right to acquire beneficial ownership of the Company's Common Stock within 60 days after March 13, 2020, and therefore were not included in the number of shares beneficially owned by Mr. Hash.

(6)
As of March 13, 2020, Mr. Cain also held 1,797 phantom stock units of the Company’s Deferred Compensation Plan for Directors, which did not give the right to acquire beneficial ownership of the Company’s Common Stock within 60 days after March 13, 2020, and therefore were not included in the number of shares beneficially owned by Mr. Cain.

(7)	Ms. Goldstein was appointed to the Company’s Board of Directors on March 26, 2020. As of March 13, 2020, Ms. Goldstein did not beneficially own any of the Company’s Common Stock.

2020 Proxy Statement	106

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

(8)
Includes 47,750 shares held by James Harold Richardson IV and Kimberly Paulson Richardson, trustees, or their successors in interest, of the Richardson Family Trust dated June 27, 1991, as may be amended and restated, of which Mr. J. Richardson is a trustee.

(9)
All 1,400 shares are held by The Michael and Julianne Woronoff Family Trust, of which Mr. Woronoff is the trustee. In addition, as of March 13, 2020, Mr. Woronoff held 4,813 phantom stock units of the Company’s Deferred Compensation Plan for Directors, which did not give the right to acquire beneficial ownership of the Company’s Common Stock within 60 days after March 13, 2020, and therefore were not included in the number of shares beneficially owned by Mr. Woronoff.

(10)
Derived solely from information contained in a Schedule 13G/A filed with the SEC on February 11, 2020, by the Vanguard Group, Inc. (“Vanguard”). Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Schedule 13G/A, Vanguard has sole and shared voting power over 286,705 and 140,907 shares, respectively. Vanguard has sole and shared dispositive power over 18,630,324 and 298,932 shares, respectively.

(11)
Derived solely from information contained in a Schedule 13G/A filed with the SEC on February 5, 2020, by BlackRock, Inc. Address: 55 East 52nd Street, New York, New York 10055. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 10,251,092 shares and sole dispositive power over 11,345,015 shares.

(12)
Derived solely from information contained in a Schedule 13G/A filed with the SEC on February 11, 2020, by Norges Bank. Address: Bankplassen 2, P.O. BOX 1179 Sentrum, NO 0107, Oslo, Norway. According to the Schedule 13G/A, State Street Corporation has sole voting power over 6,621,832 shares and sole dispositive power over 6,621,832 shares.

(13)
Derived solely from information contained in a Schedule 13G/A filed with the SEC on February 13, 2020, by State Street Corporation. Address: One Lincoln Street, Boston, Massachusetts 02111. According to the Schedule 13G/A, State Street Corporation has shared voting power over 4,914,321 shares and shared dispositive power over 6,105,211 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of more than 10% of any class of equity securities of the Company to file reports of that ownership, and changes in that ownership, with the SEC, the NYSE, and the Company. Based solely on the Company’s review of copies of such forms received by it and written representations from certain reporting persons, the Company believes that all such SEC filing requirements were timely met.

213 East Grand Avenue, South San Francisco, San Francisco

2020 Proxy Statement	107

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors of the Company (the “Board of Directors”) comprises three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee has been determined by the Board of Directors to be an independent director in conformity with the listing standards of the New York Stock Exchange and regulations of the Securities and Exchange Commission.

Management has the primary responsibility for the Company’s financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to ensure compliance with accounting standards and applicable laws and regulations have been appropriately implemented.

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management and the independent registered public accountants. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence; and discussed with the independent registered public accountants their independence from the Company and its management. The Audit Committee further considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Executive Chairman, the Co‑Chief Executive Officers, and the Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2019.

AUDIT COMMITTEE
Richard H. Klein, Chair Steven R. Hash Michael A. Woronoff

2020 Proxy Statement	108

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to be the Company’s independent registered public accountants for the year ending December 31, 2020. Ernst & Young LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to attend the 2020 Annual Meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Ernst & Young LLP, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Ernst & Young LLP’s provision of non-audit services to the Company was compatible with that firm’s independence from the Company.

Stockholders will be asked at the 2020 Annual Meeting to vote upon the ratification of the appointment of Ernst & Young LLP. If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the 2020 fiscal year if it concludes that such a change would be in the best interests of the Company. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Ernst & Young LLP.

Fees Billed by Independent Registered Public Accountants
The SEC requires disclosure of the fees billed by the Company’s independent registered public accountants for certain services. All audit and non-audit services were preapproved by the Audit Committee. The following table sets forth the aggregate fees billed by Ernst & Young LLP for services related to fiscal years 2019 and 2018:

Description	2019	2018
Audit Fees	$2,186,500	$1,808,000
Audit-Related Fees	—	—
Tax Fees	951,430	762,070
All Other Fees	2,000	2,000
Total	$3,139,930	$2,572,070

Audit fees include amounts billed to the Company related to the audit of the Company’s consolidated financial statements, the review of the Company’s quarterly financial statements, and other services provided in connection with statutory and regulatory filings, including real estate joint ventures. Audit fees for 2019 also include fees related to our (i) issuance of long-term unsecured senior notes payable aggregating $2.7 billion, (ii) sales of Common Stock under forward equity sales agreements, and (iii) audit procedures related to upgrade implementation and testing of our accounting software. Tax fees in 2019 represent tax return preparation and compliance services. All other fees include amounts related to our subscription to Ernst & Young LLP’s technical research database.

Audit fees for 2018 include fees related to our (i) issuance of long-term unsecured senior notes payable aggregating $900.0 million, (ii) sales of Common Stock under our at-the-market (ATM) common stock program, (iii) sales of Common Stock under forward equity sales agreements, and (iv) audit procedures related to upgrade implementation of our accounting software. Tax fees in 2018 represent tax return preparation and compliance services. All other fees include amounts related to our subscription to Ernst & Young LLP’s technical research database.

Audit Committee Preapproval Policy
The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Ernst & Young LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its preapproval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote and Board of Directors’ Recommendation
The affirmative vote of a majority of the votes cast on the matter at the 2020 Annual Meeting will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020.

The Board of Directors unanimously recommends a vote FOR Proposal 4.

2020 Proxy Statement	109

OTHER INFORMATION

Annual Report on Form 10-K and Financial Statements and Committee and Corporate Governance Materials of the Company

Copies of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ended December 31, 2019, including the Company’s consolidated financial statements and schedules, will be mailed to interested stockholders, without charge, upon written request. Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, will be provided upon written request and payment to the Company for the cost of preparing and distributing those materials. Written requests should be sent to Alexandria Real Estate Equities, Inc., 26 North Euclid Avenue, Pasadena, California 91101, Attention: Investor Relations. The current charters of the Board of Directors’ Audit, Compensation, and Nominating & Governance Committees, along with the Company’s Corporate Governance Guidelines and Business Integrity Policy and Procedures for Reporting Non-Compliance (“Business Integrity Policy”), are available on the Company’s website at www.are.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Monday, June 8, 2020

The Notice of Annual Meeting of Stockholders and Proxy Statement, the form of proxy card, the Company’s 2019 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person or by proxy are available at https://investor.are.com/FinancialDocs.

Stockholder Proposals and Director Nominations for the Company’s 2021 Annual Meeting

Stockholder Proposals Under SEC Rule 14a-8

Stockholder proposals that are submitted for possible inclusion in the Company’s Proxy Statement for the Company’s 2021 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than 5:00 p.m., Pacific Time, on December 7, 2020, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Any proposals received after 5:00 p.m., Pacific Time, on December 7, 2020, shall be considered untimely and will not be considered for inclusion in the Company’s proxy materials for the next annual meeting.

Proxy Access

If a stockholder (or a group of up to 20 stockholders) that has owned at least three percent of our shares continuously for at least three years and has complied with the other requirements set forth in in our Bylaws wants us to include director nominees in our proxy statement for the 2021 annual meeting of stockholders, the nominations must be received by the Secretary of the Company and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of this year’s Proxy Statement, or not earlier than November 7, 2020, and not later than 5:00 p.m., Pacific Time, on December 7, 2020.

Advance Notice

In addition, if a stockholder wishes to nominate someone for election as director of the Company or propose business at an annual meeting of stockholders that is not to be included in our proxy statement, the stockholder must comply with the advance notice and other requirements set forth in the Company’s Bylaws for the nomination or business proposal to be eligible to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such nomination or proposal must, with certain exceptions if the date of the 2021 annual meeting of stockholders is advanced or delayed more than 30 days from the first anniversary of the date of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 days and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement, or not earlier than November 7, 2020, and not later than 5:00 p.m., Pacific Time, on December 7, 2020.

2020 Proxy Statement	110

OTHER INFORMATION (continued)

Communicating with the Board

The Board of Directors has designated Steven R. Hash, the Lead Director of the Board of Directors, as the contact person for communications between the Company’s stockholders and other interested parties, on the one hand, and the Board of Directors or the independent directors as a group, on the other hand. Stockholders and other parties interested in communicating with the Board of Directors or with the independent directors of the Company may do so by writing to Steven R. Hash, Alexandria Real Estate Equities, Inc., 26 North Euclid Avenue, Pasadena, California 91101.

Other Information

Proxy authorizations submitted via telephone or the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 5, 2020. To authorize a proxy via telephone or the Internet, please read the instructions on the enclosed proxy card. Costs associated with electronic access, such as from access providers or telephone companies, will be borne by the stockholder. Submission of a proxy, or a failure to submit a proxy by the above deadline, will not prevent you from voting in person at the 2020 Annual Meeting so long as you are a record holder of shares of Common Stock or bring a “legal proxy” with you for shares owned beneficially by you in street name through a broker or other nominee. Obtaining a legal proxy may take several days.

Other Matters

The Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any postponement or adjournment thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named in the proxy cards.

By Order of the Board of Directors

Jennifer J. Banks Co-Chief Operating Officer, General Counsel, and Corporate Secretary
Pasadena, California
April 6, 2020

2020 Proxy Statement	111

Appendix I

ALEXANDRIA REAL ESTATE EQUITIES, INC.
AMENDED AND RESTATED
1997 STOCK AWARD AND INCENTIVE PLAN

ALEXANDRIA REAL ESTATE EQUITIES, INC.

AMENDED AND RESTATED
1997 STOCK AWARD AND INCENTIVE PLAN
Amendment and Restatement Adopted by Board of Directors: March 26, 2020
[Amendment and Restatement Approved by Stockholders: June 8, 2020]
1.    Purpose; Types of Awards; Construction; Section 162(m) Transition Relief.
The purpose of the Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan (the “Plan”) is to afford an incentive to selected officers, employees, and independent contractors (including non-employee directors) of Alexandria Real Estate Equities, Inc. (the “Company”), or any Subsidiary or Affiliate that now exists or hereafter is organized or acquired, to acquire a proprietary interest in the Company, to continue as employees or independent contractors (including non-employee directors), as the case may be, to increase their efforts on behalf of the Company, and to promote the success of the Company’s business. Pursuant to Section 6 of the Plan, there may be granted Restricted Stock, Other Stock-Based Awards, and Other Cash-Based Awards. The Plan is designed to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code and the conditions for exemption from short-swing profit recovery rules under Rule 16b-3 of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof.
Notwithstanding the foregoing or anything in the Plan to the contrary, any provision in the Plan that refers to “performance-based compensation” under Section 162(m) of the Code will only apply to any Award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act (the “TCJA”) for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date, as determined by the Board, in its sole discretion, in accordance with the TCJA and any applicable guidance, rulings or regulations issued by the U.S. Department of the Treasury, the Internal Revenue Service or any other governmental authority.
2.    Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
2.1    “Affiliate” means, at the time of determination, any entity if, at the time of determination, (i) the Company, directly or indirectly, owns at least fifty percent (50%) of the combined voting power of all classes of stock of such entity or at least fifty percent (50%) of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least fifty percent (50%) of the combined voting power of all classes of stock of the Company. The Board or Committee shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.
2.2    “Award” means any Restricted Stock, Other Stock-Based Award, or Other Cash-Based Award granted under the Plan.
2.3    “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.
2.4    “Beneficiary” means the person, persons, trust, or trusts that have been designated by a Grantee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon his or her death, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.
2.5    “Board” means the Board of Directors of the Company.

2.6    “Cause” will have the meaning ascribed to such term in any written agreement between the Grantee and the Company, a Subsidiary or an Affiliate defining such term. In the absence of such agreement, such term means, with respect to a Grantee, the occurrence of any of the following events: (i) the Grantee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the Grantee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company, a Subsidiary or an Affiliate; (iii) the Grantee’s intentional, material violation of any contract or agreement between the Grantee and the Company, a Subsidiary or an Affiliate or of any statutory duty owed to the Company, a Subsidiary or an Affiliate; (iv) the Grantee’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, a Subsidiary or an Affiliate; or (v) the Grantee’s gross misconduct. As to a Grantee who does not have a written agreement described in the first sentence of this definition, the determination that a termination of a Grantee’s service with the Company, a Subsidiary or an Affiliate is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that a Grantee’s service with the Company, a Subsidiary or an Affiliate was terminated with or without Cause for purposes of any outstanding Awards held by the Grantee will have no effect upon any determination of the rights or obligations of the Company, Subsidiary or Affiliate or the Grantee for any other purpose.
2.7    “Change of Control” shall mean the occurrence of any of the following events:
(a)    Any Person (as such term is used in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(b)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved or recommended; or
(c)    There is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation in which the stockholders of the Company immediately prior to such merger or consolidation, continue to own, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company (or the surviving entity or any parent thereof) outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the Company immediately prior to such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(d)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder.
2.9    “Committee” means the Board or the committee designated or established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Rule 16b-3 and may satisfy the provisions of Section 162(m)(4)(C)(i) of the Code.
2.10    “Company” means Alexandria Real Estate Equities, Inc., a corporation organized under the laws of the State of Maryland, or any successor corporation.

2.11    “Disability” means, with respect to a Grantee, the inability of such Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.
2.12    “Effective Date” means the effective date of this Plan document, which is March 26, 2020.
2.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings, and cases.
2.14    “Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded on the date the Award is granted (or if the Stock is not traded on the exchange on the date the Award is granted, the closing sales price per share of Stock for the last preceding date on which there was a sale of such Stock on such exchange), or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and ask prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith and in a manner that complies with Section 409A of the Code.
2.15    “Good Reason” will have the meaning ascribed to such term in any written agreement between the Grantee and the Company, a Subsidiary or an Affiliate defining such term. In the absence of such agreement, such term means, with respect to a Grantee, the occurrence of any of the following: (i) a material reduction in the Grantee’s base compensation; (ii) a material reduction in the Grantee’s authority, duties, or responsibilities; (iii) a relocation of the Grantee’s principal place of employment that increases the Grantee’s one-way commute by more than thirty-five (35) miles, except for required travel on the Company’s, Subsidiary’s or Affiliate’s business to an extent substantially consistent with the Grantee’s business travel obligations immediately prior to a Change of Control; or (iv) any other action or inaction that constitutes a material breach by the Company, Subsidiary or Affiliate of the Grantee’s employment or other service agreement with the Company, Subsidiary or Affiliate; provided, however, that in order to qualify as a resignation for Good Reason, (x) the Grantee must provide written notice to the Company of the existence of any of the foregoing conditions that forms the basis for such resignation within ninety (90) days following its initial existence, (y) the Company must fail to remedy such condition within thirty (30) days following such notice, and (z) the Grantee’s termination of service with the Company, Subsidiary or Affiliate must occur within sixty (60) days following the Company’s failure to remedy such condition (and in no event later than one hundred eighty (180) days following the initial existence of such condition).
2.16    “Grantee” means a person who, as an employee or independent contractor of the Company, a Subsidiary, or an Affiliate, has been granted an Award under the Plan, or if applicable, such other person who holds an outstanding Award under the Plan.
2.17    “Involuntary Termination” means a termination of a Grantee’s service with the Company, a Subsidiary or an Affiliate as a result of either (i) a termination by the Company, Subsidiary or Affiliate without Cause and other than as a result of the Grantee’s death or Disability or (ii) the Grantee’s resignation for Good Reason.
2.18    “Non-Employee Director” means any director who is not an employee of the Company or any of its subsidiaries or affiliates. For purposes of this Plan, such non-employee director shall be treated as an independent contractor.
2.19    “Other Cash-Based Award” means cash awarded to a Grantee under Section 6.4, including cash awarded as a bonus or upon the attainment of specified performance objectives or otherwise as permitted under the Plan.
2.20    “Other Stock-Based Award” means a right or other interest granted to a Grantee under Section 6.4 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including, but not limited to (1) unrestricted Stock awarded as a bonus or upon the attainment of specified performance objectives or otherwise as permitted under the Plan and (2) a right granted to a Grantee to acquire Stock from the Company for cash.
2.21    “Plan” means this Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan, as amended from time to time.

2.22    “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6.2 that may be subject to certain restrictions and to a risk of forfeiture.
2.23    “Retirement” means the termination of a Grantee’s service with the Company or a Subsidiary or Affiliate by retirement, as determined in accordance with the Company’s then current employment policies and guidelines.
2.24    “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.
2.25    “Securities Act” means the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted, and applied by the regulations, rulings, and cases.
2.26    “Stock” means shares of the Common Stock, par value $.01 per share, of the Company.
2.27    “Subsidiary” means, at the time of determination, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of determination, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The Board or Committee shall have the authority to determine the time or times at which “Subsidiary” status is determined within the foregoing definition.
3.    Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority (i) to grant Awards; (ii) to determine the persons to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate, and the terms, conditions, restrictions, and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; (v) to make adjustments in the terms and conditions of Awards in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that any such adjustments with respect to any Awards subject to the attainment of performance objectives shall be subject to Section 6.4(b); (vi) to designate Affiliates; (vii) to construe and interpret the Plan and any Award; (viii) to prescribe, amend, and rescind rules and regulations relating to the Plan; (ix) to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); (x) to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in an Award Agreement stating the time at which it may first be exercised or the time during which it will vest; provided, however, that the exercisability or vesting of any Award may only be accelerated in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided further, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding acceleration limitations; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.
The Committee may appoint a chair and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan; provided, however, that any Award granted to a Non-Employee Director shall be granted by the Committee, without any such delegation. All decisions, determinations, and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Subsidiary, Affiliate, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.
No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.    Eligibility.
Subject to the provisions set forth below, Awards may be granted to selected employees, officers, and independent contractors (including Non-Employee Directors) of the Company and its present or future Subsidiaries and Affiliates, in the discretion of the Committee. In determining the persons to whom Awards shall be granted and the type (including the number of shares to be covered) of any Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.
5.    Stock Subject to the Plan.
5.1    Share Reserve.
(a)    Subject to adjustment as provided herein, the maximum number of shares of Stock that may be issued pursuant to Awards granted under the Plan on or after March 26, 2020 shall be 5,391,626 shares, which number is the sum of (i) 3,525,962 shares that will be available for issuance as of March 26, 2020 and (ii) 1,865,664 shares subject to Awards outstanding under the Plan as of March 26, 2020 which become available for issuance pursuant to the terms of Section 5.1(b) or 5.2(a), as such shares, if any, become available for issuance from time to time. For clarity, the share reserve in this Section 5.1(a) is a limitation on the number of shares of Stock that may be issued pursuant to the Plan in respect of Awards granted on or after March 26, 2020 and does not limit the number of Awards that may be granted. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Shares of Stock may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08 or, if applicable, Nasdaq Listing Rule 5635(c), AMEX Company Guide Section 711, or other applicable stock exchange rules, and such issuance shall not reduce the number of shares of Stock available for issuance under the Plan.
(b)    If an Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Award having been issued or (ii) is settled in cash (i.e., the holder receives cash rather than stock), such expiration, termination, or settlement shall not reduce (or otherwise offset) the number of shares of Stock that may be available for issuance under the Plan. Notwithstanding the foregoing, in the case of forfeiture, cancellation, exchange, or surrender of shares of Restricted Stock with respect to which dividends have been paid or accrued, the number of shares with respect to such Awards shall not be available again for Awards hereunder unless, in the case of shares with respect to which dividends were accrued but unpaid, such dividends are also forfeited, canceled, exchanged, or surrendered. Upon the exercise of any Award granted in tandem with any other Awards or awards, such related Awards or awards shall be canceled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.
5.2    Reversion of Shares to the Share Reserve.
(a)    Shares Available For Subsequent Issuance. If any shares of Stock issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Grantee, then the shares that are forfeited shall revert to and again become available for issuance under the Plan. To the extent there was or is issued a share of Stock underlying an Award and in each case such share (i) is subject to an Award that expires or terminates for any reason prior to exercise or settlement, (ii) is forfeited because of the failure to meet a contingency or condition required to vest such share, or (iii) is reacquired or withheld (or not issued) to satisfy a tax withholding obligation in connection with the Award, then such share shall revert to and again become available for issuance under the Plan. Also, each share reacquired by the Company pursuant to Section 8.6 in connection with Restricted Stock or an Other Stock-Based Award shall again become available for issuance under the Plan.
5.3    Individual Award Limitation on Annual Grants. Subject to adjustment as provided in Section 5.4, a maximum of 500,000 shares of Stock subject to Other Stock-Based Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Award is granted may be granted to any Grantee during any calendar year. No “covered employee” within the meaning of Section 162(m) of the Code shall receive Other Stock-Based Awards or Other Cash-Based Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code pursuant to Section 6.4 that represents a maximum number of shares in excess of 500,000 shares or that has a maximum value that may be paid to the Grantee in excess of $7,500,000, respectively, in a single calendar year.
5.4    Adjustments. In the event that the Committee shall determine that any change that is made in, or other events that occur with respect to, the shares of Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company, through stock dividend, dividend in property other than cash, liquidating dividend, recapitalization, reincorporation, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, change in corporate structure, or other similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised), affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall appropriately and proportionately adjust, in its sole discretion (a) the class(es) and maximum number of securities subject to the Plan pursuant to Section 5.1, (b) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 5.3, (c) the class(es) and number of securities issued or issuable in respect of outstanding Awards, and (d) the exercise price, grant price, or purchase price relating to any Award. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as an event permitting adjustment as provided herein.
5.5    Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual solely for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed $600,000 in total value, calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes.
6.    Specific Terms of Awards.
6.1    General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company, a Subsidiary, or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.
6.2    Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:
(a)    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual or Company-wide performance goals or earnings per share. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any such restrictions which may lapse on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not lapse any more rapidly than pro rata over a three (3) year period, and any such restrictions which may lapse on the basis of factors such as an increase in the value of the Stock or individual or Company performance shall not lapse any earlier than one (1) year following the date of grant of the Restricted Stock, and (ii) the lapsing of any such restrictions may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.
(b)    Consideration. Restricted Stock may be awarded in consideration for (A) cash, check, bank draft, or money order payable to the Company, (B) past services to the Company, a Subsidiary, or Affiliate, or (C) any other form of legal consideration that may be acceptable to the Committee, in its sole discretion, and permissible under applicable law.
(c)    Termination of Employment. Upon termination of employment with or service to the Company and any Subsidiary or Affiliate, or upon termination of the independent contractor relationship, as the case may be, during the applicable restriction period, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Restricted Stock and any accrued but unpaid dividends that are at that time subject to the same restrictions as apply to the shares of Restricted Stock to which they relate; provided that, the Committee may provide, by rule or regulation, or in any Award Agreement, or may determine in any individual case, that restrictions, forfeiture conditions or repurchase rights relating to Restricted Stock will be waived in whole or in part in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control.
(d)    Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall have discretion to retain physical possession of the certificate.

(e)    Dividends. Except as provided otherwise in any Award Agreement, dividends paid on Restricted Stock shall either be paid at the dividend payment date, or be deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Except as provided otherwise in any Award Agreement, Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
6.3    Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Stock to Grantees as a bonus, or to grant other Awards, in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Stock or Awards granted hereunder shall have such other terms as shall be determined by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Stock or Award granted hereunder which vests on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not vest any more rapidly than pro rata vesting over a three (3) year period, and any Stock or Award granted hereunder which vests on the basis of performance shall provide for a performance period of at least one (1) year, and (ii) vesting may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that (i) up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations, and (ii) any Stock or Award granted hereunder that is granted in lieu of compensation that has been earned by the Grantee and that is otherwise payable in cash shall not be subject to the preceding vesting limitations.
6.4    Other Stock-Based or Cash-Based Awards.
(a)    In General. The Committee is authorized to grant to Grantees Other Stock-Based Awards or Other Cash-Based Awards alone or in addition to any other Award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon performance of the Company or any other factors designated by the Committee, or valued by reference to the performance of specified Subsidiaries or Affiliates. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Other Stock-Based Award which vests on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not vest any more rapidly than pro rata vesting over a three (3) year period, and any Other Stock-Based Award which vests on the basis of performance shall provide for a performance period of at least one (1) year, and (ii) vesting may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations. Subject to subsection (b) below, the Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter.
(b)    Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code, with respect to any Other Stock-Based or Other Cash-Based Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, (i) the Committee shall establish the performance objectives applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the performance period over which the attainment of the performance objectives will be measured or (b) the date on which twenty-five (25%) of the performance period has elapsed, and in any event at a time when the achievement of the applicable performance objectives remains substantially uncertain.
Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any performance objectives and any other material terms under such Award have been satisfied (other than in cases where certification is not required for the Award to be treated as performance-based compensation under Section 162(m) of the Code). Notwithstanding satisfaction of any completion of any performance objectives, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of shares, cash, or other benefits granted, issued, retainable, and/or vested under an Award on account of satisfaction of such performance objectives may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.
The performance objectives shall be based upon and expressed in terms of one or more of the following criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (iv) total stockholder return; (v) return on equity or average stockholders’ equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) net operating income (“NOI”); (xi) operating income after taxes; (xii) operating cash flow; (xiii) sales or revenue targets; (xiv) increases in revenue or product revenue; (xv) expenses and cost reduction goals; (xvi) economic value added (or an equivalent metric); (xvii) market share; (xviii) cash flow; (xix) cash flow per share; (xx) share price performance; (xxi) debt reduction; (xxii) customer satisfaction; (xxiii) stockholders’ equity; (xxiv) capital expenditures; (xxv) debt levels; (xxvi) operating margin or net operating margin; (xxvii) workforce diversity; (xxviii) growth of net income, operating income, or net earnings; (xxix) increase in funds from operations (“FFO”); (xxx) increase in FFO per share; (xxxi) liquidity; (xxxii) net debt to adjusted EBITDA; (xxxiii) fixed-charge coverage ratio; (xxxiv) percentage of annualized base rent (“ABR”) from investment-grade tenants; (xxxv) same property NOI growth; (xxxvi) amount of rentable square feet (“RSF”) leased; (xxxvii) growth in ABR in Class A assets; (xxxviii) EBITDA margin; or (xxxix) the Company’s published ranking against its peer group of office real estate investment trusts based on total stockholder return, increase in FFO per share and/or FFO current and forward multiples. At the discretion of the Compensation Committee, a performance measure not listed above may be utilized, if it is considered relevant and important at the time of the award, although an award subject to a performance measure not listed above may not qualify as “performance-based compensation” under Section 162(m) of the Code.
Performance objectives established by the Committee may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different Grantees. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Committee is authorized to determine whether, when calculating the attainment of performance objectives for a certain performance period: (i) to exclude restructuring and/or other specific or objectively determinable nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles. In addition, the Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance objectives and to define the manner of calculating the criteria it selects to use for each performance period.
6.5    Change in Service Capacity and Leaves of Absence. Notwithstanding anything in the Plan to the contrary, for purposes of any Award or Award Agreement under the Plan, (i) the term “employment” shall mean service provided to the Company, Subsidiary, or an Affiliate as an employee or independent contractor and (ii) a change in the capacity in which a Grantee renders service to the Company, Subsidiary, or Affiliate, whether as an employee or independent contractor, or a change in the entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s service with the Company, Subsidiary, or Affiliate, shall not be deemed to be a termination of employment; provided, however, if the entity for which a Grantee is rendering services ceases to qualify as an Affiliate, as determined by the Committee, in its sole discretion, such Grantee’s employment shall be considered to have terminated on the date such entity ceases to qualify as an Affiliate. To the extent permitted by law, the Committee or the Company, in that party’s sole discretion, may determine whether service shall be considered interrupted in the case of (i) any leave of absence approved by the Committee or the Company, including sick leave, military leave, or any other personal leave, or (ii) transfers between the Company, a Subsidiary or an Affiliate, or their successors. Notwithstanding the foregoing, for purposes of vesting in an Award, service shall not be considered interrupted in the case of a leave of absence only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of the Grantee’s leave of absence, or as otherwise required by law.
7.    Change of Control Provisions.
7.1    Change of Control. With respect to any Award (other than any Other Cash-Based Award and any Award that vests upon the attainment of specified performance objectives) granted on or after March 27, 2015, the following provisions shall apply in the event of a Change of Control, unless otherwise determined by the Committee or the Board in writing at grant (including under any individual agreement), or unless treatment of any such Award in connection with a Change of Control is otherwise provided in any written agreement between the Grantee and the Company, a Subsidiary or an Affiliate:
(a)    any surviving corporation or acquiring corporation (or its parent company) may assume or continue any Awards outstanding under the Plan or may substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the Change of Control) for those outstanding under the Plan. If the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any Award outstanding under the Plan or substitute a similar award for any Award outstanding under the Plan, then such Award shall become fully vested (and exercisable, if applicable) effective as of the date of the Change of Control, contingent upon the closing or completion of the Change of Control.
7.2    Involuntary Termination. With respect to any Award (other than any Other Cash-Based Award and any Award that vests upon the attainment of specified performance objectives) granted on or after March 27, 2015 which does not become fully vested (and exercisable, if applicable) effective as of the date of a Change of Control pursuant to Section 7.1(a), the following provisions shall apply in the event of a Grantee’s Involuntary Termination upon or within two (2) years following a Change of Control, unless otherwise determined by the Committee or the Board in writing at grant (including under any individual agreement), or unless otherwise provided in any written agreement between the Grantee and the Company, a Subsidiary or an Affiliate:

(a)    any such Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested effective as of the date of such Involuntary Termination; and
(b)    the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other such Award shall lapse and such Award shall be deemed fully vested effective as of the date of such Involuntary Termination.
8.    General Provisions.
8.1    Effective Date; Approval by Stockholders. The Plan, as amended and restated effective as of March 26, 2020, shall take effect as of the Effective Date, provided that this Plan is approved by the Company’s stockholders at the annual meeting of stockholders of the Company held in 2020.
8.2    Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution; provided, however, that the Committee may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable tax and securities laws upon the Grantee’s request; provided, further, however, that no Awards may be transferred for consideration.
8.3    Use of Proceeds from Sales of Stock. Proceeds from the sale of shares of Stock pursuant to Awards shall constitute general funds of the Company.
8.4    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Grantee shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, actually received, or accepted by, the Grantee.
8.5    No Right to Continued Employment, etc. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of or to continue as an independent contractor of the Company, any Subsidiary, or any Affiliate, or to be entitled to any remuneration or benefits not set forth in the Plan, such Award Agreement, or other agreement, or to interfere with or limit in any way the right of the Company, any such Subsidiary, or Affiliate to terminate such Grantee’s employment or independent contractor relationship.
8.6    Taxes. The Company, any Subsidiary, or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes the authority to withhold, receive Stock, or other property, and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. Notwithstanding the foregoing, no shares of Stock shall be withheld to satisfy withholding and other tax obligations with a value exceeding the minimum amount of tax required to be withheld by law (or such other maximum amount as may be permitted while still avoiding classification of the Award as a liability for financial accounting purposes).
The Company shall have no duty or obligation to any Grantee to advise such individual as to the time or manner of exercising any Award, to warn or otherwise advise such individual of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised, or to minimize the tax consequences of an Award to the holder of such Award.
8.7    Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, if the Committee determines that stockholder approval of an amendment is necessary or desirable in order for the Plan to comply or continue to comply with any applicable law, such amendment shall not be effective unless the same shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Notwithstanding the foregoing but subject to Section 8.15, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan. Unless terminated sooner by the Board, the Plan automatically shall terminate on May 11, 2026.
8.8    No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, no Grantee shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to such Award unless and until (i) such Grantee has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Stock subject to such Award has been entered into the books and records of the Company.

8.9    Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.
8.10    No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
8.11    Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Stock upon exercise of such Awards unless and until such authority is obtained. A Grantee shall not be eligible for the grant of an Award or the subsequent issuance of Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
8.12    Investment Assurances. The Company may require a Grantee, as a condition of exercising or acquiring Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Grantee’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Grantee is acquiring Stock subject to the Award for the Grantee’s own account and not with any present intention of selling or otherwise distributing the Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Stock.
8.13    Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.
8.14    Deferrals. To the extent permitted by applicable law, the Committee, in its sole discretion, may determine that the delivery of Stock or the payment of cash, upon the exercise, vesting, or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Grantees. Deferrals by Grantees will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Committee may provide for distributions while a Grantee is still providing services to the Company, Subsidiary or, Affiliate as an employee or independent contractor.
8.15    Compliance with Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and other interpretive guidance issued thereunder. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Stock are publicly traded and a Grantee holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Grantee’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Grantee’s death.
8.16    Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

June 8, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333333333300100 4 060820

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3, AND 4. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3, AND 4. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on the records of the Company and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign the full name of the entity by duly authorized officer, giving full title as such under signatures(s). If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

June 8, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333300100 4 060820

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3, AND 4. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3, AND 4. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on the records of the Company and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign the full name of the entity by duly authorized officer, giving full title as such under signatures(s). If signer is a partnership, please sign in partnership name by authorized person.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Proxy For Annual Meeting of Stockholders

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), executing the reverse side of this proxy (the “Stockholder”) hereby appoints Joel S. Marcus and Steven R. Hash, and each of them, as proxies for the Stockholder, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Monday, June 8, 2020, at 11:00 a.m. Pacific Daylight Time, at 26 North Euclid Avenue, Pasadena, CA 91101, and any postponement(s) or adjournment(s) thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting, with the same effect as if the Stockholder were present in person. The Stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, which are incorporated herein by reference, and revokes any proxy previously given with respect to such meeting.

(Continued and to be signed on reverse side)

1.1 14475

Alexandria®, Lighthouse Design® logo, Building the Future of Life-Changing Innovation™, That's What's in Our DNA™, Alexandria Center®, Alexandria Innovation Center®, Alexandria Venture Investments®, Alexandria Summit®, Science Hotel®, VCSuites®, LaunchLabs®, and GradLabs™ are trademarks of Alexandria Real Estate Equities, Inc. All other company names, trademarks, and logos referenced herein are the property of their respective owners.

ALEXANDRIA®

Building the Future of Life-Changing Innovation™